UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant: ☒
Filed by a Party other than the Registrant: ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to Section 240.14a-12

Alliqua BioMedical, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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No fee required.

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Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which transaction applies:

Not Applicable

(2)
Aggregate number of securities to which transaction applies:

Not Applicable

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)
Proposed maximum aggregate value of transaction:

$29,000,000

(5)
Total fee paid:

$3,610.50

☐
Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)
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(2)
Form, Schedule or Registration Statement No.:

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Date Filed:

PRELIMINARY PROXY STATEMENT— SUBJECT TO COMPLETION, DATED JANUARY 29, 2018
Alliqua BioMedical, Inc.
1010 Stony Hill Road, Suite 200
Yardley, PA 19067
Telephone: (215) 702-8550

[•], 2018
Dear Stockholder:
You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Alliqua BioMedical, Inc., (the “Company”) which will be held on [•], 2018, at [•], local time, at 1010 Stony Hill Road, Suite 200, Yardley, PA 19067.
As previously announced, on January 5, 2018, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) providing for the sale of our advanced biologic wound care business, including our Biovance and Interfyl product lines and MIST Therapy and other therapeutic ultrasound products, which may be deemed to be a sale of all, or substantially all, of our assets to Celularity Inc. (“Buyer”) on the terms and subject to the conditions set forth in the Asset Purchase Agreement (the “Asset Sale Transaction”). As consideration for the asset sale, Buyer has agreed to pay the Company $29 million in cash.
At the Special Meeting of stockholders, you will be asked to consider and vote upon:
1.
A proposal to approve the Asset Purchase Agreement, the Asset Sale Transaction and the other transactions contemplated by the Asset Purchase Agreement (the “Asset Sale Proposal”);

2.
A proposal to approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to the Company’s named executive officers in connection with the asset sale (the “Advisory Proposal”); and

3.
A proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Asset Sale Proposal (the “Adjournment Proposal”).

After careful consideration, the Company’s board of directors (the “Board”) has unanimously determined that the Asset Purchase Agreement and the transactions contemplated thereby, including the Asset Sale Transaction, are advisable, fair to and in the best interests of the Company and its stockholders and recommends that you vote “FOR” the Asset Sale Proposal (Proposal 1); “FOR” the Advisory Proposal (Proposal 2); and “FOR” the Adjournment Proposal (Proposal 3).
The accompanying proxy statement contains important information concerning the Special Meeting, the transactions contemplated by the Asset Purchase Agreement and related matters, including information as to how to cast your vote. We encourage you to read the accompanying proxy statement and the Asset Purchase Agreement and other annexes to the proxy statement carefully and in their entirety.
Your vote is very important, regardless of the number of shares of our voting securities that you own. I encourage you to vote by telephone, over the Internet, or if you requested to receive printed proxy materials, by marking, signing, dating and returning your proxy card so that your shares will be represented and voted at the Special Meeting, whether or not you plan to attend. If you attend the Special Meeting, you will, of course, have the right to revoke the proxy and vote your shares in person.
If your shares are held in the name of a broker, bank or other nominee, and you receive notice of the Special Meeting through your broker, bank or other nominee, please vote or return the materials in accordance with the instructions provided to you by such broker, bank or other nominee or contact your broker, bank or other nominee directly in order to obtain a proxy issued to you by your nominee holder to attend the meeting and vote in person. Failure to do so may result in your shares not being eligible to be voted by proxy at the meeting.

PRELIMINARY PROXY STATEMENT— SUBJECT TO COMPLETION, DATED JANUARY 29, 2018
On behalf of the Board, I urge you to submit your proxy as soon as possible, even if you currently plan to attend the meeting in person.
Thank you for your support of our company. I look forward to seeing you at the Special Meeting.
Sincerely,
David I. Johnson
President, Chief Executive Officer and Director
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the Asset Sale Transaction, passed upon the merits or fairness of the Asset Sale Transaction or passed upon the adequacy or accuracy of the accompanying proxy statement. Any representation to the contrary is a criminal offence.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON [•], 2018:

Our official Notice of Special Meeting of Stockholders and Proxy Statement are available at:
www.proxyvote.com
The accompanying proxy statement is dated [•], 2018, and is first being mailed to stockholders on or about [•], 2018.

Alliqua BioMedical, Inc.
1010 Stony Hill Road, Suite 200
Yardley, PA 19067
Telephone: (215) 702-8550
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on [•], 2018
A special meeting of stockholders (the “Special Meeting”) of Alliqua BioMedical, Inc., a Delaware corporation (the “Company”), will be held at [•], Eastern Time, on [•], 2018, at 1010 Stony Hill Road, Suite 200, Yardley, PA 19067. We are holding the Special Meeting for the following purposes, which are described in more detail in the accompanying proxy statement:
(1)
To consider and vote on a proposal to approve the Asset Purchase Agreement, dated as of January 5, 2018 (the “Asset Purchase Agreement”), by and between Celularity Inc. and the Company, the sale of our advanced biologic wound care business, including our Biovance and Interfyl product lines and MIST Therapy and other therapeutic ultrasound products, which may be deemed to be a sale of all or substantially all of our assets, as contemplated by the Asset Purchase Agreement (the “Asset Sale Transaction”) and the other transactions contemplated by the Asset Purchase Agreement (the “Asset Sale Proposal”);

(2)
To consider and vote on a proposal to approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to the Company’s named executive officers in connection with the asset sale (the “Advisory Proposal”); and

(3)
To consider and vote on a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Asset Sale Proposal (the “Adjournment Proposal”).

Stockholders are referred to the proxy statement accompanying this notice for more detailed information with respect to the matters to be considered at the Special Meeting. After careful consideration, the Company’s board of directors (the “Board”) has unanimously determined that the Asset Purchase Agreement and the transactions contemplated thereby, including the Asset Sale Transaction, are advisable, fair to and in the best interests of the Company and its stockholders and recommends that you vote “FOR” the Asset Sale Proposal (Proposal 1); “FOR” the Advisory Proposal (Proposal 2); and “FOR” the Adjournment Proposal (Proposal 3).
The Board has fixed the close of business on [•], 2018, as the record date (the “Record Date”). Only holders of record of shares of our common stock on the Record Date are entitled to vote at the Special Meeting or at any postponement(s) or adjournment(s) of the Special Meeting.
YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT.
If your shares are registered in your name, even if you plan to attend the Special Meeting or any postponement or adjournment of the Special Meeting in person, we request that you vote by telephone, over the Internet, or complete, sign and mail your proxy card to ensure that your shares will be represented at the Special Meeting.
If your shares are held in the name of a broker, bank or other nominee, and you receive notice of the Special Meeting through your broker, bank or other nominee, please vote or complete and return the materials in accordance with the instructions provided to you by such broker, bank or other nominee or contact your broker, bank or other nominee directly in order to obtain a proxy issued to you by your nominee holder to attend the Special Meeting and vote in person. Failure to do so may result in your shares not being eligible to be voted by proxy at the Special Meeting.
The accompanying proxy statement contains important information concerning the Special Meeting, the transactions contemplated by the Asset Purchase Agreement and related matters, including information as to how to cast your vote. We encourage you to read the accompanying proxy statement and the Asset Purchase Agreement and other annexes to the proxy statement carefully and in their entirety.

The Asset Sale Proposal must be approved by the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the Special Meeting. Therefore, if you do not vote by proxy or attend the Special Meeting and vote in person or, if you hold your shares in “street name,” properly instruct your broker, bank or other nominee with respect to voting your shares, it will have the same effect as if you voted “AGAINST” the Asset Sale Proposal.
Only stockholders and persons holding proxies from stockholders may attend the Special Meeting. If your shares are registered in your name, you should bring a form of photo identification to the Special Meeting. If your shares are held in “street name” by your broker, bank or other nominee and you wish to attend the Special Meeting, you should bring a proxy or letter from that broker, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification. All stockholders are cordially invited to attend the Special Meeting.
By Order of the Board of Directors,
David I. Johnson
President, Chief Executive Officer and Director

[•], 2018

i

ii

SUMMARY TERM SHEET
This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the Asset Purchase Agreement, the Asset Sale Proposal and the other transactions contemplated by the Asset Purchase Agreement and the other matters being considered at the Special Meeting of the Company’s stockholders to which this proxy statement relates. We urge you to read carefully the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on the Company, see the section entitled “Where You Can Find More Information” beginning on page 67. We have included page references in this summary to direct you to a more complete description of the topics presented below.
All references in this proxy statement to:
•
“Alliqua,” the “Company,” “we,” “us,” or “our” refer to Alliqua BioMedical, Inc.,

•
“Buyer” refer to Celularity Inc., in its capacity as Buyer under the Asset Purchase Agreement,

•
the “Asset Purchase Agreement” refer to the Asset Purchase Agreement, dated as of January 5, 2018, by and between the Company and Buyer, and

•
the “Asset Sale Transaction” refer to the sale of our advanced biologic wound care business, including our Biovance and Interfyl product lines and MIST Therapy and other therapeutic ultrasound products, which may be deemed to be a sale of all or substantially all of our assets, as contemplated by the Asset Purchase Agreement, together with the other transactions contemplated by the Asset Purchase Agreement.

Information about the Parties (see page 23)
The Company
We are a Delaware corporation that was originally formed in 1997 under the name Zeta Corporation. On April 17, 2003, we changed our name to Hepalife Technologies, Inc. and, on December 20, 2010, we changed our name to Alliqua, Inc. On June 6, 2014, pursuant to an agreement and plan of merger between us and our wholly-owned Delaware subsidiary, Alliqua BioMedical, Inc., we merged with and into Alliqua BioMedical, Inc. for the purposes of changing our name to Alliqua BioMedical, Inc. and state of domicile from Florida to Delaware. We are a regenerative technologies company that commercializes differentiated regenerative medical products which assist the body in the repair or replacement of soft tissue. Through our sales and distribution network, together with our proprietary products, we believe we offer solutions that allow clinicians to utilize the latest advances in regenerative technologies to bring improved patient outcomes to their practices. Our contract manufacturing business provides custom hydrogels to the OEM market.
Our common stock is traded on the NASDAQ Capital Market (“NASDAQ”) under the symbol “ALQA.”
Our principal executive offices are located at 1010 Stony Hill Road, Suite 200, Yardley, Pennsylvania 19067; our telephone number is (215) 702-8550.
Buyer
Buyer is headquartered in Warren, New Jersey and is a biotechnology company that has leading-edge technology and an associated intellectual property portfolio that uniquely positions Buyer to harness the power of the placenta. Their asset portfolio consists of more than 800 granted patents worldwide, as well as pre-clinical and clinical assets including CAR constructs for allogeneic CAR-T/NK products, and commercial stage biosourcing and functional regeneration businesses. Buyer’s principal executive offices are located at 33 Technology Drive, Warren, New Jersey 07059, and its telephone number is (908) 673-9000. For more information, please visit www.celularity.com.

The Asset Purchase Agreement (see page 49 and Annex A)
On January 5, 2018, we entered into the Asset Purchase Agreement with Buyer pursuant to which we have agreed, subject to certain conditions, including the approval of the Asset Purchase Agreement and the Asset Sale Transaction by our stockholders at the Special Meeting or any adjournment or postponement thereof  (the “Stockholder Approval”), to sell to Buyer our advanced biologic wound care business, including our Biovance and Interfyl product lines and MIST Therapy and other therapeutic ultrasound products, which may be deemed to be a sale of all or substantially all of our assets. Buyer will not assume any debt or significant liabilities in the Asset Sale Transaction. Under the terms of the Asset Purchase Agreement, we will retain certain specified assets, including cash, accounts receivable and any assets used primarily in our custom hydrogel contract manufacturing business (including our SilverSeal and Hydress product lines), and will also retain certain specified liabilities, including all liabilities with respect to indebtedness, change of control bonus or severance obligations, as well as any liabilities related to the acceleration of vesting of equity awards awarded under our incentive compensation plans.
A copy of the Asset Purchase Agreement is attached as Annex A to this proxy statement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety.
Consideration for the Asset Sale Transaction (see page 23)
As consideration for the Asset Sale Transaction, Buyer has agreed to pay us $29 million in cash.
Special Meeting (see page 19)
Date, Time and Place
The Special Meeting is scheduled to be held on [•], 2018 at [    ], local time, at 1010 Stony Hill Road, Suite 200, Yardley, PA 19067.
Purpose
At our Special Meeting, stockholders will act upon the matters outlined in the notice, including the following:
•
a proposal to approve the Asset Purchase Agreement and the Asset Sale Transaction (the “Asset Sale Proposal”);

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a proposal to approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to the Company’s named executive officers in connection with the asset sale (the “Advisory Proposal”); and

•
a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, for the purposes of soliciting additional votes for the approval of the Asset Sale Proposal (the “Adjournment Proposal”).

Our stockholders must vote to approve the Asset Sale Proposal as a condition for the Asset Sale Transaction to occur. If the Company’s stockholders fail to approve the Asset Sale Proposal, the Asset Sale Transaction will not occur.
Record Date, Stockholders Entitled to Vote and Voting Power
Only holders of our common stock as of the close of business on [•], 2018, the record date for the Special Meeting (the “Record Date”), will be entitled to receive notice of, and vote at, the Special Meeting or any adjournments or postponements of the Special Meeting, unless a new record date is fixed in connection with any such adjournment or postponement. At the close of business on the Record Date, there were [•] shares of our common stock outstanding and entitled to vote at the Special Meeting. No other shares of capital stock were outstanding on the Record Date.
Each holder of our common stock issued and outstanding as of the close of business on the Record Date is entitled to one vote.

Quorum
The presence, in person or by proxy, of the holders of a majority of the shares of the stock entitled to vote at the Special Meeting is necessary to constitute a quorum to transact business. There must be a quorum for business to be conducted at the Special Meeting. However, even if a quorum does not exist, a majority of the shares present, in person or by proxy, at the Special Meeting may act to postpone or adjourn the Special Meeting to another place, date and time.
Required Vote
The approval of the Asset Sale Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the close of business on the Record Date.
The approval of the Advisory Proposal requires the affirmative vote of a majority of the votes cast on the Advisory Proposal.
The Adjournment Proposal will be approved, regardless of whether a quorum is present at the Special Meeting, by the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Special Meeting.
Voting
Your vote is very important to us and we hope that you will attend the Special Meeting. However, whether or not you plan to attend the Special Meeting, please vote by proxy in accordance with the instructions on your proxy card or voting instruction card (from your broker, bank or other nominee). There are three convenient ways of submitting your vote:
•
By Telephone or Internet — All record holders can vote by touchtone telephone from the United States using the toll free telephone number on the proxy card, or over the Internet, using the procedures and instructions described on the proxy card.

•
In Person — All record holders may vote in person at the Special Meeting.

•
By Written Proxy — All record holders can vote by written proxy card, if they have requested to receive printed proxy materials.

If you hold your shares in “street name,” you will need to return the provided form instructing your broker, bank or other nominee as to how to vote your shares. If you hold your shares in “street name” and would like to vote in person at the Special Meeting, you must bring to the Special Meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote those shares at the Special Meeting.
Solicitation of Proxies
We are soliciting proxies on behalf of our board of directors (the “Board”). We will bear the costs of soliciting proxies. We have engaged D.F. King & Co., Inc. (“D.F. King”) to assist with the solicitation of proxies and will pay D.F. King approximately $10,000 and reimburse it for reasonable out-of-pocket expenses for these and other advisory services to be provided in connection with the Special Meeting. The solicitation of proxies will initially be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of our common stock, in which case such parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by D.F. King or by certain of our directors, officers or employees. Any of our directors, officers or employees participating in the solicitation will not receive additional compensation for their efforts but will be reimbursed for out-of-pocket expenses.
Recommendation of Our Board (see page 19)
After careful consideration, our Board unanimously recommends that you vote:
•
Proposal 1 — FOR the Asset Sale Proposal;

•
Proposal 2 — FOR the Advisory Proposal; and

•
Proposal 3 — FOR the Adjournment Proposal.

In reaching its decision to approve the Asset Purchase Agreement and the Asset Sale Transaction and to recommend that you vote in the manner noted above, our Board considered a wide range of material factors relating to the Asset Purchase Agreement and the Asset Sale Transaction and consulted with management and outside financial and legal advisors. For more information on these factors, see “Proposal 1: Asset Sale Proposal — Reasons for the Asset Sale Transaction and Recommendation of Our Board” beginning on page 31 below.
Opinion of Our Financial Advisor (see page 35 and Annex B)
At a meeting held on January 5, 2018, our financial advisor, Cowen and Company, LLC (“Cowen”), presented its analysis and oral opinion to our Board, and subsequently confirmed in a written opinion dated January 5, 2018 (the “Opinion”), that, as of that date and based upon and subject to the procedures followed, assumptions made, qualifications, and limitations on the review undertaken and other matters contained in such Opinion, the consideration to be received by us in the Asset Sale Transaction, pursuant to the Asset Purchase Agreement, was fair to us from a financial point of view.
The full text of the Opinion is attached as Annex B hereto and is incorporated herein by reference. You are urged to read the Opinion in its entirety for the assumptions made, procedures followed, matters considered, limitations of the review undertaken, qualifications contained and other matters set forth therein. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. The Opinion was prepared for and addressed to our Board for the information and assistance of our Board and was directed only to the fairness, from a financial point of view, of the consideration to be received by us in the Asset Sale Transaction pursuant to the terms of the Asset Purchase Agreement, and does not constitute an opinion as to the underlying decision by us to enter into the Asset Purchase Agreement, the merits of the Asset Sale Transaction as compared to other alternatives potentially available to us or the relative effects of any alternative transaction in which we might engage, nor is the Opinion intended to be a recommendation to any stockholder or any other person as to how to vote on the Asset Sale Proposal or to take any other action in connection with the Asset Sale Transaction or otherwise. The consideration to be received by us was determined through negotiations between us and Buyer and not pursuant to recommendations of Cowen.
Interests of Our Directors and Executive Officers in the Asset Sale Transaction (see page 42)
In considering the recommendation of our Board to vote “FOR” the Asset Sale Proposal, you should be aware that, aside from their interests as Alliqua stockholders, our directors and executive officers have interests in the Asset Sale Transaction that are different from, or in addition to, the interests of our stockholders generally. These interests may create potential conflicts of interest. The Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Asset Purchase Agreement and to recommend that the Company’s stockholders approve and adopt the Asset Purchase Agreement and the transactions contemplated thereby, including the Asset Sale Transaction.
For a full disclosure of the interests of the Company’s directors and named executive officers, including a description of their employment agreements, and the amount of transaction bonuses, severance payments and benefits that such executive officers may be entitled to receive, see “Proposal 1: The Asset Sale Proposal — Interests of Our Directors and Executive Officers in the Asset Sale Transaction” beginning on page 42.
Use of Proceeds and Future Operations (see page 41)
Alliqua, and not its stockholders, will receive the proceeds from the Asset Sale Transaction. We do not intend to liquidate following the Asset Sale Transaction. Our Board will evaluate alternatives for the use of the cash proceeds to be received at closing, which alternatives are expected to include using a portion of the proceeds to repay our outstanding indebtedness (including prepayment fees) to Perceptive Credit

Opportunities Fund, L.P. (“Perceptive”) of approximately $12.6 million in full and to pay transaction expenses of approximately $3 million. In addition, we intend to continue to maximize stockholder interests with a goal of returning value to our stockholders. Although our Board has not made any determination, such alternatives may include paying a special dividend, a share repurchase or other return of capital to our stockholders. We intend to use the remainder of the proceeds, together with any other sources of liquidity available to us at that time, to support operations at our hydrogel plant and to pursue strategic opportunities including, without limitation, a reverse merger transaction or a strategic acquisition. The amounts and timing of our actual expenditures, however, will depend upon numerous factors, and we may find it necessary or advisable to use portions of the proceeds from the Asset Sale Transaction for different or presently non-contemplated purposes.
No Solicitation of Competing Acquisition Proposals (see page 58)
Under the terms of the Asset Purchase Agreement, we are not permitted to, and may not authorize or permit our representatives to, directly or indirectly, solicit, initiate or knowingly take any action to encourage or facilitate the submission of an Acquisition Proposal (as defined below), or any inquiries relating to a potential Acquisition Proposal.
Notwithstanding this restriction, we may, prior to the Stockholder Approval, respond to, and engage in discussions and negotiations concerning, a written unsolicited bona fide Acquisition Proposal submitted, and not withdrawn, by a party other than Buyer that our Board believes, in good faith and after consultation with its outside legal counsel and its financial advisor, constitutes, or could reasonably be expected to result in, a Superior Proposal (as defined below).
If the Asset Purchase Agreement were to be terminated in connection with or as a result of our adoption of a Superior Proposal or entry into an Alternative Acquisition Agreement (see page 56 for the definition of  “Alternative Acquisition Agreement”) or upon a Change in Recommendation (see page 57 for the definition of  “Change in Recommendation”), we would be required to pay a $1.45 million termination fee provided by Buyer (the “Termination Fee”) to Buyer. See “Asset Purchase Agreement — Termination” and “Asset Purchase Agreement — Termination Fees” beginning on page 61 for more information. We would also be required to repay any Bridge Loans provided by Buyer (see page 7 for the definition of “Bridge Loans”).
Expected Timing of the Asset Sale Transaction
We expect to complete the Asset Sale Transaction promptly following the Special Meeting if we obtain the Stockholder Approval and the various other conditions to closing are satisfied or waived. However, there can be no assurance that the Asset Sale Transaction will be completed as currently anticipated. Certain factors, including factors outside of our control and the control of Buyer, could result in the Asset Sale Transaction being delayed or not occurring at all.
Conditions to Closing (see page 59)
The completion of the Asset Sale Transaction is dependent upon the satisfaction of a number of conditions, including:
•
receipt of the Stockholder Approval;

•
expiration, termination or obtention of any applicable waiting period, authorization, clearance, consent, order or approval required or deemed advisable pursuant to any applicable antitrust laws or by any governmental entity to consummate the Asset Purchase Transaction;

•
the absence of any Blocking Prohibition (see page 59 for the definition of  “Blocking Prohibition”);

•
receipt of consent to the Asset Sale Transaction from Perceptive, the lender under our Credit Agreement and Guaranty, dated as of May 29, 2015, as amended (the “Credit Agreement”);

•
the absence of any event, fact or development since the signing of the Asset Purchase Agreement that has had or would reasonably be expected to have a material adverse effect on our business;

•
the accuracy of the parties representations and warranties in the Asset Purchase Agreement as of closing, subject, in certain circumstances, to certain materiality and other thresholds;

•
the performance by the parties of their obligations and covenants under the Asset Purchase Agreement; and

•
the delivery by each party of certain certificates and other documentation.

Termination of the Asset Purchase Agreement (see page 60)
The Asset Purchase Agreement may be terminated at any time prior to the closing of the Asset Purchase Transaction by mutual consent of Buyer and the Company.
Either party may terminate the Asset Purchase Agreement if:
•
the Asset Sale Transaction has not closed by May 31, 2018 (the “Termination Date”);

•
any Blocking Prohibition permanently restraining, enjoining or otherwise prohibiting the closing of the Asset Sale Transaction becomes final and non-appealable; or

•
the Company fails to obtain the Stockholder Approval.

Buyer may terminate the Asset Purchase Agreement if:
•
we breach or fail to perform our representations and warranties or covenants under the Asset Purchase Agreement and such breach or condition is not curable or, if curable, is not cured prior to the earlier of  (i) 10 calendar days after written notice thereof is given by Buyer to the Company and (ii) the date that is three business days prior to the Termination Date;

•
we breach any covenant with respect to non-solicitation of acquisition proposals; or

•
our Board (i) has made a Change of Recommendation, (ii) fails to reaffirm its approval or recommendation of the Asset Purchase Agreement and the Asset Purchase Transaction as promptly as reasonably practicable (but in any event within five business days after receipt of any written request to do so from Buyer) at any time following the public disclosure of an Acquisition Proposal; or (iii) prior to 11 business days after the commencement of a tender or exchange offer for outstanding equity securities of the Company that has been publicly disclosed (other than by Buyer or an affiliate of Buyer), fails to recommend against a tender offer or exchange offer. See “Asset Purchase Agreement — Covenants — No Solicitation and Change in Board Recommendation” beginning on page 55 for more information.

We may terminate the Asset Purchase Agreement if:
•
we (i) have not breached any covenant with respect to non-solicitation of acquisition proposals, (ii) have complied with our obligations in connection with our receipt of an acquisition proposal and, following the five business day period contemplated thereby and after consideration of any change to the Asset Purchase Agreement proposed in negotiations with Buyer and during such period, the Board authorizes us, subject to complying with the terms of the Asset Purchase Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (iii) we, simultaneous with such termination, pay to Buyer in immediately available funds the Termination Fee;

•
there has been a breach of any representation, warranty, covenant or agreement made by Buyer in the Asset Purchase Agreement, or any such representation and warranty will have become untrue after January 5, 2018, and such breach or condition is not curable or, if curable, is not cured within the earlier of  (i) 10 calendar days after written notice thereof is given by us to Buyer and (ii) the date that is three business days prior to the Termination Date; or

•
(i) all of the conditions to closing have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing), (ii) Buyer fails to complete the closing within two business days following the date the closing would have occurred pursuant to the Asset

Purchase Agreement, and (iii) we have irrevocably confirmed in writing that (A) all of our conditions to closing have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) or will be waived by the Company and (B) we are prepared to consummate the closing.
Termination Fee (see page 61)
Upon termination of the Asset Purchase Agreement under certain specified circumstances, the Company has the right to terminate the Asset Purchase Agreement and pay to Buyer the Termination Fee. See “The Asset Purchase Agreement — Termination Fees” beginning on page 61 for a discussion of the circumstances under which such a termination fee will be required to be paid by the Company to Buyer.
Reverse Termination Fee (see page 62)
Upon termination of the Asset Purchase Agreement by us in connection with Buyer’s failure to complete the closing within two business days following the date the closing would have occurred pursuant to the Asset Purchase Agreement as discussed above, the Buyer shall pay to the Company a reverse termination fee in the amount of  $3 million (the “Reverse Termination Fee”) (less the amount of any Bridge Loans provided by Buyer). See “The Asset Purchase Agreement — Reverse Termination Fee” beginning on page 62.
Bridge Loans (see page 57)
In the event that the closing of the Asset Sale Transaction does not take place before April 1, 2018 and May 1, 2018 and the Asset Purchase Agreement has not been earlier terminated, Buyer has agreed to provide the Company, at the Company’s request, with a loan in the principal amount of  $750,000 on each such date pursuant to one or more promissory notes in customary form and mutually acceptable to the Company and Buyer (each a “Bridge Loan”, and collectively, the “Bridge Loans”). Any Bridge Loan would be secured by the assets being sold pursuant to the Asset Purchase Agreement and would be subordinate to the Company’s outstanding debt with Perceptive.
Specific Performance (see page 62)
The Asset Purchase Agreement provides that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to specific performance of the terms of the Asset Purchase Agreement, including an injunction or injunctions to prevent breaches of the Asset Purchase Agreement or to enforce specifically the performance of the terms and provisions of the Asset Purchase Agreement.
No Appraisal or Dissenters’ Rights (see page 46)
No appraisal rights or dissenters’ rights are available to our stockholders under Delaware law or our articles of incorporation or bylaws in connection with the Asset Sale Transaction.
Risk Factors (see page 16)
In evaluating the Asset Sale Proposal, in addition to the other information provided elsewhere in this proxy statement and the annexes hereto, you should carefully consider the risk factors relating to the Asset Sale Transaction and our future operations that are discussed beginning on page 16 below.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND
THE ASSET SALE TRANSACTION
The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Special Meeting, the Asset Purchase Agreement and the Asset Sale Transaction. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, each of which you should read carefully.
Q:
What is a proxy?

A:
A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.” If you are a street name holder, you must obtain a proxy from your broker, bank or other nominee in order to vote your shares in person at the Special Meeting.

Q:
What is a proxy statement?

A:
A proxy statement is a document that regulations of the Securities and Exchange Commission (the “SEC”) require that we give to you when we ask you to sign a proxy card to vote your stock at the Special Meeting.

Q:
Why am I receiving these proxy materials?

A:
On January 5, 2018, we entered into the Asset Purchase Agreement, which provides for the Asset Sale Transaction. You are receiving these proxy materials in connection with the solicitation by the Board of proxies from our stockholders in favor of the Asset Sale Proposal and the other matters to be voted on at the Special Meeting.

Q:
When and where will the special meeting be held?

A:
The Special Meeting will be held on [•], 2018 at [    ], local time, at 1010 Stony Hill Road, Suite 200, Yardley, PA 19067.

Q:
What is the purpose of the Special Meeting?

A:
At our Special Meeting, stockholders will act upon the matters outlined in the notice, including the following:

•
the Asset Sale Proposal;

•
the Advisory Proposal; and

•
the Adjournment Proposal.

Q:
What is the Asset Sale Proposal (Proposal 1)?

A:
The Asset Sale Proposal is a proposal to sell substantially all of our assets to Buyer pursuant to the terms, and subject to certain conditions, of the Asset Purchase Agreement.

Q:
Will our common stock still be publicly traded if the Asset Sale Transaction is completed?

A:
Our common stock is currently traded on the NASDAQ under the symbol “ALQA.” Following the completion of the proposed transaction, we expect that the common stock will continue to be traded on the NASDAQ. However, it is not possible to predict the trading price of our common stock following the closing of the Asset Sale Transaction. Accordingly, you may find it more difficult to dispose of your shares of common stock, and you may not be able to sell some or all of your shares of common stock when you desire. See “Risk Factors” on page 16 for a further discussion of some of these risks.

Q:
Did the Board approve and recommend the Asset Purchase Agreement?

A:
Yes. The Board unanimously: (a) determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Asset Purchase Agreement and the other transaction documents and to consummate the transactions contemplated thereby, including the Asset Sale Transaction, (b) approved the execution, delivery and performance of the Asset Purchase Agreement and the other transaction documents and the closing of the transactions contemplated by the Asset Purchase Agreement and the other transaction documents, including the Asset Sale Transaction in accordance with Delaware law, and (c) resolved, subject to the terms and conditions set forth in the Asset Purchase Agreement, to recommend adoption of the Asset Purchase Agreement by the stockholders of the Company.

Q:
What happens if the Asset Sale Proposal (Proposal 1) is not approved?

A:
If stockholders do not approve the Asset Sale Proposal, the Asset Sale Transaction will not occur. Instead, the Company will retain the assets and liabilities proposed to be sold in the Asset Sale Transaction and will not receive the $29 million cash consideration from Buyer. The Company is currently in default of a covenant pertaining to trailing twelve-month revenue under the Credit Agreement as a result of our failure to achieve $24,600,000, $27,200,000, $30,300,000, $33,800,000 and $37,800,000 of gross revenue for the twelve-month periods ended December 31, 2016, March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017, respectively. The Company is also currently in default of a minimum cash balance requirement under the Credit Agreement due to the Company having a cash balance of less than $2,000,000. As of the date hereof, the lender has agreed to forbear from exercising any rights and remedies related to each such event of default. In addition, on December 1, 2017, we received notice from Buyer that we are in material breach of our License, Marketing and Development Agreement with Buyer (or its affiliates) dated as of November 14, 2013, as amended from time to time (the “License Agreement”) and our Supply Agreements with Buyer (or its affiliates), dated as of April 15, 2016 and November 14, 2013, respectively, as amended from time to time (the “Supply Agreements”) for failure to purchase the required amounts of materials under the Supply Agreements and failure to use commercially reasonable best efforts to undertake development activities for the licensed products under the License Agreement. For more information on the notices see “Proposal 1: The Asset Sale Proposal — Background of the Asset Sale Transaction” beginning on page 24.

Without receipt of the cash consideration from Buyer, the Company will not be able to repay its indebtedness under the Credit Agreement and will be unable to purchase materials under the Supply Agreements. The lender under the Credit Agreement may pursue the rights and remedies available to it under the Credit Agreement including, but not limited to, declaring all or any portion of the outstanding principal amount to be immediately due and payable, imposing a default rate of interest as specified in the Credit Agreement, or pursing the lender’s rights and remedies as a secured party under the UCC as a secured lender. In addition, the lender has a lien on substantially all of our assets and, as a result of the default, may seek to foreclose on some or substantially all of our assets. If we do not consummate the Asset Sale Transaction with Buyer and transfer the License Agreement and Supply Agreements to Buyer as part of the Purchased Assets (see page 49 for the definition of Purchased Assets), we may face termination or litigation with respect to the Supply Agreements and the License Agreement. If we were to lose our rights to license Biovance, Interfyl or other products from Buyer under the License Agreement, it will have a material adverse effect on our business, financial condition and results of operations which could force the Company to file for bankruptcy.
Q:
What happens if a third party makes an offer to acquire the Company before the Asset Sale Transaction is completed?

A:
Prior to the Stockholder Approval, our Board may, subject to certain requirements and rights of Buyer, terminate the Asset Purchase Agreement in order to enter into a definitive agreement with respect to a superior proposal received from a third party upon complying with certain other conditions. See “The Asset Purchase Agreement — Termination of the Asset Purchase Agreement” beginning on page 60.

Q:
If the Asset Sale Proposal (Proposal 1) is approved, when will the Asset Sale Transaction close?

A:
We currently anticipate that the Asset Sale Transaction will close promptly after the Special Meeting if the Asset Sale Proposal is approved, subject to the satisfaction or waiver of the various other closing conditions discussed elsewhere in this proxy statement.

Q:
What is the Advisory Proposal (Proposal 2)?

A:
The Advisory Proposal is a proposal to approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to our named executive officers in connection with the Asset Sale Transaction.

Q:
What is the Adjournment Proposal (Proposal 3)?

A:
The Adjournment Proposal is a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to allow us to solicit additional votes for the approval of the Asset Sale Proposal.

Q:
What is the Record Date and what does it mean?

A:
The Record Date to determine the stockholders entitled to notice of and to vote at the Special Meeting is the close of business on [•], 2018. The Record Date was established by the Board as required by Delaware law. On the Record Date, [•] shares of common stock were issued and outstanding.

Q:
What is the quorum requirement?

A:
The presence, in person or by proxy, of the holders of a majority of the shares of the stock entitled to vote at the Special Meeting is necessary to constitute a quorum to transact business. If you are a stockholder of record, your shares will be counted towards the quorum only if you appear in person at the Special Meeting or submit a valid proxy to ensure your shares are represented at the Special Meeting. If you are a beneficial owner of shares held in “street name,” your shares will be counted towards the quorum if your broker, bank or other nominee submits a proxy for your shares at the Special Meeting. Abstentions and broker non-votes, if any, will be counted towards the quorum requirement. If a quorum is not present or represented at the Special Meeting, the chairman of the meeting or the holders of a majority of the shares represented, and who would be entitled to vote at the Special Meeting if a quorum were present, may adjourn the Special Meeting from time to time without notice or other announcement until a quorum is present or represented.

Q:
Who is entitled to vote at the Special Meeting?

A:
Holders of common stock at the close of business on the Record Date may vote at the Special Meeting.

Q:
How many votes do I have?

A:
On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

Q:
What percentage of the vote is required to approve the Asset Sale Proposal (Proposal 1)?

A:
The approval of the Asset Sale Proposal requires the affirmative vote of holders of at least a majority of our issued and outstanding shares of common stock that are entitled to vote at the Special Meeting.

Q:
What percentage of the vote is required to approve the Advisory Proposal (Proposal 2)?

A:
The approval of the Advisory Proposal requires the affirmative vote of a majority of the votes cast on the Advisory Proposal.

Q:
What percentage of the vote is required to approve the Adjournment Proposal (Proposal 3)?

A:
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the Adjournment Proposal.

Q:
What are my choices when voting?

A:
As to each of the Asset Sale Proposal, the Advisory Proposal and the Adjournment Proposal, stockholders may vote for the proposal, against the proposal, or abstain from voting on the proposal.

Q:
What are the Board’s recommendations on how I should vote my shares?

A:
The Board unanimously recommends that you vote your shares as follows:

•
Proposal 1 — FOR the Asset Sale Proposal;

•
Proposal 2 — FOR the Advisory Proposal;

•
Proposal 3 — FOR the Adjournment Proposal.

Q:
What is the difference between a stockholder of record and a “street name” holder?

A:
If your shares are registered directly in your name with Action Stock Transfer Corporation, our stock transfer agent, you are considered the stockholder of record with respect to those shares. The notice has been sent directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” A notice or proxy statement and voting instruction card have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee concerning how to vote your shares by using the voting instructions they included in the mailing or by following their instructions for voting by telephone or the Internet.
Q:
How do I vote my shares?

A:
Your vote is very important to us and we hope that you will attend the Special Meeting. However, whether or not you plan to attend the Special Meeting, please vote by proxy in accordance with the instructions on your proxy card or voting instruction card (from your broker, bank or other nominee). There are three convenient ways of submitting your vote:

•
By Telephone or Internet — All record holders can vote by touchtone telephone from the United States using the toll free telephone number on the proxy card, or over the Internet, using the procedures and instructions described on the proxy card. “Street name” holders may vote by telephone or Internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will enclose the instructions with the proxy materials. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been recorded properly.

•
In Person — All record holders may vote in person at the Special Meeting. “Street name” holders may vote in person at the Special Meeting if their bank, broker or other nominee has furnished a legal proxy. If you are a “street name” holder and would like to vote your shares by proxy, you will need to ask your bank, broker or other nominee to furnish you with a nominee issued proxy. You will need to bring the nominee issued proxy with you to the Special Meeting and hand it in with a signed ballot that will be provided to you at the Special Meeting. You will not be able to vote your shares without a nominee issued proxy. Note that a broker letter that identifies you as a stockholder is not the same as a nominee issued proxy.

•
By Written Proxy — All record holders can vote by written proxy card, if they have requested to receive printed proxy materials. If you are a “street name” holder and you request to receive printed proxy materials, you will receive a written proxy card and a voting instruction card from your bank, broker or other nominee.

The Board has appointed David Johnson, President and Chief Executive Officer, and Brian Posner, Chief Financial Officer, Treasurer and Secretary, to serve as the proxies for the Special Meeting.

If you complete all of the proxy card except one or more of the voting instructions, then the designated proxies will vote your shares as to which you provide no voting instructions in the manner described under “What if I do not specify how I want my shares voted?” below. We do not anticipate that any other matters will come before the Special Meeting, but if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with applicable law and their judgment.
If you hold your shares in “street name,” and complete the voting instruction card provided by your broker, bank or other nominee except with respect to one or more of the voting instructions, then your broker, bank or other nominee may be unable to vote your shares with respect to the proposal as to which you provide no voting instructions. See “What is a broker non-vote?” below.
Even if you currently plan to attend the Special Meeting, we recommend that you vote by telephone or Internet or return your proxy card or voting instructions as described above so that your votes will be counted if you later decide not to attend the Special Meeting or are unable to attend.
Q:
What if I do not specify how I want my shares voted?

A:
If you are a record holder who returns a completed proxy card that does not specify how you want to vote your shares on one or more proposals, the designated proxies will vote your shares for each proposal as to which you provide no voting instructions, and such shares will be voted in the following manner:

•
Proposal 1 — FOR the Asset Sale Proposal;

•
Proposal 2 — FOR the Advisory Proposal.

•
Proposal 3 — FOR the Adjournment Proposal

If you are a “street name” holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee may be able to vote those shares. See “What is a broker non-vote?” below.
Q:
Who counts the votes?

A:
All votes will be tabulated by Jennie Carcel the inspector of election appointed for the Special Meeting. Each proposal will be tabulated separately.

Q:
How do I vote if I hold my shares in “street name”?

A:
If you hold your shares in “street name,” then you received this proxy statement from your broker, bank or other nominee, along with a form from your broker, bank or other nominee seeking instruction from you as to how to vote your shares of our common stock. In order to vote your shares, you will need to return the provided form instructing your broker, bank or other nominee as to how to vote your shares. If you hold your shares in “street name” and would like to vote in person at the Special Meeting, you must bring to the Special Meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote those shares at the Special Meeting.

Q:
What happens if I fail to attend the Special Meeting or abstain from voting?

A:
If you are a stockholder of record and neither attend the Special Meeting nor deliver a proxy, it will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal, but will have no effect on the outcomes of the Advisory Proposal and the Adjournment Proposal. If you attend the Special Meeting or deliver a proxy but abstain from voting, your abstention will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal. Abstentions will have no effect on the outcome of the Advisory Proposal and the Adjournment Proposal.

Q:
If I am a beneficial owner of shares, can my brokerage firm vote my shares?

A:
If you are a beneficial owner and do not vote via the Internet or telephone or by returning a signed voting instruction card to your broker, your shares may be voted only with respect to so-called

“routine” matters where your broker has discretionary voting authority over your shares. Under the rules of the New York Stock Exchange (the “NYSE”), the Adjournment Proposal is a “routine” matter. Accordingly, brokers will have such discretionary authority to vote on the Adjournment Proposal and may vote “FOR” the Adjournment Proposal.
We encourage you to provide instructions to your brokerage firm via the Internet or telephone or by returning your signed voting instruction card. This ensures that your shares will be voted at the Special Meeting with respect to all of the proposals described in this proxy statement.
Q:
What is a broker non-vote?

A:
Broker non-votes occur when shares are held in “street name” through a broker, bank or other intermediary on behalf of a beneficial owner and the broker submits a proxy but does not vote for a matter because the broker has not received voting instructions from the beneficial owner and (i) the broker does not have discretionary voting authority on the matter or (ii) the broker chooses not to vote on a matter for which it has discretionary voting authority. Under the rules of the NYSE that govern how brokers may vote shares for which they have not received voting instructions from the beneficial owner, brokers are permitted to exercise discretionary voting authority only on “routine” matters when voting instructions have not been timely received from a beneficial owner. The Adjournment Proposal is considered a “routine matter.” Therefore, if you do not provide voting instructions to your broker regarding the Adjournment Proposal, your broker will be permitted to exercise discretionary voting authority to vote your shares on such proposal. The Asset Sale Proposal and the Advisory Proposal are considered a “non-routine” matter. Therefore, if you do not provide voting instructions to your broker regarding the Asset Sale Proposal and/or the Advisory Proposal, your broker will not be permitted to exercise voting authority to vote your shares on such proposals and will result in a broker non-vote.

Q:
Can I change my vote?

A:
Yes. If you are a record holder, you may revoke your proxy at any time by any of the following means:

•
Attending the Special Meeting and voting in person. Your attendance at the Special Meeting will not by itself revoke a proxy. You must vote your shares by ballot at the Special Meeting to revoke your proxy.

•
Voting again by telephone or over the Internet (only your latest telephone or Internet vote submitted prior to the Special Meeting will be counted).

•
If you requested and received written proxy materials, completing and submitting a new valid proxy bearing a later date.

•
Giving written notice of revocation to the Company addressed to Brian Posner, Chief Financial Officer, Treasurer and Secretary, at the Company’s address above, which notice must be received before noon, Eastern Time, on [•], 2018.

If you are a street name holder, your bank, broker or other nominee should provide instructions explaining how you may change or revoke your voting instructions.
Q:
What is “householding” and how does it affect me?

A:
With respect to eligible stockholders who share a single address, we may send only one Notice or proxy statement to that address unless we receive instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such address wishes to receive a separate Notice or proxy statement in the future, he or she may contact Alliqua BioMedical, Inc., 1010 Stony Hill Road, Suite 200, Yardley, Pennsylvania 19067, Attn: Investor Relations or call (215) 702-8550 and ask for Investor Relations. Eligible stockholders of record receiving multiple copies of our Notice or proxy statement can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

We hereby undertake to deliver promptly, upon written or oral request, a copy of the notice or proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. Requests should be directed to Investor Relations at the address or phone number set forth above.
Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of the notice or this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a stockholder of record and hold shares in a brokerage account, you will receive a notice for shares held in your name and a notice or voting instruction card for shares held in street name. Please follow the directions provided in the notice and each additional notice or voting instruction card you receive to ensure that all your shares are voted.

Q:
Am I entitled to appraisal or dissenters’ rights in connection with the Asset Sale Transaction?

A:
No. You are not entitled to appraisal or dissenters’ rights under Delaware law or under our certificate of incorporation or bylaws in connection with the Asset Sale Transaction.

Q:
Will I receive any of the proceeds from the Asset Sale Transaction?

A:
No. The Company, and not its stockholders, will receive the proceeds from the Asset Sale Transaction.

Q:
Will the Company liquidate following the Asset Sale Transaction?

A:
No. We do not plan to liquidate following the closing of the Asset Sale Transaction.

Q:
How will the Company use the proceeds from the Asset Sale Transaction?

A:
The Board will evaluate alternatives for the use of the cash proceeds to be received at closing, which alternatives are expected to include using a portion of the proceeds to repay our outstanding indebtedness (including prepayment fees) to Perceptive of approximately $12.6 million in full and to pay transaction expenses of approximately $3 million. In addition, we intend to continue to maximize stockholder interests with a goal of returning value to our stockholders. Although our Board has not made any determination, such alternatives may include paying a special dividend, a share repurchase or other return of capital to our stockholders. We intend to use the remainder of the proceeds, together with any other sources of liquidity available to us at that time, to support operations at our hydrogel plant and to pursue strategic opportunities including, without limitation, a reverse merger transaction or a strategic acquisition. The amounts and timing of our actual expenditures, however, will depend upon numerous factors, and we may find it necessary or advisable to use portions of the proceeds from the Asset Sale Transaction for different or presently non-contemplated purposes.

Q:
What are the U.S. federal income tax consequences of the Asset Sale Transaction to U.S. Stockholders?

A:
The Asset Sale Transaction is a corporate action. Our stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale Transaction. See “Proposal 1: Asset Sale Proposal — Material U.S. Federal Income Tax Consequences” beginning on page 46.

Q:
What are the solicitation expenses and who pays the cost of this proxy solicitation?

A:
Our Board is asking for your proxy and we will pay all of the costs of asking for stockholder proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of common stock and collecting voting instructions. We may use our officers and employees to ask for proxies, as described below. In addition, we have retained D.F. King to assist in the solicitation of proxies for a fee of  $10,000 plus reimbursement of expenses.

Q:
Is this proxy statement the only way that proxies are being solicited?

A:
No. In addition to the solicitation of proxies by use of the mail, our officers and employees, as well as D.F. King, may solicit the return of proxies, either by mail, telephone, fax, e-mail or through personal contact. These officers and employees will not receive additional compensation for their efforts but will be reimbursed for out-of-pocket expenses. The fees of D.F. King as well as the reimbursement of expenses of D.F. King will be borne by us. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of the common stock registered in their names, will be requested to forward solicitation material to the beneficial owners of shares of common stock.

Q:
Where can I find voting results?

A:
The Company expects to publish the voting results in a current report on Form 8-K, which it expects to file with the SEC within four business days following the Special Meeting.

Q:
Who can help answer my questions?

A:
The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this proxy statement. We urge you to carefully read this entire proxy statement, including the documents we refer to in this proxy statement. If you have any questions, need additional material, or require assistance in voting your shares, please feel free to contact D.F. King, the firm assisting us in the solicitation of proxies. Banks and brokers may call D.F. King at (212) 269-5550. Shareholders may call D.F. King toll-free at (800) 884-5101.

RISK FACTORS
Risks Related to the Asset Sale Transaction
The announcement and pendency of the Asset Sale Transaction, whether or not consummated, may adversely affect our business.
The announcement and pendency of the Asset Sale Transaction, whether or not consummated, may adversely affect the trading price of our common stock, our business or our relationships with customers, suppliers and employees. In addition, pending the completion of the Asset Sale Transaction, we may be unable to attract and retain key personnel and the focus and attention of our management and employee resources may be diverted from operational matters during the pendency of the Asset Sale Transaction.
We cannot be sure if or when the Asset Sale Transaction will be completed.
The closing of the Asset Sale Transaction is subject to the satisfaction or waiver of various conditions, including the Stockholder Approval. We cannot guarantee that the closing conditions set forth in the Asset Purchase Agreement will be satisfied. If we are unable to satisfy the closing conditions in Buyer’s favor or if other mutual closing conditions are not satisfied, Buyer will not be obligated to complete the Asset Sale Transaction. In the event that the Asset Sale Transaction is not completed, the announcement of the termination of the Asset Purchase Agreement may adversely affect the trading price of our common stock, our business and operations or our relationships with customers, suppliers and employees. In addition, (i) we will not be able to repay our debt to the lender under the Credit Agreement, and the lender may choose to pursue any rights and remedies available to it, including, but not limited to, declaring all or any portion of the outstanding principal amount to be immediately due and payable, imposing a default rate of interest as specified in the Credit Agreement, pursing the lender’s rights and remedies as a secured party under the UCC as a secured lender, or seeking to foreclose on some or substantially all of our assets pursuant to the lender’s lien held on such assets and (ii) we may face termination of, or litigation with respect to, the License Agreement and the Supply Agreements as the Buyer has alleged that we are in default under each of these agreements and will only forbear from seeking to terminate such agreements to the extent that the Asset Sale Transaction closes.
In addition, if the Asset Sale Transaction is not completed, our Board, in discharging its fiduciary obligations to our stockholders, may evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to us as the Asset Sale Transaction.
The Asset Purchase Agreement limits our ability to pursue alternatives to the Asset Sale Transaction.
The Asset Purchase Agreement contains provisions that make it more difficult for us to sell our assets or engage in another type of acquisition transaction with a party other than Buyer. These provisions include a non-solicitation provision and a provision obligating us to pay Buyer a termination fee of $1.45 million under certain circumstances. These provisions could discourage a third party that might have an interest in acquiring all of, or substantially all of, our assets or our common stock from considering or proposing such an acquisition, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Buyer.
Our stockholders may not receive any of the proceeds of the Asset Sale Transaction.
The proceeds from the Asset Sale Transaction will be paid directly to us. As discussed elsewhere in this proxy statement, our Board will evaluate different alternatives for the use of the proceeds from the Asset Sale Transaction. Although the alternatives are expected to include using a portion of the proceeds to repay our outstanding indebtedness (including prepayment fees) to Perceptive of approximately $12.6 million in full, to pay transaction expenses of approximately $3 million, return capital to our stockholders and to use the remainder of the proceeds, together with any other sources of liquidity available to us at that time, to support operations at our hydrogel plant and to pursue strategic opportunities including, without limitation, a reverse merger transaction or a strategic acquisition, the Board may decide to utilize all of the proceeds for other purposes.

We will incur significant expenses in connection with the Asset Sale Transaction, regardless of whether the Asset Sale Transaction is completed and, in certain circumstances, may be required to pay a termination fee to Buyer.
We expect to incur significant expenses related to the Asset Sale Transaction. These expenses include, but are not limited to, financial advisory and opinion fees and expenses, legal fees, accounting fees and expenses, certain employee expenses, filing fees, printing expenses and other related fees and expenses. Many of these expenses will be payable by us regardless of whether the Asset Sale Transaction is completed. In addition, if the Asset Purchase Agreement is terminated in certain circumstances, we will be required to pay Buyer a $1.45 million termination fee. However, if the Asset Purchase Agreement is terminated in certain other circumstances, we may be entitled to a $3 million reverse termination fee from Buyer. See “Asset Purchase Agreement — Termination Fee” and “Asset Purchase Agreement — Reverse Termination Fee” beginning on page 61.
Risks Related to Our Future Operations
Our operations will be curtailed and we will have limited sources of revenue following the Asset Sale Transaction, which may negatively impact the value and liquidity of our common stock.
Upon the closing of the Asset Sale Transaction, our operations will be curtailed as our sources of revenue will be limited to our hydrogel manufacturing business. Although the alternatives under evaluation by our Board for the use of the proceeds from the Asset Sale Transaction includes supporting our operations at our hydrogel plant and pursuing strategic opportunities, there can be no assurance that we will be successful at carrying out such alternatives or that they will be successful at generating revenue. A failure by us to secure additional sources of revenue following the closing of the Asset Sale Transaction could negatively impact the value and liquidity of our common stock.
The uncertainty regarding the use of proceeds from the Asset Sale Transaction and our future operations may negatively impact the value and liquidity of our common stock.
Although our Board will evaluate various alternatives regarding the use of the proceeds from the Asset Sale Transaction, it has made no decision with respect to the use of proceeds and has not committed to making any such decision by a particular date. This uncertainty may negatively impact the value and liquidity of our common stock.
We will continue to incur the expense of complying with public company reporting requirements following the closing of the Asset Sale Transaction.
After the Asset Sale Transaction, we will continue to be required to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), even though compliance with such reporting requirements is economically burdensome.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and the attached annexes contain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “could,” or “anticipates,” or the negative thereof or other variations thereon or other comparable terminology. The forward-looking statements included in this proxy statement or the attached annexes are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict and could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statement. These risks and uncertainties include, but are not limited to:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Asset Purchase Agreement;

•
our stockholders failing to approve the Asset Sale Proposal;

•
the failure of one or more conditions to the closing of the Asset Sale Transaction to be satisfied or waived by the applicable party;

•
an increase in the amount of costs, fees, expenses and other charges related to the Asset Purchase Agreement or Asset Sale Transaction;

•
risks arising from the diversion of management’s attention from our ongoing business operations;

•
risks associated with our ability to identify and realize business opportunities following the Asset Sale Transaction;

•
loss of a key customer or supplier;

•
price increases for supplies and components;

•
technical problems with our research and products;

•
entry of new competitors and products;

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technological obsolescence of our products;

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adverse federal, state and local government regulation;

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technical problems with our research and products;

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environmental, health and safety compliance costs;

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any failure or interruption of our information technology infrastructure; and

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the other factors discussed under the heading “Risk Factors” in this proxy statement.

Readers are cautioned not to place undue reliance on forward-looking statements. Any forward-looking statement speaks only as of the date that it was made and we undertake no obligation to update any forward-looking statement, whether as a result of new information or otherwise.

THE SPECIAL MEETING
Time, Date and Place
The Special Meeting is scheduled to be held on [•], 2018 at [    ], local time, at 1010 Stony Hill Road, Suite 200, Yardley, PA 19067.
Purpose of the Special Meeting
At our Special Meeting, stockholders will act upon the matters outlined in the notice, including the following:
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the Asset Sale Proposal;

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the Advisory Proposal; and

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the Adjournment Proposal.

Other than the proposals noted above, we do not expect a vote to be taken on any other matters at the Special Meeting or any adjournment or postponement thereof. However, if any other matters are properly presented at the Special Meeting or any adjournment or postponement thereof for consideration, the holders of the proxies solicited by this proxy statement will have discretion to vote on such matters in accordance with applicable law and their judgment.
Recommendation of Our Board
Our Board unanimously recommends that stockholders vote “FOR” the Asset Sale Proposal, “FOR” the Advisory Proposal and “FOR” the Adjournment Proposal. In reaching its decision to approve the Asset Purchase Agreement and the Asset Sale Transaction and to recommend that you vote in the manner noted above, our Board considered a wide range of material factors relating to the Asset Purchase Agreement and the Asset Sale Transaction and consulted with management and outside financial and legal advisors. For more information on these factors see “Proposal 1: Asset Sale Proposal — Reasons for the Asset Sale Transaction and Recommendation of Our Board” beginning on page 31.
Record Date and Voting Power
Holders of our common stock as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments of the Special Meeting. At the close of business on the Record Date, there were [•] shares of our common stock outstanding and entitled to vote at the Special Meeting. No other shares of capital stock were outstanding on the Record Date.
Each share of our common stock issued and outstanding as of the close of business on the Record Date is entitled to one vote.
Quorum
The presence, in person or by proxy, of the holders of a majority of the shares of the stock entitled to vote at the Special Meeting is necessary to constitute a quorum to transact business. There must be a quorum for business to be conducted at the Special Meeting. However, even if a quorum does not exist, a majority of the shares present, in person or by proxy, at the Special Meeting may act to postpone or adjourn the Special Meeting to another place, date and time.
Once a share is represented in person or by proxy at the Special Meeting, it will be counted for purposes of determining whether a quorum exists at the Special Meeting and any adjournment or postponement of the Special Meeting. However, if a new record date is set for the adjourned or postponed Special Meeting, a new quorum will have to be established. For purposes of determining the presence of a quorum, abstentions will be counted as present at the Special Meeting.

Required Vote
Proposal 1: Asset Sale Proposal
The approval of the Asset Sale Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the Record Date.
Holders of our common stock may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Asset Sale Proposal.
Proposal 2: Advisory Proposal
The approval of the Advisory Proposal requires the affirmative vote of a majority of the votes cast on the Advisory Proposal.
Holders of our common stock may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Adjournment Proposal.
Proposal 3: Adjournment Proposal
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the Adjournment Proposal.
Holders of our common stock may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Adjournment Proposal.
Voting by Stockholders
Your vote is very important to us and we hope that you will attend the Special Meeting. However, whether or not you plan to attend the Special Meeting, please vote by proxy in accordance with the instructions on your proxy card or voting instruction card (from your broker, bank or other nominee). There are three convenient ways of submitting your vote:
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By Telephone or Internet — All record holders can vote by touchtone telephone from the United States using the toll free telephone number on the proxy card, or over the Internet, using the procedures and instructions described on the proxy card. “Street name” holders may vote by telephone or Internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will enclose the instructions with the proxy materials. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been recorded properly.

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In Person — All record holders may vote in person at the Special Meeting. “Street name” holders may vote in person at the Special Meeting if their bank, broker or other nominee has furnished a legal proxy. If you are a “street name” holder and would like to vote your shares by proxy, you will need to ask your bank, broker or other nominee to furnish you with a nominee issued proxy. You will need to bring the nominee issued proxy with you to the Special Meeting and hand it in with a signed ballot that will be provided to you at the Special Meeting. You will not be able to vote your shares without a nominee issued proxy. Note that a broker letter that identifies you as a stockholder is not the same as a nominee issued proxy.

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By Written Proxy — All record holders can vote by written proxy card, if they have requested to receive printed proxy materials. If you are a “street name” holder and you request to receive printed proxy materials, you will receive a written proxy card and a voting instruction card from your bank, broker or other nominee.

The Board has appointed David Johnson, President and Chief Executive Officer, and Brian Posner, Chief Financial Officer, Treasurer and Secretary, to serve as the proxies for the Special Meeting.

Even if you currently plan to attend the Special Meeting, we recommend that you vote by telephone or Internet or return your proxy card or voting instructions as described above so that your votes will be counted if you later decide not to attend the Special Meeting or are unable to attend.
Voting by Stockholders Holding Shares in “Street Name”
If you hold your shares in “street name,” you will need to return the provided form instructing your broker, bank or other nominee as to how to vote your shares. If you hold your shares in “street name” and would like to vote in person at the Special Meeting, you must bring to the Special Meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote those shares at the Special Meeting.
Abstentions
Abstentions will have the same effect as a vote “AGAINST” the Asset Sale Proposal.
Abstentions will have no effect on the outcome of the Advisory Proposal.
Abstentions will have no effect on the outcome of the Adjournment Proposal.
For purposes of determining the presence of a quorum, abstentions will be counted as present at the Special Meeting.
Broker Non-Votes
Brokers, banks or other nominees who hold shares in “street name” for their customers have authority to vote those shares on “routine” proposals when they have not received instructions from the beneficial owners of such shares. However, brokers, banks or other nominees do not have the authority to vote shares they hold for their customers on “non-routine” proposals when they have not received instructions from the beneficial owners of such shares.
Broker non-votes occur when shares are held in “street name” through a broker, bank or other intermediary on behalf of a beneficial owner, and the broker submits a proxy but does not vote for a matter because the broker has not received voting instructions from the beneficial owner and (i) the broker does not have discretionary voting authority on the matter or (ii) the broker chooses not to vote on a matter for which it has discretionary voting authority. The Adjournment Proposal is considered a “routine matter.” Therefore, if you do not provide voting instructions to your broker regarding the Adjournment Proposal, your broker will be permitted to exercise discretionary voting authority to vote your shares on such proposal. The Asset Sale Proposal and the Advisory Proposal are considered a “non-routine” matters. Therefore, if you do not provide voting instructions to your broker regarding the Asset Sale Proposal and/or the Advisory Proposal, your broker will not be permitted to exercise voting authority to vote your shares on such proposals and will result in a broker non-vote.
Failure to Vote
If you are a stockholder of record and you do not vote at the Special Meeting in person or properly return your proxy card or vote over the Internet or by phone, your shares will not be voted at the Special Meeting, will not be counted as present in person or by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum exists.
As discussed above, brokers, banks and other nominees do not have discretionary voting authority with respect the Asset Sale Proposal and the Advisory Proposal. Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue voting instructions to your broker, bank or other nominee with respect to the Asset Sale Proposal and/or the Advisory Proposal, your shares will not be voted at the Special Meeting and will not be deemed present for any purpose at the Special Meeting related to such proposals, including for purposes of determining whether a quorum exists.
A failure to vote will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal but will have no effect on the outcome of the Advisory Proposal and the Adjournment Proposal.

Proxies; Revocation of Proxies
Proxies that are signed and returned by a stockholder of record without voting instructions will be voted “FOR” the Asset Sale Proposal, the Advisory Proposal and the Adjournment Proposal in accordance with the recommendation of our Board.
If you are a record holder, you may revoke your proxy at any time by any of the following means:
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Attending the Special Meeting and voting in person. Your attendance at the Special Meeting will not by itself revoke a proxy. You must vote your shares by ballot at the Special Meeting to revoke your proxy.

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Voting again by telephone or over the Internet (only your latest telephone or Internet vote submitted prior to the Special Meeting will be counted).

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If you requested and received written proxy materials, completing and submitting a new valid proxy bearing a later date.

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Giving written notice of revocation to the Company addressed to Brian Posner, Chief Financial Officer, Treasurer and Secretary, at the Company’s address above, which notice must be received before noon, Eastern Time, on [•], 2018.

If you are a street name holder, your bank, broker or other nominee should provide instructions explaining how you may change or revoke your voting instructions.
Adjournments
The Special Meeting may be adjourned for any purpose, including for the purpose of obtaining a quorum or soliciting additional votes if there are insufficient votes to authorize the Asset Sale Proposal. Any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date is not fixed for the adjourned meeting), by an announcement made at the Special Meeting of the time, date and place of the adjourned meeting. Any adjournment will allow stockholders of record who have already sent in proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned. See “Proposal 3: Adjournment Proposal” on page 64 for more information concerning the adjournment of the Special Meeting.
Solicitation of Proxies
This proxy solicitation is being made by us on behalf of our Board. We will bear the costs of soliciting proxies. We have engaged D.F. King to assist with the solicitation of proxies and will pay D.F. King approximately $10,000 and reimburse it for reasonable out-of-pocket expenses for these and other advisory services to be provided in connection with the Special Meeting. In addition, we have agreed to indemnify D.F. King against any losses arising out of that firm’s solicitation of proxies on our behalf.
The solicitation of proxies will initially be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of our common stock, in which case such parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by D.F. King or by certain of our directors, officers or employees. Any of our directors, officers or employees participating in the solicitation will not receive additional compensation for their efforts but will be reimbursed for out-of-pocket expenses.
Questions and Additional Information
If you have any questions, need additional material, or require assistance in voting your shares, please feel free to contact D.F. King, the firm assisting us in the solicitation of proxies. Banks and brokers may call D.F. King at (212) 269-5550. Shareholders may call D.F. King toll-free at (800) 884-5101.

PROPOSAL 1: ASSET SALE PROPOSAL
Information about the Parties
The Company
We are a Delaware corporation that was originally formed in 1997 under the name Zeta Corporation. On April 17, 2003, we changed our name to Hepalife Technologies, Inc. and, on December 20, 2010, we changed our name to Alliqua, Inc. On June 6, 2014, pursuant to an agreement and plan of merger between us and our wholly-owned Delaware subsidiary, Alliqua BioMedical, Inc., we merged with and into Alliqua BioMedical, Inc. for the purposes of changing our name to Alliqua BioMedical, Inc. and state of domicile from Florida to Delaware. We are a regenerative technologies company that commercializes differentiated regenerative medical products which assist the body in the repair or replacement of soft tissue. Through our sales and distribution network, together with our proprietary products, we believe we offer solutions that allow clinicians to utilize the latest advances in regenerative technologies to bring improved patient outcomes to their practices. Our contract manufacturing business provides custom hydrogels to the OEM market.
Our common stock is traded on the NASDAQ under the symbol “ALQA”.
Our principal executive offices are located at 1010 Stony Hill Road, Suite 200, Yardley, Pennsylvania 19067; our telephone number is (215) 702-8550.
Buyer
Buyer is headquartered in Warren, New Jersey and is a biotechnology company that has leading-edge technology and an associated intellectual property portfolio that uniquely positions Buyer to harness the power of the placenta. Their asset portfolio consists of more than 800 granted patents worldwide, as well as pre-clinical and clinical assets including CAR constructs for allogeneic CAR-T/NK products, and commercial stage biosourcing and functional regeneration businesses. Buyer’s principal executive offices are located at 33 Technology Drive, Warren, New Jersey 07059, and its telephone number is (908) 673-9000. For more information, please visit www.celularity.com.
General Description of the Asset Sale Transaction
Subject to the terms and conditions of the Asset Purchase Agreement, including the Stockholder Approval, we have agreed to the Asset Sale Transaction, which may be deemed to be a sale of all or substantially all of our assets. Buyer will not assume any significant debt or liabilities from the Company.
We will retain certain assets, including cash, accounts receivable and any assets used primarily in our custom hydrogel contract manufacturing business (including our SilverSeal and Hydress product lines), and will also retain certain liabilities, including all liabilities with respect to indebtedness, change of control bonus or severance obligations, as well as any liabilities related to the acceleration of vesting of equity awards issued under our incentive compensation plans.
For more information on the above, please see “Asset Purchase Agreement — Purchase and Sale of Assets” and “Asset Purchase Agreement — Assumption and Transfer of Liabilities” beginning on pages 49 and 51 respectively.
A copy of the Asset Purchase Agreement is attached as Annex A to this proxy statement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety.
Consideration for the Asset Sale Transaction
As consideration for the Asset Sale Transaction, Buyer has agreed to pay us $29 million in cash (less any Bridge Loans provided by Buyer).

Background of the Asset Sale Transaction
As part of the ongoing evaluation of the Company’s business, the Board and our senior management periodically review, consider and assess the Company’s operations, financial performance, prospects and industry conditions as they may affect our long-term strategic goals and plans, including the consideration of potential opportunities for business combinations, dispositions, acquisitions and other financial and strategic alternatives.
On October 5, 2016, the Company announced that it had entered into a definitive agreement to acquire the business of Soluble Systems, LLC (“Soluble”) through a series of transactions. The transaction was contemplated to increase the Company’s commercial scale, double the size of the Company’s salesforce and shorten the Company’s timeframe to profitability and ability to service its debt. The closing of the transaction with Soluble was contingent on the Company obtaining debt or equity financing.
On February 28, 2017, the Company announced the termination of the agreement with Soluble due to its difficulty in obtaining financing for the transaction.
Mindful that the Company was having difficulty scaling its business to profitability and a level sufficient to services its debt, and of the Company’s recent difficulties in accessing the public equity markets due to its ongoing defaults under the Credit Agreement, in late March 2017, the Company discussed with representatives of Haynes and Boone, LLP (“Haynes and Boone”) potential strategic alternatives, including a potential business combination transaction or sale of the Company. During these discussions, the parties discussed general information about the Company based upon publicly available information and initial thoughts regarding the Company’s performance during the fiscal year ended December 31, 2016 and prospects going forward.
On March 8, 2017, representatives of Cowen met with David Johnson, Chief Executive Officer of the Company and Brian Posner, Chief Financial Officer of the Company to discuss certain strategic options for the Company, including a possible sale process and potential buyers and other process considerations.
In a series of discussions throughout March and April 2017, the Board considered the “pros” and “cons” of exploring strategic alternatives, including a possible sale of the Company or continuing to operate the Company as an independent public company that was in default under the Credit Agreement, having difficulties raising capital and facing a declining stock price. The Board discussed the potential benefits to the Company’s stockholders of a sale of the Company, including receiving immediate liquidity and a premium over the current price of the Common Stock. They also considered the possible disruption to the Company’s business that could result from the public announcement of an exploratory process and the resulting distraction of Company management and employees. The Board also considered the Company’s ability to access capital and its inability to increase revenue to a level sufficient to sustain the Company as a stand-alone public company and service the Company’s debt. At the conclusion of these discussions, the Board determined that it was in the best interests of the Company and its stockholders to explore a possible sale of the Company and authorized the Company’s senior executive officers to contact potential acquirors.
During the period from February 28 to April 10, 2017, the Board discussed the merits of retaining a financial advisor to assist the Company in connection with a potential sale of the Company. On April 10, 2017, the Board concluded that Cowen was the best candidate to serve as the Company’s financial advisor due to, among other things, its familiarity with the Company in acting as financial advisor to the Company in several completed and potential transactions, its familiarity with the Company’s industry and its experience advising companies considering similar transactions.
On April 6, 2017, Mr. Johnson had separate in-person meetings with each of Party A and Party B to give a presentation regarding the Company and to discuss a potential transaction between the Company and each of Party A and Party B.
On April 12, 2017, Mr. Johnson gave a telephonic presentation regarding the Company to Party C and discussed a potential transaction between the Company and Party C.
On April 26, 2017, the Company and Cowen restated their engagement letter of February 26, 2016, and the Company retained Cowen to act as the Company’s exclusive financial advisor in connection with a potential sale of the Company.

On April 28, 2017, after two months of informal conversations regarding a transaction which were initiated by representatives of Party D, the Company entered into a letter of intent with Party D in connection with a potential reverse merger transaction. The letter of intent provided for a 45 day period of exclusivity, during which the Company was prohibited from, amongst other things, entering into any discussions or negotiations with any third parties regarding a strategic transaction other than with Party D.
On May 4, 2017, the Company held a telephonic meeting of the entire Board. Mr. Johnson provided the Board an update on the discussions and ongoing negotiations with Party D.
On May 31, 2017, the Company held a telephonic meeting of the entire Board with Mr. Posner and representatives of Haynes and Boone present. Mr. Johnson provided the Board with an update on the discussions with Party D, including Party D’s proposed capital structure.
On June 9, 2017, the full Board met telephonically, along with representatives of Haynes and Boone, to discuss the status of negotiations with Party D. Mr. Johnson provided the Board with an update on negotiations and status of the transaction. After a vigorous discussion, at the conclusion of the meeting the Board resolved to inform Party D that the Company no longer desired to pursue a transaction with Party D and to terminate the letter of intent with Party D due to an inability between the parties to agree on a capital structure that the Board believed was fair and in the best interests of the Company’s stockholders.
On June 27, 2017, during a telephonic conference of the Board, the Board, after a thorough discussion, decided to launch a broadly marketed sale process with Cowen serving as the Company’s exclusive financial advisor.
Beginning during the week of July 10, 2017, and continuing throughout August and September 2017, as authorized by the Board, representatives of Cowen contacted 37 strategic buyers to solicit their interest in a possible transaction with the Company. 22 of the parties contacted expressed an interest in receiving materials about the Company.
On July 17, 2017, Mr. Johnson and Mr. Pionati met with representatives of Party E to give a presentation to the representatives of Party E regarding the Company and to discuss a potential transaction between the Company and Party E.
Also on July 17, 2017, Mr. Johnson had a call with representatives of Party F to give a presentation to the representatives of Party F regarding the Company and to discuss a potential transaction between the Company and Party F.
Beginning on August 4, 2017, and continuing throughout the marketing process, Messrs. Johnson, Pionati and Posner had periodic telephone calls with representatives of Cowen to discuss the sale process and the Company’s business performance. Company management and Cowen representatives discussed, among other things, the Company’s progress with respect to its marketing preparation, the Company’s business performance and the timing of the sale process generally.
Beginning during the week of August 14, 2017, and continuing throughout September, October and November 2017, Cowen provided the 22 potential buyers with a confidentiality agreement and “teaser” information about the Company. 19 of the 22 potential buyers also received a package of non-confidential, publicly available information about the Company.
On August 21, 2017, Party G entered into a confidentiality agreement with the Company.
On August 22, 2017, Buyer #2 entered into a confidentiality agreement with the Company.
On August 25, 2017, Party A entered into a confidentiality agreement with the Company.
On August 27, 2017, Buyer provided the Company with an initial letter of intent (the “LOI”), which proposed possible deal structures, and a 45 day exclusivity period upon signing the LOI but did not include specific financial terms.
On August 28, 2017, the Board held a telephonic meeting to discuss the LOI received from Buyer. After a thorough discussion, the Board agreed that Haynes and Boone, with input from Cowen, would revise the LOI to include a concrete deal structure and price, among other revisions to the LOI.

On August 29, 2017, the Board held a telephonic meeting with representatives of Haynes and Boone and Cowen in attendance to discuss the revised LOI prepared by Haynes and Boone. The revised LOI contemplated Buyer’s assumption of the Company’s debt, an upfront cash purchase price equal to the 60-day volume weighted average price (“VWAP”) of the Company’s stock on the date of signing a definitive agreement and an additional contingent value right. In addition, the revised LOI reduced the exclusivity period from 45 days to 30 days. The Board resolved to send the revised LOI to Buyer.
On August 29, 2017, Messrs. Johnson, Pionati, Posner and Barton (collectively, “Company Management”), met with representatives of Buyer #2, to give a presentation to the representatives of Buyer #2 regarding the Company and to discuss a potential transaction between the Company and Buyer #2.
On September 5, 2017, Party H entered into a confidentiality agreement with the Company.
On September 7, 2017, Party G informed the Company that it would not continue in the sale process but did not indicate the reason for its withdrawal.
On September 12, 2017, Party I entered into a confidentiality agreement with the Company.
On September 13, 2017, Company Management, had a call with representatives of Party H, with representatives of Cowen listening telephonically, to give a presentation to the representatives of Party H regarding the Company and to discuss a potential transaction between the Company and Party H.
On September 14, 2017, Party A informed the Company that it would not continue in the sale process. Party A indicated that it did not have an interest in a potential transaction with the Company from a financial perspective and that it was currently focused on other activities.
On September 18, 2017, Mr. Johnson and representatives of Cowen met with representatives of Party I to give a presentation to the representatives of Party I regarding the Company and to discuss a potential transaction between the Company and Party I.
Between August 28, 2017 and September 20, 2017 the Company and Buyer exchanged drafts of the LOI. On September 20, 2017, Buyer provided the Company with a revised draft of the LOI, which included an upfront payment per share equal to 125% of the 60-day VWAP of the Company’s stock on the date of signing the LOI, a contingent value right entitling stockholders to additional consideration per share of up to 25% of the 60-day VWAP of the Company’s stock on the date of signing the LOI, and the grant of exclusivity to Buyer for a period of 30 days.
On September 21, 2017, the Board, along with representatives of Haynes and Boone and Cowen, held a telephonic meeting of the Board to discuss the revised LOI in connection with a possible sale of the Company to Buyer. Directors Winston Kung and Jerome Zeldis did not participate in this meeting. After a thorough discussion, including discussion of the fact that the Company had not received any indications of interest or letters of intent from other potential acquirors, the Board approved the Company’s entry into the LOI.
On September 22, 2017, the Company entered into the LOI with Buyer and provided Buyer with access to confidential non-public information in the Company’s electronic data room. Thereafter, Buyer conducted its due diligence review of the Company.
During the week of September 24, 2017, Buyer held in-person due diligence meetings with the representatives of the Company relating to the Company’s commercial and financial affairs.
On October 6, 2017, Jones Day, counsel to Buyer (“Jones Day”), provided to the Company an initial draft of the proposed merger agreement between the Company and Buyer (the “Merger Agreement”).
On October 6, 2017, the Company completed a 10-for-1 reverse stock split of the Company’s common stock.
On October 9, 2017, Haynes and Boone and Jones Day engaged in high level discussion regarding structural elements of the Merger Agreement, including structuring the transaction as a tender offer.

On October 11, 2017, Haynes and Boone provided a revised draft of the Merger Agreement to Jones Day that included revisions to, among other things, certain representations and warranties, certain provisions of the pre-closing covenants regarding the Company’s operations, conditions to closing and the amount of any termination fee. In this draft of the Merger Agreement, the Company also proposed that the transaction be structured as a merger by way of a tender offer launched by Buyer shortly after signing of the Merger Agreement.
On October 21, 2017, Jones Day provided a revised draft of the Merger Agreement to Haynes and Boone.
On October 22, 2017, the Board along with representatives of Haynes and Boone and Cowen, held a telephonic meeting of the Board to discuss the negotiations with Buyer since the signing of the LOI and the current draft of the Merger Agreement. Directors Winston Kung and Jerome Zeldis did not participate in this meeting. At the meeting, Mr. Johnson provided the status of negotiations, and representatives of Haynes and Boone summarized the terms of the Merger Agreement. Following a thorough discussion, the Board resolved to extend the term of exclusivity with Buyer in exchange for Buyer’s agreement to defer until May 2018 a $1 million payment which had become due and payable by the Company under the Supply Agreements.
On October 23, 2017, Company representatives, Haynes and Boone, Jones Day, Buyer representatives and representatives of Cowen held a telephonic conference to discuss the revised draft of the Merger Agreement received from Buyer and the status and timing of a potential transaction.
On October 25, 2017, the Company and Buyer amended the LOI to extend Buyer’s period of exclusivity until 5:00 pm Eastern time on November 5, 2017.
Between October 21 and November 2, 2017, multiple drafts of the Merger Agreement were exchanged between Haynes and Boone and Jones Day to finalize the terms of the transaction. During this time period, at the direction of the Board, representatives of Cowen and the Company engaged in discussions with Buyer regarding the possibility of Buyer further increasing the price per share for the Company common stock and eliminating the contingent value right.
On November 2, 2017, Haynes and Boone provided Buyer with an initial draft of the Company’s disclosure schedule to the Merger Agreement.
In the early evening of November 2, 2017, representatives of Buyer contacted Mr. Johnson via email and expressed concern over certain items disclosed in the Company’s disclosure schedule to the Merger Agreement. Buyer further indicated to Mr. Johnson that it would only consider a possible transaction with the Company upon a reduction in the purchase price due to these concerns.
On November 5, 2017, the Board held a telephonic meeting with representatives of Haynes and Boone and Cowen. Directors Jerome Zeldis and Winston Kung did not participate in this meeting. Mr. Johnson summarized the Company’s recent communication with Buyer regarding the Company’s disclosure schedule to the Merger Agreement and transaction expenses.
In the afternoon of November 5, 2017, Winston Kung spoke with Robert Hariri, Chief Executive Officer of Buyer, regarding the status of the transaction with Buyer, potential compromise positions and the inadvertent omission of a trademark from the Company’s disclosure schedule to the Merger Agreement.
Upon the expiration of the Company’s exclusivity period with Buyer at 5:00 pm on November 5, 2017, representatives of the Company and Cowen re-engaged in discussions with other potential acquirors, including Buyer #2, and discussed the potential to seek interest from additional potential acquirors.
On November 7, 2017, Jones Day provided to Haynes and Boone a list of revised terms on which Buyer was prepared to proceed with a transaction which included, among other things, a reduction in the purchase price per share from $4.98 to $3.60 per share. Buyer expressed concern about the Company’s deteriorating financial condition and declining stock price, and provided that the Company’s current financial condition did not justify the prior financial terms of the transaction.
On November 9, 2017, the Company issued a press release announcing that it had engaged Cowen to comprehensively and systematically explore and review potential strategic alternatives, and a separate press release announcing its third quarter earnings report. Following the announcements, the Company’s stock price continued to decline.

On November 10, 2017, Mr. Johnson informed representatives of Buyer via email that it would accept Buyer’s revised transaction terms, including a purchase price of  $3.60 per share. At approximately the same time, Jones Day, on behalf of Buyer, informed Haynes and Boone by email that Buyer was rescinding the previously communicated terms due to the deterioration of the Company’s market cap and declining stock price.
During the period between November 10 and November 21, 2017, representatives of the Company and Buyer communicated via email and telephone regarding the Company’s financial condition, outstanding transaction issues and possible paths toward a definitive agreement.
On November 16, 2017, Buyer #2 provided the Company with a draft letter of intent for the sale of the Company’s MIST business. The letter of intent provided for an upfront purchase price of  $15 million and up to $6 million in deferred consideration upon the achievement of certain milestones.
During the period between November 16 and November 22, 2017, representatives of the Company and Haynes and Boone negotiated a revised letter of intent with Buyer #2.
On November 21, 2017, representatives of Cowen and the Company had an in-person meeting in Princeton, New Jersey with representatives of Buyer to discuss, among other things, the status of the potential transaction and the Company’s anticipated transaction expenses. Representatives of Buyer communicated that the Buyer would consider a transaction with the Company for a maximum purchase price of  $30 million.
On November 21, 2017, Winston Kung informed the Company of his resignation from the Board, effective as of November 24, 2017. In accordance with the certain Stock Purchase Agreement, dated November 14, 2013, by and between us and Celgene Corporation (the “Celgene Agreement”), the Company is required to appoint an individual to the Board designated by Celgene Corporation (the “Celgene Designee”). Mr. Kung resigned as the Celgene Designee in connection with his departure from Celgene Corporation.
The Company and Buyer #2 entered into a letter of intent on November 22, 2017 which provided for, among other things, the sale of the Company’s MIST business for an upfront purchase price of approximately $15.9 million and up to $9 million in deferred compensation, which would be payable as a series of  “earn-out” payments that would become due and payable upon the achievement by the Company of certain gross revenue targets. Shortly thereafter, the Company provided Buyer #2 with access to confidential non-public information in its electronic data room, and Buyer conducted its due diligence review of the Company.
On November 28, 2017, Party J entered into a confidentiality agreement with the Company
On December 1, 2017, Mr. Johnson had an in-person meeting in Warren, New Jersey with representatives of Buyer and Buyer’s bank. Mr. Johnson and the representatives of Buyer and Buyer’s bank discussed the Company’s performance with respect to the License Agreement and the Supply Agreements and also the possibility of entering into a new letter of intent with Buyer. Mr. Johnson reiterated the Company’s position that the Board would not accept a transaction with a purchase price of less than $30 million. The representatives of Buyer indicated that they considered the Company to be in breach of each of the License Agreement and the Supply Agreements and were prepared to deliver notices of breach with respect to the agreements. Later that day, Buyer delivered to the Company a new letter of intent (the “New LOI”), a notice of breach with respect to the License Agreement for the failure to use commercially reasonable best efforts to undertake development activities for the licensed products, and a notice of breach with respect to the Supply Agreements for a shortfall in the amount of firm orders placed under the Supply Agreements (collectively, the “Notices”). Each Notice indicated that the Buyer would terminate the respective agreement unless the Company cured its breach with 60 days of December 1, 2017. In addition, the Notices and the New LOI provided that, upon entering into the New LOI, the Buyer would agree to refrain and forebear from exercising its rights and remedies under the Notices until the earlier of  (a) the date that Buyer determined that the parties were no longer making meaningful progress towards a definitive agreement, (b) the date the Company violates the exclusivity period of the New LOI, and (c) the termination of the New LOI. The New LOI provided for a purchase price of  $14 million plus the assumption of the Company’s outstanding indebtedness which was estimated at approximately $12.5 million, and a contingent value right of up to $5 million upon the satisfaction of certain conditions.

On December 1, 2017, counsel for Buyer #2 delivered to Haynes and Boone and the Company an initial draft of the asset purchase agreement to purchase the Company’s MIST business.
Between December 1, 2017 and January 5, 2018, Haynes and Boone and counsel for Buyer #2 exchanged multiple drafts of the asset purchase agreement to purchase the Company’s MIST business and the other transaction documents. During such time, the Company and Haynes and Boone had numerous conversations with Buyer #2 and counsel to Buyer #2 with respect to the remaining issues on the agreement, including the scope of Purchased Assets, Excluded Assets and Excluded Liabilities, the purchase price and any “earn out” payments. During the course of the negotiations with Buyer #2, Buyer #2 indicated to the Company it could not proceed with a transaction pursuant to the “earn out” mechanic as set forth in the letter of intent between the parties. Buyer #2 indicated that it would only proceed with the transaction under a revised “earn out” mechanic, which included, among other things, a reduction in the aggregate amount of contingent consideration that could be payable to the Company and an increased threshold with respect to gross revenue which would trigger the contingent payments. The parties ultimately agreed on an approximately $16 million purchase price payable at the closing of the transaction and up to $4.5 million of contingent consideration payable, down from the $9 million in contingent consideration contemplated in the letter of intent between the parties, upon the satisfaction of certain conditions (including the increased revenue threshold).
On December 4, 2017, the full Board held a telephonic meeting of the Board with representatives of Haynes and Boone and Cowen present via teleconference. Jerome Zeldis did participate in this meeting. The Board discussed the status of the transaction with Buyer #2 and also the New LOI and the Notices received from the Buyer. The Board elected not to take any action with respect to the New LOI and the Notices at such time.
On December 5, 2017, the Board held a telephonic meeting of the Board with representatives of Haynes and Boone and Cowen present via teleconference. Jerome Zeldis did participate in this meeting. Mr. Johnson advised the Board that, earlier in the day, Dr. Zeldis, the Chief Medical Officer of Buyer and director of the Company, had informed Mr. Johnson of his decision to resign from the Board in order to avoid any potential conflict of interest or the perception of any such conflict of interest. The Board discussed the Company’s proposed response to the Buyer regarding the New LOI and the Notices.
Between December 7 and December 11, 2017, the Company and Buyer exchanged revised drafts of the New LOI. The Board held telephonic meetings of the Board on each of December 7, 8 and 11, 2017 in which representatives of Haynes and Boone and Cowen participated, to discuss the revised drafts of the New LOI received from Buyer and the status of the transaction with Buyer #2. The Board elected not to take any action at the conclusion of each of these meetings.
On December 8, 2017, Mr. Johnson met with representatives of Party J, with representatives of Cowen listening telephonically, to give a presentation to the representatives of Party J regarding the Company and to discuss a potential transaction between the Company and Party J.
On December 15, 2017, Jones Day provided a revised draft of the Merger Agreement to Haynes and Boone. The revised Merger Agreement contemplated an upfront purchase price of  $30 million plus a contingent value right of up to $5 million upon the satisfaction of certain conditions. The Merger Agreement additionally contained several new conditions to closing as compared to the draft Merger Agreement being negotiated by the parties in late October 2017 and revised certain termination rights.
On December 18, 2017, representatives of the Company met with representatives of Perceptive, the lender under the Credit Agreement, to discuss the potential transactions with Buyer and Buyer #2. The parties discussed the new closing conditions contained in the most recent draft of the Merger Agreement and its effect on deal certainty. The representatives of Perceptive continued to indicate a desire to be repaid in full regardless of which transaction the Company may elect to consummate.
On December 19, 2017, Haynes and Boone, Cowen and Jones Day had a call to discuss the Merger Agreement, including the addition of the new closing conditions and the revisions to certain termination rights.
On December 22, 2017, in light of the parties’ difficulties with respect to certain closing conditions associated with Buyer’s acquisition of the Company’s stock pursuant to a merger, Haynes and Boone proposed to Jones Day to structure the deal as an asset purchase transaction in order to avoid such difficulties.

On December 27, 2017, the full Board held a telephonic meeting with representatives of Haynes and Boone and Cowen participating. Mindful of the Notices and the indication that Perceptive desired to be repaid in full upon the consummation of either transaction, the Board discussed the potential transactions with each of Buyer and Buyer #2 and considered the “pros” and “cons” of each transaction including purchase price, deal certainty, and the condition of the Company following the consummation of each of the transactions. The Board concluded that pursuing the Asset Sale Transaction was the preferred course of action for the Company in light of the circumstances. The Board directed Mr. Johnson to communicate to Buyer the Company’s desire to sign a definitive agreement with Buyer on or before January 3, 2018 or else the Company would pursue the alternative transaction with Buyer #2.
On December 29, 2017, Mr. Johnson had a discussion with representatives of Buyer and communicated the Company’s desire to sign a definitive agreement on or before January 3, 2018 or the Company would explore an alternate transaction with Buyer #2. Haynes and Boone also provided an initial draft of the Asset Purchase Agreement to Jones Day on that day.
On December 30, 2017, Haynes and Boone had a call with Jones Day to discuss the draft of the Asset Purchase Agreement and reiterated the Company’s desire to come to an agreement with Buyer and the fact that the Company was negotiating an alternative potential transaction with Buyer #2.
Between December 29, 2017 and January 5, 2018, Haynes and Boone and Jones Day exchanged multiple revised drafts of the Asset Purchase Agreement. During such time, the Company and Haynes and Boone had numerous conversations with the Buyer and Jones Day with respect to the remaining issues on the Asset Purchase Agreement, including the scope of Purchased Assets, Excluded Assets, Assumed Liabilities and Excluded Liabilities (each as defined below), the purchase price, and Buyer’s intent to offer employment to certain of the Company’s employees.
On each of January 2 and January 3, 2018, the full Board held telephonic meetings with representatives of Haynes and Boone and Cowen. At each of the Board meetings, the Board discussed the status of the Asset Sale Transaction with Buyer and the transaction with Buyer #2. Additionally, the Board discussed Mr. Johnson’s discussions with Perceptive and how the potential transactions would affect the Company’s outstanding indebtedness with Perceptive, and Perceptive’s desire to be repaid in full upon consummation of either transaction.
During the afternoon of January 4, 2018, the Board convened to consider the terms of Buyer’s revised Asset Purchase Agreement. Representatives from Cowen and Haynes and Boone also attended the meeting. At the Board’s request, Cowen reviewed its preliminary financial analyses with respect to the Company and the proposed transaction with Buyer. Haynes and Boone representatives then reviewed the status of the negotiations and the revised terms of the Asset Purchase Agreement and reviewed with the Board their fiduciary duties under Delaware law in the context of the transaction being considered. Following discussion and questions from the Board, Haynes and Boone reviewed the proposed board resolutions proposed to be adopted in connection with the transaction. The Board, with the assistance of representatives of Cowen, reviewed the status of discussions with Buyer #2 and concluded that there were no acquirors for the Purchased Assets at the price level indicated by Buyer and that offered the degree of deal certainty offered by Buyer. The Board discussed the significant risk of losing the opportunity with Buyer in the event of any delay. At such time, the Board elected not to take any action until the completion of all negotiations of the transaction documents.
On the morning of January 5, 2018, David Johnson informed the Chief Executive Officer of Buyer #2 that the Company would be pursuing a transaction with Buyer and would not be entering into an agreement with Buyer #2 for the sale of the Company’s MIST business.
On the afternoon of January 5, 2018, the Board convened a meeting at which all of the members of the Board were in attendance. At the request of the Board, the Company’s legal and financial advisors were also in attendance. Haynes and Boone updated the Board on the course of final negotiations relating to the Asset Purchase Agreement, and Cowen, at the request of the Board, then reviewed and discussed its financial analyses with respect to the Company and the proposed transaction. Thereafter, at the request of the Board, Cowen orally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Cowen’s written opinion addressed to the Board dated January 5, 2018), as to, the fairness, as of such date, to the Company of the consideration to be received by the Company in the transaction pursuant to the Asset Purchase Agreement from a financial point of view, based upon and subject to the procedures followed, assumptions made, qualifications, and limitations on the review undertaken and other matters contained in such written opinion. Representatives of Cowen and Haynes and Boone responded to questions from the Board, and following further discussion among the members of the Board, the Board unanimously determined that it was advisable, fair to and in the best of interests of the Company and its stockholders to enter into the Asset Purchase Agreement and to consummate the transactions contemplated thereby. The Board then unanimously approved and authorized the execution and delivery of, the Asset Purchase Agreement in the form presented to the Board. After the approval, the meeting adjourned.
At the direction of the Board, the Asset Purchase Agreement was executed on January 5, 2018.
On January 5, 2018, the Company and Buyer issued a joint press release announcing their entry into the Asset Purchase Agreement.
Reasons for the Asset Sale Transaction and Recommendation of Our Board
In reaching its decision to approve the Asset Purchase Agreement and the Asset Sale Transaction, and to recommend that our stockholders vote to approve the Asset Sale Proposal, the Board consulted with management and outside financial and legal advisors. The Board considered a wide range of material factors relating to the Asset Purchase Agreement and the proposed Asset Sale Transaction, many of which the Board believed supported its decision, including the following:
•
the value of the consideration to be received by us pursuant to the Asset Purchase Agreement;

•
the Asset Sale Transaction is the result of an active, lengthy and thorough evaluation of strategic alternatives in which we had contact with other potential buyers as well as companies intimately familiar with the our industry to assess potential interest;

•
our Board’s belief that the Asset Sale Transaction was more favorable to our stockholders than any other alternative reasonably available to the Company and our stockholders, including the alternatives of retaining our current business or accepting a deal with Buyer #2 based upon:

◦
the Board’s knowledge of the current and prospective environment in which the Company operates, the competitive environment, the Company’s overall strategic position, and the challenges attendant to improving the Company’s financial performance in order to maximize stockholder value and the likely effect of these factors on the Company’s sustainability as a public company and strategic options;

◦
the Board’s understanding of our business, operations, management, financial condition, earnings and prospects in view of, among other things, the existence of certain events of default under the Company’s outstanding secured indebtedness, the likely inability of the Company to cure such events of default, the likely inability of the Company to satisfy the financial covenants under its secured indebtedness on any ongoing basis, and the views of the secured lender with respect to the Asset Sale Transaction and the transaction with Buyer #2;

◦
the Board’s understanding of our relationship with Buyer and the Buyer’s assertion of our material breach of the License Agreement and the Supply Agreements and agreement to forebear from seeking to terminate such agreements only if the Asset Sale Transaction closes;

◦
the fact that the potential transaction with Buyer #2 only contemplated the sale of the Company’s MIST business which would have resulted in the Company receiving a lower purchase price and left the Company with its custom hydrogels business and its biologics business, which may have been the subject of potential litigation or termination of the License Agreement and Supply Agreements in connection with Buyer’s assertion of our material breach of such agreements as discussed above;

•
the inclusion of a customary “fiduciary out” provision in the Asset Purchase Agreement that would allow the Board to pursue more favorable strategic alternatives in certain circumstances;

•
the consideration we receive in the Asset Sale Transaction would provide us with substantial cash which provides liquidity and certainty of value to the Company immediately upon the closing of the Asset Sale Transaction in comparison to the risks and uncertainty that would be inherent in continuing to operate and executing the Company’s business plan;

•
the Opinion that, as of the date of the Opinion and based upon and subject to the various assumptions made, procedures followed, matters considered, limitations of the review undertaken, qualifications contained and other matters set forth therein, the aggregate consideration to be received by us in the Asset Sale Transaction pursuant to the Asset Purchase Agreement was fair to us, from a financial point of view (see “Proposal 1: Asset Sale Proposal — Opinion of Our Financial Advisor” beginning on page 35)

•
the anticipated time to close the Asset Sale Transaction and the risk that if we did not accept Buyer’s offer at the time that we did, the Board might not have had another opportunity to do so;

•
the Asset Sale Transaction will be subject to the approval of the holders of a majority of our outstanding shares of common stock;

•
our stockholders will continue to own stock in our company and potentially benefit from future earnings; and

•
the terms of the Asset Purchase Agreement were negotiated at arms-length and believed by our Board to be fair to us and our stockholders.

Our Board also considered and balanced against the potential benefits of the Asset Sale Transaction a number of potentially adverse factors concerning the Asset Sale Transaction, including the following:
•
the fact that, although the Company will continue to exercise control and supervision over its operations prior to closing, the Asset Purchase Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the closing without Buyer’s consent, which may delay or prevent the Company from undertaking business opportunities that may arise during the pendency of the Asset Sale Transaction, whether or not the Asset Sale Transaction is completed;

•
the conditions placed on our ability to solicit or respond to acquisition proposals, as defined in the Asset Purchase Agreement and as described under “Asset Purchase Agreement — Covenants —  No Solicitation and Change of Board Recommendation” beginning on page 55;

•
the risk that there is no assurance that all conditions to the parties’ obligations to complete the Asset Sale Transaction will be satisfied or waived, and as a result, it is possible that the Asset Sale Transaction could be delayed or might not be completed;

•
the risks and costs to the Company if the Asset Sale Transaction does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships; and

•
the risk of disruption to our business and customer reaction as a result of the public announcement of the Asset Sale Transaction.

The foregoing discussion of the factors considered by our Board is not intended to be exhaustive, but does set forth the principal factors considered by the Board. The Board collectively reached the conclusion to approve the Asset Purchase Agreement and the Asset Sale Transaction in light of the various factors described above, as well as other factors that the Board felt were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the Asset Sale Transaction and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Board made its recommendation based on the totality of the information presented to, and the investigation conducted by, the Board. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its outside legal counsel and financial advisor, all members of the Board approved the Asset Purchase Agreement and the Asset Sale Transaction and determined that the Asset Sale Transaction is advisable, fair to and in the best interests of the Company and our stockholders.
Accordingly, our Board unanimously recommends that stockholders vote “FOR” the Asset Sale Proposal.
Forecasts
The Company does not as a matter of course publicly disclose long-term forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Board’s exploration of strategic alternatives, Company management prepared unaudited prospective financial information on a stand-alone, pre-Asset Sale Transaction basis. The Company is electing to provide the unaudited prospective financial information in this proxy statement to provide the stockholders of the Company access to certain non-public unaudited prospective financial information that was made available to Buyer’s or to the Company’s financial advisors in connection with the Asset Sale Transaction. The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of this information should not be regarded as an indication that the Company or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Neither the Company nor any of its affiliates assumes any responsibility for the accuracy of this information. Readers of this proxy statement are cautioned not to place undue reliance on the unaudited prospective financial information. No one has made or makes any representation to any stockholder of the Company regarding the information included in the unaudited prospective financial information or the ultimate performance of the Company compared to the information included in the unaudited prospective financial information.
The unaudited prospective financial information was not prepared with a view toward complying with Generally Accepted Accounting Principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation or presentation of prospective financial information. Certain of the unaudited prospective financial information presents financial metrics that were not prepared in accordance with GAAP including non-GAAP net loss from continuing operations, adjusted EBITDA from continuing operations and non-GAAP net loss from continuing operations per share. The Company defines non-GAAP net loss from continuing operations as its reported net loss (GAAP) stock-compensation expense, one-time charges and other non-recurring operating costs and expenses, intangible asset amortization, change in fair value of contingent consideration, change in value of warrant liability, impairment charges to goodwill and other intangibles and income from discontinued operations. The Company defines adjusted EBITDA from continuing operations as non-GAAP net loss from continuing operations excluding income tax expense, net interest expense, and depreciation and amortization. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. The Company has not prepared, and neither the Board nor the Company’s financial advisors have considered, a reconciliation of these non-GAAP financial measures to applicable GAAP financial measures.
There can be no assurance that the assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the unaudited prospective financial information and disclaim any association with, the prospective financial information. Furthermore, the unaudited prospective financial information does not take into account any circumstance or event occurring after the date it was prepared or which may occur in the future, and, in particular, does not take into account any revised prospects of the Company’s business, changes in general business, regulatory or economic conditions, competition or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future.

While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by Company management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, the unaudited prospective financial information reflects numerous assumptions and estimates as to future events and there can be no assurance that these assumptions will accurately reflect future conditions, that the unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.
	Fiscal Year Ended December 31,
	2018E	2019E	2020E	2021E
Total revenue	$25.4	$35.3	$46.4	$58.6
Cost of Goods Sold	6.3	8.8	11.6	14.6
Gross profit	$19.0	$26.5	$34.8	$43.9
Selling, General & Administrative	24.7	29.6	34.4	37.6
Stock Based Compensation	2.0	2.0	2.0	2.0
Royalties	1.6	2.4	3.4	4.4
Depreciation & Amortization	4.7	4.7	4.7	4.7
EBIT	($14.0)	($12.2)	($9.7)	($4.7)
( + ) Depreciation and Amortization	4.7	4.7	4.7	4.7
( - ) Capital Expenditures	(0.2)	(0.2)	(0.2)	(0.2)
( + ) Change in Working Capital	(1.7)	0.3	(0.4)	(0.9)
Unlevered Free Cash Flows	($11.2)	($7.4)	($5.6)	($1.1)
The unaudited prospective financial information includes forward-looking statements and is based on estimates and assumptions that are inherently subject to factors such as industry performance, competition, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18, the risk factors described under “Risk Factors” beginning on page 16, and other risk factors as disclosed in the Company’s filings with the SEC that could cause actual results to differ materially from those shown below. Stockholders are urged to review the Company’s most recent SEC filings for a description of risk factors with respect to the Company’s business. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18 and “Where You Can Find More Information” beginning on page 67. The unaudited prospective financial information does not take into account any of the transactions contemplated by the Asset Purchase Agreement, including the Asset Sale Transaction, which might cause actual results to differ materially.
The Company’s stockholders are urged to review the Company’s most recent SEC filings for a description of the Company’s reported results of operations, financial condition and capital resources as of, and for the fiscal year ended, December 31, 2016, and as of, and for the nine months ended, September 30, 2017. See “Where You Can Find More Information” beginning on page 67.
For the foregoing reasons, as well as the bases and assumptions on which the unaudited prospective financial information was compiled, the inclusion of the Company’s unaudited prospective financial information in this proxy statement should not be regarded as an indication that such information will be predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.
THE COMPANY HAS NOT UPDATED AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION SET FORTH ABOVE, INCLUDING, WITHOUT LIMITATION, TO REFLECT CIRCUMSTANCES EXISTING AFTER THE

DATE SUCH INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, INCLUDING, WITHOUT LIMITATION, CHANGES IN GENERAL ECONOMIC, REGULATORY OR INDUSTRY CONDITIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.
Opinion of Our Financial Advisor
Pursuant to an engagement letter with Alliqua (the “Engagement Letter”), dated as of February 26, 2016 and restated on April 26, 2017, Alliqua retained Cowen to serve as its exclusive financial advisor in connection with the Asset Sale Transaction, and to render an opinion, as investment bankers, to the Board as to the fairness, from a financial point of view, to Alliqua, of the consideration to be received by Alliqua in the Asset Sale Transaction pursuant to the terms of the Asset Purchase Agreement.
On January 5, 2018, Cowen delivered to the Board its oral opinion, subsequently confirmed in writing that, as of the date of the Opinion, and subject to the various assumptions made, procedures followed, matters considered, limitations of the review undertaken, qualifications contained and other matters set forth therein, the consideration to be received by Alliqua in the Asset Sale Transaction pursuant to the terms of the Asset Purchase Agreement was fair, from a financial point of view, to Alliqua. The full text of the Opinion is attached as Annex B hereto and is incorporated herein by reference. Holders of shares of Alliqua common stock are urged to read the Opinion in its entirety for the assumptions made, procedures followed, matters considered, limitations of the review undertaken, qualifications contained and other matters set forth therein. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. The Opinion was prepared for and addressed to the Board and was directed only to the fairness, from a financial point of view, of the consideration to be received by Alliqua in the Asset Sale Transaction pursuant to the terms of the Asset Purchase Agreement, and does not constitute an opinion as to the merits of the Asset Sale Transaction or a recommendation to any stockholder or any other person as to how to vote with respect to the Asset Sale Transaction or to take any other action in connection with the Asset Sale Transaction or otherwise. The consideration to be received by Alliqua was determined through negotiations between Alliqua and Buyer and not pursuant to recommendations of Cowen.
In connection with the Opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:
•
a draft of the Asset Purchase Agreement, dated January 5, 2018, which was the most recent draft made available to Cowen;

•
certain publicly available financial and other information for Alliqua and certain other relevant financial and operating data for Alliqua furnished to Cowen by the management of Alliqua;

•
certain internal financial analyses, financial forecasts, reports and other information concerning the Purchased Assets and the Business (see page 49 for the definitions of Purchased Assets and Business) prepared by the management of Alliqua (the “Forecasts”);

•
discussions Cowen had with certain members of the management of Alliqua concerning the historical and current business operations, financial condition and prospects of the Purchased Assets and the Business and such other matters Cowen deemed relevant;

•
certain operating results of the Business as compared to the operating results of certain publicly traded companies Cowen deemed relevant;

•
the reported price and trading history of the shares of the Alliqua common stock;

•
certain financial terms of the Asset Sale Transaction as compared to the financial terms of certain selected business combinations Cowen deemed relevant; and

•
such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of its Opinion.

In conducting its review and arriving at the Opinion, Cowen, with Alliqua’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Alliqua, or which was publicly available or was otherwise reviewed by Cowen. Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. Cowen relied upon, without independent verification, the assessment of the management of Alliqua as to the existing products and services of the Business and the viability of, and risks associated with, the future products and services of the Business. In addition, Cowen did not conduct, nor assume any obligation to conduct, any physical inspection of the properties or facilities of Alliqua (including, without limitation, the Purchased Assets and the Business (each as defined below)). Cowen further relied upon Alliqua’s representations that all information provided to Cowen by Alliqua was accurate and complete in all material respects. Cowen, with Alliqua’s consent, assumed that the Forecasts were reasonably prepared by the management of Alliqua on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Purchased Assets and the Business, and such Forecasts provided a reasonable basis for the Opinion. The Forecasts were based upon numerous variables and assumptions and that actual results could vary significantly from those set forth in such Forecasts. Cowen expressed no opinion as to the Forecasts or the assumptions on which they were made and did not in any respect assume any responsibility for the accuracy thereof. Cowen expressly disclaimed any undertaking or obligation to advise any person or any change in any fact or matter affecting its Opinion of which it becomes aware after the date of its Opinion.
Cowen assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Alliqua (including, without limitation, the Purchased Assets and the Business) since the date of the last financial statements made available to Cowen. Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Alliqua (including, without limitation, the Purchased Assets and the Business), nor was Cowen furnished with such materials. In addition, Cowen did not evaluate the solvency or fair value of the Purchased Assets, the Business, the Company or Buyer under any state or federal laws relating to bankruptcy, insolvency or similar matters, either before or after the closing of the Asset Sale Transaction. The Opinion does not address any legal, regulatory, tax or accounting matters related to the Asset Purchase Agreement or the Asset Sale Transaction, as to which Cowen assumed that Alliqua and the Board received such advice from legal, regulatory, tax and accounting advisors as each determined appropriate. The Opinion addresses only the fairness of the consideration to be received by Alliqua in the Asset Sale Transaction, from a financial point of view, to Alliqua. Cowen did not express any view as to any other aspect or implication of the Asset Sale Transaction or any other agreement, arrangement or understanding entered into in connection with the Asset Sale Transaction or otherwise, including, without limitation, the form or structure of the transaction or any consequences of the Asset Sale Transaction on the Purchased Assets, the Business, Alliqua, Buyer or their respective stockholders, creditors, or employees or any other constituencies. The Opinion is necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of the Opinion. The Opinion states that it should be understood that, although subsequent developments may affect the Opinion, Cowen does not have any obligation to update, revise or reaffirm the Opinion and Cowen expressly disclaims any responsibility to do so.
Cowen did not consider any potential legislative or regulatory changes being considered at the time of or recently enacted before the issuance of the Opinion by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC, the Financial Accounting Standards Board or any similar foreign regulatory body or board.
For purposes of rendering the Opinion, Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Asset Purchase Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Asset Purchase Agreement and that all conditions to the closing of the Asset Sale Transaction will be satisfied without waiver thereof, and without any adjustment to the consideration. Cowen assumed that the final form of the Asset Purchase Agreement will be substantially similar to the last draft reviewed by Cowen. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the Asset Purchase Agreement will be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Asset Sale Transaction. Cowen assumed that the Asset Sale Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Exchange Act, and all other applicable federal and state statutes, rules and regulations.
The Opinion states that it is intended for the benefit and use of the Board for its information and assistance in connection with its consideration of the financial terms of the Asset Sale Transaction and may not be reproduced, disseminated, quoted or referred to (in part or in whole) without Cowen’s prior written consent. However, the Opinion may be reproduced in full in disclosure documents relating to the Asset Sale Transaction which Alliqua is required to file under the Exchange Act. The Opinion does not constitute a recommendation to the Board or any stockholder or any other person as to how to vote with respect to the Asset Sale Transaction or to take any other action in connection with the Asset Sale Transaction or otherwise. Cowen was not requested to opine as to, and the Opinion does not in any manner address, Alliqua’s underlying business decision to effect the Asset Sale Transaction, the relative merits of the Asset Sale Transaction as compared to other business strategies or transactions that might have been available to Alliqua, or any proposed use of the consideration by Alliqua. In addition, Cowen was not requested to opine as to, and the Opinion does not in any manner address, (i) the fairness of the amount or nature of the compensation to any officers, directors or employees of any party to the Asset Sale Transaction, or class of such persons, relative to the consideration, or (ii) the fairness of the Asset Sale Transaction or the consideration to the holders of any class of securities, creditors or other constituencies of Alliqua or any other party to the Asset Sale Transaction. Furthermore, Cowen expressed no view as to the price or trading range for shares of Alliqua common stock following the announcement or the closing of the Asset Sale Transaction.
The following is a brief summary of the principal financial analyses performed by Cowen to arrive at the Opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen reviewed with the management of Alliqua the assumptions on which such analyses were based and other factors. No limitations were imposed by the Board with respect to the assumptions made, procedures followed, limitations of the review undertaken, qualifications contained and other matters considered by Cowen in rendering the Opinion.
Analysis of Selected Publicly Traded Companies.   To provide contextual data and comparative market information, Cowen compared selected historical and projected financial data and ratios for the Business as provided in the Forecasts to the corresponding financial data and ratios of certain other companies (the “Selected Companies”) whose securities are publicly traded, or in the case of Derma Sciences, Inc. (“Derma Sciences”), were publicly traded prior to its acquisition by Integra LifeSciences Corporation (“Integra”) on January 10, 2017, and which Cowen believed have businesses and products similar to what might be expected of the Business. These companies were:
•
Avita Medical Limited (“Avita Medical”)

•
Convatec Group Plc (“Convatec”)

•
Derma Sciences

•
MediWound Ltd. (“MediWound”)

•
MiMedx Group, Inc. (“MiMedx”)

No company utilized in the selected company analysis is identical to Alliqua. In evaluating the Selected Companies, Cowen made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond Alliqua’s control, such as the impact of competition on its business and the industry generally, industry growth and the absence of any adverse material change in Alliqua’s financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using peer group data.

The data and ratios analyzed by Cowen included the market capitalization of common stock plus total debt less cash and cash equivalents (“EV”) of the Selected Companies as a multiple of their projected revenues for the calendar years 2017 and 2018 based on Capital IQ consensus estimates. The following table presents the multiples implied by the ratios of EVs to projected revenues for calendar years 2017 and 2018.
	EVs (In Millions)	CY 2017 Revenues (In Millions)	CY 2018 Revenues (In Millions)	EV/Revenue Multiples (CY 2017)	EV/Revenue Multiples (CY 2018)
Avita Medical Limited	$54	$8	Projected numbers not publicly available.	6.59x	Not Available
Convatec Group Plc	$6,731	$1,744	$1,836	3.86x	3.67x
Derma Sciences, Inc.	$100	$108	$120	0.9x	0.8x
MediWound Ltd.	$87	$3	$8	Not Meaningful(1)	10.94x
MiMedx Group, Inc.	$1,420	$322	$386	4.42x	3.68x

(1)
Revenue multiples above 15.0x are considered not meaningful.

Cowen also reviewed whether each Selected Company had any upcoming milestones and each Selected Company’s projected financial condition in comparison with Alliqua’s lack of any upcoming milestones and projected financial position. Cowen noted that (1) Convatec and MiMedx each were cash flow positive businesses with stable revenue streams, and (2) MediWound and Avita Medical each had significant upcoming regulatory catalysts which could potentially impact their share prices in a positive way. Cowen noted that, by contrast, Alliqua had no significant upcoming regulatory catalysts and a relatively low cash balance that would not suffice to carry it to profitability.
In arriving at the EV/revenue multiple ranges to apply to the calendar year 2017 and calendar year 2018 forecasted revenues for the Business, Cowen analyzed the multiples of EV to the next twelve months (“NTM”) revenues for the Selected Companies and Alliqua over the last five years. Cowen noted that, since the fourth quarter of 2015, Alliqua’s multiple of EV to NTM revenues has been consistently below those for the Selected Companies except for Derma Sciences. Cowen also analyzed the average multiples of EV to the NTM revenues for Derma Sciences (up to the last trading day prior to its acquisition on January 10, 2017) and Alliqua (up to January 4, 2018) over the last three-year, two-year, one-year, six-month, and three-month periods. Cowen noted that Alliqua’s average multiples of EV to NTM revenues were most similar to those of Derma Sciences than to those of any of the other Selected Companies. The following table sets forth the results of such analysis:
Average EV/NTM Revenue Multiples
	Alliqua	Derma Sciences
Three Years	2.06x	1.30x
Two Years	1.05x	0.98x
One Year	1.11x	0.73x
Six Months	1.05x	0.90x
Three Months	1.04x	0.90x
Based upon the information, Cowen’s experience in the wound care industry and its professional judgment, Cowen (1) selected an EV/revenue multiples range of 1.25x to 1.75x as the implied reference range of multiples in its analysis of the Business for the calendar year 2017 and applied such multiple range to the estimated revenue of  $17.5 million for the Business in calendar year 2017 as provided in the Forecasts to calculate a range of  $21.9 million to $30.6 million as the implied EV for the Business, and (2) selected an EV/revenue multiples range of 1.00x to 1.50x as the implied reference range of multiples in its analysis of the Business for the calendar year 2018 and applied such multiple range to the estimated revenue of  $25.4 million for the Business in calendar year 2018 as provided in the Forecasts to calculate a range of $25.4 million to $38.1 million as the implied EV for the Business and compared such amounts to the consideration of  $29.0 million.
Analysis of Selected Transactions. Cowen reviewed the financial terms, to the extent publicly available, of 20 transactions (the “Wound Care Transactions”) involving the acquisition of companies in the wound care industry, which were announced or completed since May 16, 2011. These transactions were (listed as target/buyer):
Date	Target	Buyer	EV (US Dollars In Millions)	Upfront Payment (US Dollars In Millions)	Milestone Payment (US Dollars In Millions)	LTM Revenue (US Dollars In Millions)	EV/LTM Revenue Multiples(1)
01/10/2017	Derma Sciences	Integra	222.6	222.6	0	88.5	2.52x(2)
12/20/2016	LifeCell	Allergen	2,900.0	2,900.0	0	450.0	6.44x
07/28/2016	BioD	Derma Sciences	77.8	21.3	56.5	22.0	3.54x
05/24/2016	EuroMed	Scapa	42.0	35.0	7.0	18.0	2.33x
01/10/2016	Stability	MiMedix	36.7	11.1	25.6	17.2	2.14x
06/28/2015	TEI Biosciences	Integra	312.0	312.0	0	63.5	4.91x
02/02/2015	Celleration, Inc.	Alliqua	30.4	30.4	0	8.7	3.49x
10/23/2014	Transplant Technologies of Texas	Globus Medical	51.1	36.1	15.0	12.0	4.26x
05/06/2014	Choice	Alliqua	9.0	4.0	5.0	1.8	5.00x
01/17/2014	Dermagraft	Organogenesis	300.0	0	300.0	89.8	3.34x
07/30/2013	Systagenix	Kinetic Concepts	478.7	478.7	0	196.0	2.44x
06/09/2013	Pioneer Surgical	RTI Biologics	126.4	126.4	0	88.2	1.43x
11/28/2012	Healthpoint Biotherapeutics	Smith & Nephew	782.0	782.0	0	190.0	4.12x
06/11/2012	BSN Medical	EQT Partners	2,258.0	2,258.0	0	878.1	2.57x
05/03/2012	Kensey Nash	Koninklijke DSM	410.5	410.5	0	83.9	4.89x
03/29/2012	MedEfficiency	Derma Sciences	14.5	14.5	0	5.3	2.74x
02/09/2012	Aldagen	Cytomedix	49.1	20.6	28.4	1.5	Not Meaningful
12/13/2011	Synovis	Baxter	268.9	268.9	0	82.4	3.27x
05/17/2011	Advanced BioHealing, Inc.	Shire plc	750.0	750.0	0	161.4	4.65x
05/16/2011	Orthovita	Stryker	315.0	315.0	0	94.4	3.34x
Minimum			9.0	-0	-0	1.5	1.43x
Mean			471.7	449.9	21.9	127.6	3.55x
Median			245.7	174.5	Not meaningful due to the limited number of data points	83.1	3.34x
Maximum			2,900.0	2,900.0	300.0	878.1	6.44x

(1)
Revenue multiples above 15.0x are considered not meaningful.

(2)
Includes $56.8 million of contingent payments.

No transaction used in the precedent transactions analyses is identical to the Asset Sale Transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies involved in the precedent transactions which in turn, affect the enterprise value and equity value of the companies involved in the transactions to which the Asset Sale Transaction is being compared. In evaluating the precedent transactions, Cowen made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, such as the impact of competition, industry growth, and the absence of any adverse material change in the financial condition of the Business or the companies involved in the precedent transactions or the industry or in the financial markets in general, which could affect the public trading value of the companies involved in the selected transactions which in turn, affect the enterprise value and equity value of the companies involved in the transactions to which the Asset Sale Transaction is being compared.
Based upon the information presented in the table above, Cowen’s experience in the wound care industry and its professional judgment, Cowen selected an EV/last-twelve-month (“LTM”) revenue multiple range of 1.50x to 2.50x as the implied reference range of multiples in its analysis of the Business and applied such multiple range to the estimated revenue of  $17.5 million for the Business in calendar year 2017 as provided in the Forecasts to calculate a range of  $26.2 million to $43.7 million as the implied EV for the Business and compared such amount to the consideration of  $29.0 million.
In arriving at the EV/LTM revenue multiple reference range of 1.50x to 2.50x described above, Cowen noted Alliqua’s lack of upcoming regulatory catalysts and uncertain financial condition and selected (1) the low end of the reference range as being approximately the minimum value of the EV/LTM revenue multiples observed in the Wound Care Transactions and (2) the high end of the reference range being approximately the multiple for the Derma Sciences/Integra transaction. Cowen selected the Derma Sciences/Integra transaction’s multiple as a benchmark for the high end of the reference range because unlike Alliqua, Derma Sciences’ cash balance at the time of the transaction would likely support Derma Sciences’ operations for a substantial period of time.
Discounted Cash Flow Analysis.   Cowen estimated a range of values for the Business based upon the discounted present value of the projected after-tax cash flows of the Business provided in the Forecasts provided by management of Alliqua for calendar years ending 2018 through 2021, and of the terminal values of the Business at calendar year 2021, based upon estimated exit multiples of EV/revenue of 1.25x to 1.75x, in each case discounted back to December 31, 2017. Unlevered free cash flow was calculated by taking operating earnings and subtracting from this amount projected taxes (which, at the direction of Alliqua, were estimated by Cowen to be 21% for purposes of its Opinion) and capital expenditures, and adding back projected depreciation and amortization and increases in net working capital. This analysis was based upon certain assumptions described by the Forecasts supplied by the management of Alliqua. In performing this analysis, Cowen utilized a range of discount rates of 16.0% to 18.0% derived by application of the Capital Asset Pricing Model, which takes into account the historical betas of the Selected Companies (excluding Derma Sciences, which was acquired on January 10, 2017 by Integra and is no longer publicly traded), Alliqua’s target capital structure as provided by Alliqua management, and certain financial metrics for the United States financial markets generally. Cowen utilized terminal EV/revenue multiples ranging from 1.25x to 1.75x, which range was selected by Cowen in its professional judgment. Utilizing this methodology, the implied EV of the Business ranged from $19.1 million to $37.3 million which Cowen compared to the consideration of  $29.0 million.
The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the Board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying the Opinion. Additionally, no company or transaction used in any analysis as a comparison is identical to Alliqua or the Business, or the transactions contemplated by the Asset Purchase Agreement, and they all differ in material ways. Accordingly, an analysis of the results described above is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of the selected companies or transactions to which they are being compared. Cowen used these analyses to determine the impact of various operating metrics on the implied EVs of the Business to the extent applicable. Each of these analyses yielded a range of implied EVs, and therefore, such implied EV ranges developed from these analyses were viewed by Cowen collectively and not individually.
In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Alliqua. Except as otherwise noted, the information utilized by Cowen in its analyses, to the extent that it was based on market data, is based on market data as it existed on or before January 4, 2018 and is not necessarily indicative of current market conditions. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Alliqua, Buyer, Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Cowen and the Opinion were among several factors taken into consideration by the Board in making its decision to enter into the Agreement and should not be considered as determinative of such decision.
Cowen was selected by the Board to render the Opinion to the Board because Cowen is a nationally recognized investment banking firm and because, Cowen as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, in the ordinary course of its business, Cowen and its affiliates may actively trade the securities of Alliqua for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. The issuance of the Opinion was approved by Cowen’s fairness opinion review committee.
Cowen is acting as exclusive financial advisor to the Board in connection with the transaction and will receive from Alliqua a fee (the “Transaction Fee”) of approximately $1,500,000 contingent upon the closing of the Asset Sale Transaction. Cowen received a fee of  $750,000 for providing the Opinion without regard to whether the Asset Sale Transaction is ultimately consummated, which is creditable against any Transaction Fee. In addition, Alliqua agreed to reimburse certain of Cowen’s expenses and to indemnify Cowen for certain liabilities that may arise out of Cowen’s engagement. The Opinion states that, in the two years preceding the date of the Opinion, Cowen has served as a financial advisor to Alliqua in Alliqua’s proposed acquisition of Soluble in 2017 and has received customary fees for the rendering of such services. Except as stated in the immediately preceding sentence, in the two years preceding the date of the Opinion, the Opinion provides that Cowen has not had a material relationship with Alliqua or any other party to the Asset Sale Transaction and there were no material relationships mutually understood to be contemplated in which any compensation was received or was intended to be received as a result of the relationship between Cowen and any party to the Asset Sale Transaction. Cowen and its affiliates may in the future provide commercial and investment banking services to Alliqua, Buyer or their respective affiliates and may receive fees for the rendering of such services.
The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between Alliqua and Cowen, and the Board was aware of the arrangement, including the fact that the Transaction Fee is contingent upon the completion of the Asset Sale Transaction.
Use of Proceeds and Future Operations
The Company, and not its stockholders, will receive the proceeds from the Asset Sale Transaction. We do not intend to liquidate following the Asset Sale Transaction. The Board will evaluate alternatives for the use of the cash proceeds to be received at closing, which alternatives are expected to include using a portion of the proceeds to repay our outstanding indebtedness (including prepayment fees) to Perceptive of approximately $12.6 million in full and to pay transaction expenses of approximately $3 million. In addition, we intend to continue to maximize stockholder interests with a goal of returning value to our stockholders. Although our Board has not made any determination, such alternatives may include paying a special dividend, a share repurchase or other return of capital to our stockholders. We intend to use the remainder of the proceeds, together with any other sources of liquidity available to us at that time, to support operations at our hydrogel plant and to pursue strategic opportunities including, without limitation, a reverse merger transaction or a strategic acquisition. The amounts and timing of our actual expenditures, however, will depend upon numerous factors, and we may find it necessary or advisable to use portions of the proceeds from the Asset Sale Transaction for different or presently non-contemplated purposes.
Interest of our Directors and Executive Officers in the Asset Sale Transaction
In considering the recommendation of our Board to vote “FOR” the Asset Sale Proposal, you should be aware that, aside from their interests as stockholders, our directors and executive officers have interests in the Asset Sale Transaction that are different from, or in addition to, the interests of our stockholders generally. The Board was aware of these interests and considered them, among other matters, (i) in evaluating the Asset Purchase Agreement, (ii) in reaching its decision to approve the Asset Purchase Agreement, and (iii) in recommending to stockholders that the Asset Purchase Agreement and the Asset Sale Transaction be approved and adopted. These interests include those described below.
Treatment of Equity Awards
Restricted Stock
Pursuant to the terms of the applicable award agreement, upon the closing of the Asset Sale Transaction each unvested share of restricted common stock granted pursuant to one of the Company’s long-term incentive plans (“Restricted Stock”) shall become fully vested and all restrictions applicable to such Restricted Stock’s sale, exchange, transfer, pledge, assignment, or otherwise shall lapse. The holder of any vested Restricted Stock, whether previously vested or that becomes vested in connection with the closing of the Asset Sale Transaction, will be treated as a holder of common stock for purposes of the Asset Purchase Agreement, subject to any applicable income and employment withholdings and taxes.
Grants of Additional Restricted Stock to Named Executive Officers
On April 5, 2017, the compensation committee of the Board approved additional grants of Restricted Stock to Messrs. Johnson, Posner, Barton, and Pionati as follows: Johnson — 30,000; Posner — 10,000; Barton — 10,000; and Pionati — 10,000, subject to the Company’s stockholders approving an increase in the number of shares of common stock reserved for issuance under the Company’s 2014 Long-Term Incentive Plan, which stockholder approval was received on June 23, 2017. Consequently, on June 28, 2017, Messrs. Johnson, Posner, Barton and Pionati each received an award of Restricted Stock in the amounts described above. Pursuant to the terms of the applicable award agreement, at the effective time of the Asset Sale Transaction each unvested share of Restricted Stock shall become fully vested and all restrictions applicable to such Restricted Stock’s sale, exchange, transfer, pledge, assignment, or otherwise shall lapse.
Company Stock Awards
The below table shows the amount of Restricted Stock owned by each named executive officer and non-employee director that will vest in connection with the Asset Sale Transaction.
As was previously reported on the Current Reports on Form 8-K that we filed with the SEC on November 24, 2017 and December 8, 2017, Messrs. Kung and Zeldis resigned from our Board. Consequently, the value of such equity awards in the table below is calculated as of the effective date of their respective resignations (November 24, 2017 and December 5, 2017, respectively), rather than January 26, 2018, the last practicable date prior to the filing of this proxy statement, which is used for calculating all other directors’ awards.

Name	Number of Shares of Common Stock (#)	Price per Share ($)(1)	Total Value of Shares ($)
David I. Johnson	120,000	2.20	264,000
Brian Posner	23,333	2.20	51,333
Bradford Barton	23,333	2.20	51,333
Pellegrino Pionati	23,000	2.20	50,600
Joseph Leone	—
Gary Restani	—
Jeffrey Sklar	—
Mark Wagner	—
Winston Kung	—
Jerome Zeldis	—
TOTAL	189,666		417,266

(1)
Value of shares calculated as of January 26, 2018, the last practicable date prior to the filing of this proxy statement.

Termination Benefits of Named Executive Officers
Messrs. Johnson, Posner, Barton, and Pionati are each subject to an executive employment agreement that provides for certain severance payments and benefits upon on a termination of employment during an agreement’s term, subject to their timely execution of an irrevocable release of claims in favor of the Company.
Mr. Johnson’s executive employment agreement provides that if his employment is terminated by the Company without “cause” (as defined below) or by him for “good reason” (as defined below) during the agreement’s term, then any unvested stock options or other equity-based award granted to him shall become fully vested, and Mr. Johnson shall be entitled to (i) receive an amount equal to the sum of two years of his then current base salary plus two times his annual bonus opportunity, determined as if the target achievement level for any performance criteria were met, payable by the Company in 24 equal monthly installments following his employment termination date, (ii) continued coverage for Mr. Johnson and his dependents, at the same cost, if any, imposed on active employees of the Company under the Company’s health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for up to 24 months following his employment termination date or until his COBRA coverage expires or he becomes eligible for other employer-sponsored health coverage, and (iii) exercise any outstanding stock options for three months following his employment termination date or, if sooner, the expiration of the applicable option period, in each case, provided he timely executes and returns an irrevocable release of claims in favor of the Company and complies with the fifteen-month post-termination non-solicitation and perpetual non-disparagement and confidentiality covenants in his executive employment agreement. In addition, if Mr. Johnson’s employment is terminated during the agreement’s term and a change of control of the Company occurs, instead of receiving severance in monthly installment payments, the Company may, in its sole discretion, terminate the executive employment agreement and all other agreements, methods and programs sponsored by the Company immediately after the change in control that would be treated as a single plan with the agreement under Code Section 409A and the regulations promulgated thereunder and pay Mr. Johnson a lump-sum cash payment equal to, (i) if a change of control occurs within 24 months of his employment termination date and all of his severance installment payments had not been paid prior to the change of control, the aggregate amount of any severance payments and benefits that remain unpaid as of the change of control, paid to him by the Company within five business days following the change of control, or (ii) if Mr. Johnson’s severance payments had not commenced prior to the change of control, the aggregate amount of any severance payments and benefits to which he is entitled, paid to him by the Company within 60 days following the change of control, in either case, subject to Mr. Johnson’s execution (and non-revocation) of a release of claims in favor of the Company and compliance with the fifteen-month post-termination non-solicitation and perpetual non-disparagement and confidentiality covenants in his executive employment agreement.

The executive employment agreements between the Company and each of Messrs. Posner, Barton, and Pionati are substantially similar in form and substance. Such executive employment agreements provide that if an executive’s employment is terminated by the Company without “cause” (as defined below) or by the executive for “good reason” (as defined below) during the agreement’s term, then any unvested stock options or Restricted Stock granted to the executive shall become fully vested, and the executive shall be entitled to (i) receive a lump-sum cash payment equal to 12 months base salary plus, if the executive’s termination occurs after July 1st of a given year, an amount equal to the executive’s annual bonus opportunity for the year in which the termination occurs, determined as if the target achievement level for any performance criteria were met, in each case, payable by the Company on the Company’s first regularly scheduled pay date on or after the 60th day following the employment termination date; (ii) continued coverage for the executive, with the costs thereof being paid by the executive and the Company in the proportion as existed while he was an employee of the Company, under the Company’s health plan pursuant to COBRA for up to 12 months following an executive’s employment termination date or until the executive becomes eligible for other employer-sponsored health coverage, and (iii) exercise any outstanding stock options for two years following the employment termination date or, if earlier, the expiration of the applicable option period, in each case, provided the executive timely executes and returns an irrevocable release of claims in favor of the Company.
For purposes of Mr. Johnson’s executive employment agreement, “cause” generally means any of the following: (i) an act or acts of theft, embezzlement, or fraud; (ii) an act or acts of intentional dishonesty or willful misrepresentation of a material nature that is reasonably likely to cause material damage to the Company or the Company’s reputation; (iii) a material breach of any fiduciary duties owed by Mr. Johnson to the Company; (iv) conviction of, or pleading nolo contendere or guilty to, a felony or misdemeanor (other than a traffic infraction) that is reasonably likely to cause material damage to the Company or the Company’s reputation; (v) a material violation of the Company’s written policies, standards or guidelines, which Mr. Johnson fails to cure within 30 days after receiving written notice from the Board specifying the details of the alleged violation; (vi) refusing to perform the material duties and responsibilities required to be performed by Mr. Johnson under the terms of his executive employment agreement, which he fails to cure within 30 days after receiving written notice from the Board specifying the details of the alleged refusal; and (vii) a material breach of the executive employment agreement or any other agreement to which Mr. Johnson and the Company are parties that is not cured by him within 30 days after receiving written notice from the Board specifying the details of the alleged material breach.
For purposes of the executive employment agreements with each of Messrs. Posner, Barton, and Pionati, “cause” generally means any of the following: (i) an act or acts of theft, embezzlement, fraud, or willful or material misrepresentation; (ii) indictment or conviction of, or pleading nolo contendere or guilty to, a felony or a crime involving moral turpitude; (iii) refusing to perform or intentional disregard of an executive’s duties and responsibilities to the Company; and (iv) a material breach of the terms of the executive employment agreement or any other agreement to which the executive and the Company are parties. An executive is entitled to a 30-day period to cure any conduct that the Company has determined constitutes cause.
For purposes of each of the executive employment agreements, “good reason” generally means any of the following: (i) a material diminution without the executive’s consent in his duties and responsibilities; (ii) a material breach by the Company of an executive’s employment agreement or any other agreement to which the executive and the Company are parties; (iii) relocation of an executive’s principal place of employment (Langhorne, Pennsylvania for Mr. Johnson and Yardley, Pennsylvania for the remaining named executive officers) by more than 35 miles; and (iv) failure by the Company to secure in writing the agreement of any successor entity to the Company to assume an executive’s employment agreement, including a successor to all or substantially all of the Company’s assets. In addition, Mr. Johnson’s executive employment agreement provides that “good reason” also means a material reduction in his base salary and a material diminution in his title or authority. For each event constituting good reason listed above, an executive must give the Company written notice of such event within 90 days after he first learns of its existence, and the Company is entitled to a 30-day period to cure any conduct that constitutes good reason.

Golden Parachute Compensation
Other than acceleration of vesting of equity awards pursuant to the terms of the applicable award agreements, we have no “change in control” agreements with our named executive officers that would entitle them to benefits or payments solely as a result of a change in control of the Company. However, pursuant to their employment agreements in the event of a termination without “cause” or for “good reason” (each, as defined in the respective employment agreements and a “qualifying termination”), our named executive officers are entitled to cash severance benefits, as well continued coverage under COBRA. Following the Asset Sale Transaction, we expect to retain Mr. Johnson as our President and Chief Executive Officer and, in an effort to reduce the Company’s overhead and cash burn rate after the consummation of the Asset Sale Transaction, that each of Messrs. Posner, Barton and Pionati will not continue with the Company. As of the date hereof, none of our named executive officers have tendered their resignation and the non-retention of Messrs. Posner, Barton and Pionati is only intended upon consummation of the Asset Sale Transaction. The table below sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that is based on or that otherwise relates to the Asset Sale Transaction to which the following individuals, each one of our named executive officers, are entitled under existing agreements. A description of various arrangements pursuant to which this compensation would be paid is included above.
The table below assumes that:
•
the Asset Sale Transaction was consummated on January 26, 2018;

•
the employment of our named executive officers was terminated without “cause” immediately following the effective time of the Asset Sale Transaction if it were consummated on January 26, 2018.

GOLDEN PARACHUTE COMPENSATION(1)
Name	Cash ($)(2)(3)	Equity ($)(4)	Perquisites/ Benefits ($)(5)	Total ($)
Named Executive Officer Intended to be Retained After Closing and for Which Severance May Not Be Payable
David I. Johnson President, Chief Executive Officer and Director	1,400,000	264,000	36,078	1,700,078
Named Executive Officers Not Intended to be Retained After Closing and for Which Severance May Be Payable
Brian Posner Chief Financial Officer, Treasurer and Secretary	249,600	51,333	20,547	321,480
Bradford Barton Chief Operating Officer	249,600	51,333	15,685	316,618
Pellegrino Pionati Chief Strategy and Marketing Officer	249,600	50,600	20,432	320,632

(1)
There are no pension, nonqualified deferred compensation, tax reimbursements or payments to the below named executive officers that need to be disclosed pursuant to Item 402(t) of Regulation S-K.

(2)
The amount presented for Mr. Johnson represents an amount equal to the sum of two years of his base salary as in effect on January 26, 2018 (an aggregate amount of  $700,000, based on an annual base salary of  $350,000) plus two times his annual bonus opportunity, determined as if the target achievement level for any performance criteria were met (an aggregate amount of  $700,000, based on an annual target bonus opportunity of  $350,000 (100% of annual base salary)). Mr. Johnson is entitled to this amount regardless of when a qualifying termination of employment occurs; however, if Mr. Johnson’s employment is terminated in connection with a change of control, the payment timing of this amount may change.

Such amount would be payable in a lump sum on the 60th day following the consummation of the Asset Sale Transaction if the Company chooses to terminate Mr. Johnson’s executive employment agreement and certain other arrangements, as described above. Such amount would only be payable as a lump sum in the event of a qualifying termination of employment following the consummation of the Asset Sale Transaction and if the Company chooses to terminate Mr. Johnson’s executive employment agreement as described above. In the absence of the consummation of the Asset Sale Transaction or if the Company does not choose to terminate Mr. Johnson’s executive employment agreement in connection with the consummation of the Asset Sale Transaction as described above, such amount would be payable in 24 equal monthly installments following a qualifying termination of employment.
(3)
The amounts presented for Messrs. Posner, Barton and Pionati represent a lump-sum cash payment equal to 12 months base salary as in effect on January 26, 2018. These payments are payable in the event of a qualifying termination of employment regardless of the consummation of the Asset Sale Transaction.

(4)
These amounts represent the value of unvested shares of Restricted Stock, calculated as of January 26, 2018, that will vest upon consummation of the Asset Sale Transaction. The vesting of these shares is “single-trigger,” as it will occur upon consummation of the Asset Sale Transaction.

(5)
The amount presented for Mr. Johnson represents continued coverage under the Company’s health plan pursuant to COBRA for Mr. Johnson and his dependents for 24 months following January 26, 2018. The amounts presented for Messrs. Posner, Barton and Pionati represent continued coverage under the Company’s health plan pursuant to COBRA for the executive for 12 months following January 26, 2018. These payments are payable in the event of a qualifying termination of employment regardless of the consummation of the Asset Sale Transaction.

Company Stock Options
Pursuant to the terms of the applicable option agreement, upon the closing of the Asset Sale Transaction each unvested option to purchase shares of the Company’s common stock (“Company Option”) shall become fully vested and fully exercisable for shares of the Company’s common stock. All Company Options held by our directors and executive officers were “out of the money” at the time our Board approved the Asset Purchase Agreement and the Asset Sale Transaction.
No Appraisal or Dissenters’ Rights
No appraisal or dissenters’ rights are available to our stockholders under Delaware law or under our certificate of incorporation or bylaws in connection with the Asset Sale Transaction.
Regulatory Matters
We are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Asset Purchase Agreement or completion of the Asset Sale Transaction.
Material U.S. Federal Income Tax Consequences
The following discussion is a general summary of the anticipated material U.S. federal income tax consequences of the Asset Sale Transaction. The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, currently applicable and proposed Treasury Regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this proxy statement. No rulings have been requested or received from the Internal Revenue Service (the “IRS”) as to the tax consequences of the Asset Sale Transaction and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of the Asset Sale Transaction discussed below or, if it does challenge the tax treatment, that it will not be successful.

The Asset Sale Transaction will be treated for U.S. federal income tax purposes as a taxable transaction upon which we will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of a particular asset will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The amount realized by us on the Asset Sale Transaction will include the amount of cash received, the fair market value of any other property received, total liabilities assumed or taken by Buyer and will be reduced by the amount of selling costs. For purposes of determining the amount realized by us with respect to specific assets, the total amount realized by us will generally be allocated among the assets according to the rules set forth in Section 1060(a) of the Code. Our basis in our assets is generally equal to their cost, as adjusted for certain items, such as depreciation. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold. Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. To the extent the Asset Sale Transaction results in us recognizing a net gain for U.S. federal income tax purposes, it is anticipated that our available net operating loss carryforwards will offset all or a substantial part of such gain.
Anticipated Accounting Treatment
Under generally accepted accounting principles, upon completion of the Asset Sale Transaction, we will remove the net assets sold and liabilities assumed from our consolidated balance sheet. We anticipate to have previously recognized in our FY 2017 financial statements any impairment charges that were associated with the Asset Sale Transaction.
Effects on our Company if the Asset Sale Transaction is Completed and the Nature of our Business following the Asset Sale Transaction
If the Asset Sale Transaction is completed, we will no longer have our advanced biologic wound care business, including our Biovance and Interfyl product lines, nor our MIST Therapy and other therapeutic ultrasound products. We do not intend to liquidate following the Asset Sale Transaction. Our Board will evaluate alternatives for the use of the cash proceeds to be received at closing, which alternatives are expected to include using a portion of the proceeds to repay our outstanding indebtedness (including prepayment fees) to Perceptive of approximately $12.6 million in full and to pay transaction expenses of approximately $3 million. In addition, we intend to continue to maximize stockholder interests with a goal of returning value to our stockholders. Although our Board has not made any determination, such alternatives may include paying a special dividend, a share repurchase or other return of capital to our stockholders. We intend to use the remainder of the proceeds, together with any other sources of liquidity available to us at that time, to support operations at our hydrogel plant and to pursue strategic opportunities including, without limitation, a reverse merger transaction or a strategic acquisition. The amounts and timing of our actual expenditures, however, will depend upon numerous factors, and we may find it necessary or advisable to use portions of the proceeds from the Asset Sale Transaction for different or presently non-contemplated purposes.
The Asset Sale Transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the Asset Sale Transaction will continue to hold the same number of shares immediately following the closing.
SEC Reporting and NASDAQ Listing
Our SEC reporting obligations as a public company will not be affected as a result of the closing of the Asset Sale Transaction. However, because our operating business will be severely curtailed, we may be notified that, in NASDAQ’s view, we no longer satisfy the continued listing standards of NASDAQ, and that our common stock will thus be delisted pursuant to NASDAQ’s authority under NASDAQ Listing Rule 5101. If, after completing the Asset Sale Transaction, NASDAQ notifies us that, in its view, we no longer satisfy the continued listing standards of NASDAQ, we will have up to 180 days (depending on the violation) to comply with the continued listing standards. If we are unsuccessful in doing so, however, our common stock will be delisted from NASDAQ. In such case, we will appeal such a determination as we believe that we will continue to meet the continued listing standards of NASDAQ following the completion of the Asset Sale Transaction.

If we are delisted from NASDAQ, trading of our common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as a trading market operated by the OTC Markets Group, Inc., including the OTCQB. Such trading could substantially reduce the market liquidity of our common stock. As a result, an investor would find it more difficult to acquire, dispose of, or obtain accurate quotations for the price of, our common stock.

ASSET PURCHASE AGREEMENT
The following discussion sets forth the principal terms of the Asset Purchase Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. The rights and obligations of the parties are governed by the express terms and conditions of the Asset Purchase Agreement and not by this discussion, which is summary in nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Asset Purchase Agreement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the proposals being brought before the Special Meeting.
Purchase and Sale of Assets
Purchased Assets
Upon the terms and subject to the conditions of the Asset Purchase Agreement, we have agreed to sell to Buyer the following assets (referred to in this discussion as the “Purchased Assets”):
•
All rights to certain of our contracts (the “Assumed Contracts”) related to our advanced biologic wound care business, including our Biovance and Interfyl product lines and MIST Therapy and other therapeutic ultrasound products (the “Business”), including all of our claims or causes of action with respect to such contracts;

•
All products, parts, supplies, materials and other inventories (wherever located), used, held for use or intended to be used in the Business, as of the closing date, including all raw materials, work in process and finished goods inventories and all Biovance, Interfyl and MIST devices and consumables;

•
All books and records primarily related to the Business and the Purchased Assets, including employment records relating to the applicable continuing employees and files and other information and/or data used by us in, or that arise out of, the operation of the Business (the “Acquired Records”);

•
All intellectual property that is owned by the Company and used, held for use, or intended to be used primarily or exclusively in connection with the Business;

•
All permits used, held for use, or intended to be used primarily in the conduct of the Business as currently conducted, or for the ownership and use of the Purchased Assets, and all pending applications therefor and renewals thereof that are used, held for use or intended to be used primarily or exclusively in the operation of the Business;

•
All rights, claims or causes of action against third parties that relate to any of the Purchased Assets or the Business, other than as set forth in “Excluded Assets” below;

•
All of our right, title and interest in and to our real property leases related to our Eden Prairie, Minnesota and Yardley, Pennsylvania locations (the “Assigned Leases”);

•
All tangible personal property, including all plant, machinery, equipment, supplies, spare parts, tools, leasehold improvements, furniture, furnishings, software, hardware and vehicles, used, held for use or intended to be used in the operation of the Business;

•
All deposits and advances, prepaid expenses, credits, deferred charges and other prepaid items, or portions thereof, arising out of or related to the Business or the Purchased Assets;

•
All third party property and casualty insurance proceeds and all rights to third party property and casualty insurance proceeds relating to claims arising following the closing date, in each case, to the extent received or receivable in respect of the Business or the Acquired Assets;

•
All goodwill and other intangible assets appurtenant to the Purchased Assets or the Business and the right to represent to third parties that Buyer is the successor to the Business; and

•
All other assets not specifically enumerated in this section, but otherwise used, held for use or intended to be used primarily in the operation of the Business.

Notwithstanding the above, any assets which are by their terms non-assignable without the consent of a third party are not transferred to Buyer under the terms of the Asset Purchase Agreement if such third party has not consented prior to the closing date. Instead, we and Buyer are each required to use commercially reasonable efforts to obtain any such consent following the closing; provided, however, that we are not required to pay any fee or other consideration to any third party to obtain any such consent. To the extent that any Purchased Asset cannot be transferred to Buyer following the closing, we and Buyer are each obligated to use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable law, operational equivalent of the transfer of such Purchased Asset to Buyer as of the closing and the performance by Buyer of its obligations with respect thereto.
Excluded Assets
Under the terms of the Asset Purchase Agreement, the following assets (referred to in this discussion as the “Excluded Assets”) will not be transferred to Buyer and will remain our assets following the closing of the Asset Sale Transaction:
•
All contracts other than the Assumed Contracts;

•
All cash, cash equivalents and investment securities, including any depository accounts and lockboxes in which such assets are held;

•
All accounts receivable, trade receivable, notes receivable and other receivables;

•
Other than the Acquired Records, all records and other protected business information;

•
Our certificate of incorporation, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, all of our tax returns and books and records relating to our tax returns or otherwise relating to tax matters, for all periods and other documents relating to the organization, maintenance, and existence of the Company as a corporation;

•
Any of our rights under the Asset Purchase Agreement (or under any other agreement between us on the one hand and Buyer on the other hand entered into on or after January 5, 2018);

•
Any assets primarily used in our hydrogel contract manufacturing business, including, without limitation, our SilverSeal and Hydress product lines;

•
All of our right, title and interest in and to any leased real property, other than the Assigned Leases;

•
All rights and interest in any refund of taxes to the extent such refund of taxes is for the benefit of the Company;

•
All deposits and advances, prepaid expenses, credits, deferred charges and other prepaid items, or portions thereof, that are unrelated to the Business;

•
All our Employee Plans (as defined in the Asset Purchase Agreement), including any contracts related thereto, and all assets held with respect to our Employee Plans; and

•
All of our rights, title and interest in and to all of our other assets (except for the Purchased Assets).

Assumption and Transfer of Liabilities
Assumed Liabilities
Upon the terms and subject to the conditions of the Asset Purchase Agreement, Buyer has agreed to assume the following liabilities (referred to in this discussion as the “Assumed Liabilities”):
•
All liabilities and obligations arising from and after the closing under the Assumed Contracts;

•
All liabilities and obligations of Buyer or its affiliates relating to employee benefits, compensation or other arrangements with respect to any continuing employee arising after the closing;

•
All liabilities and obligations for (i) taxes arising from or relating to Buyer’s operation of the Business, ownership of the Purchased Assets or assumption of the Assumed Liabilities after the closing date and (ii) any transfer taxes for which Buyer is responsible; and

•
All other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets from and after the closing.

Excluded Liabilities
Under the terms of the Asset Purchase Agreement, Buyer will not assume and will not be responsible to pay, perform or discharge any of our liabilities or obligations arising out of, relating to or otherwise in respect of the Business or the Purchased Assets prior to the closing, including the following liabilities and obligations (referred to in this discussion as the “Excluded Liabilities”):
•
All trade accounts payable to third parties in connection with the Business that remain unpaid as of the closing date;

•
Any liabilities or obligations in respect of any products sold and/or services performed or in respect of the operation of our business (including the Business) on or prior to the closing;

•
Any liabilities or obligations relating to or arising out of the Excluded Assets;

•
Any of our tax liabilities or obligations;

•
Any liabilities or obligations arising out of, under or in connection with contracts that are not Assumed Contracts and, with respect to Assumed Contracts, any liabilities or obligations in respect of a breach by or default accruing under such Assumed Contracts with respect to any period on or before the closing;

•
Any liabilities or obligations arising out of, under or in connection with any of our indebtedness;

•
Any liabilities or obligations in respect of any pending or threatened action (i) against us, or (ii) any claim arising out of, relating to or otherwise in respect of  (A) the operation of the Business to the extent such action relates to such operation on or prior to the closing, or (B) any Excluded Asset;

•
Any liabilities or obligations relating to the conduct or operation of any other business of ours, other than the Business;

•
Any liabilities or obligations of ours arising or incurred in connection with the negotiation, preparation, investigation and performance of the Asset Purchase Agreement, any other related agreements and the transactions contemplated by such agreements, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others; and

•
All liabilities and obligations with respect to (i) any employees or former employees of ours (including, for the avoidance of doubt, any change of control bonus or severance obligations of ours with respect to employees or former employees) and (ii) all obligations and liabilities with respect to our Employee Plans.

We anticipate that our expenses relating to the Asset Sale Transaction following the closing of the Asset Sale Transaction will be approximately $3 million, which includes financial advisory fees, legal fees, and other fees and expenses.

Consideration
As consideration for the Asset Sale Transaction, Buyer has agreed to pay us $29 million in cash (less any Bridge Loans provided by Buyer).
Representations and Warranties
The Asset Purchase Agreement contains a number of representations and warranties made by the Company and Buyer. The statements embodied in those representations and warranties were made for purposes of the Asset Purchase Agreement among the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Asset Purchase Agreement. Certain representations and warranties were made as of January 5, 2018 (or other dates specified in the Asset Purchase Agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts because they are qualified as described above. Moreover, information concerning the subject matter of the representations and warranties may have changed since January 5, 2018, and these changes may or may not be fully reflected in the Company’s or Buyer’s public disclosures. The Asset Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company and Buyer that is contained in this proxy statement, as well as in the filings that the Company will make and has made with the SEC. The representations and warranties contained in the Asset Purchase Agreement may or may not have been accurate as of the date they were made, and we make no assertion herein that they are accurate as of the date of this proxy statement.
Company Representations and Warranties
In the Asset Purchase Agreement, the Company has made a number of representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the Asset Purchase Agreement or by information in the confidential disclosure letter the Company delivered in connection with the Asset Purchase Agreement (the “Company Disclosure Letter”) (as may or may not be specifically indicated in the text of the Asset Purchase Agreement). These representations and warranties relate to, among other things:
•
our corporate organization and qualification, as well as the organization and qualification of our subsidiary;

•
our corporate authority to enter into the Asset Purchase Agreement and other agreements related to the Asset Sale Transaction, the validity and enforceability of such agreements and the Board’s approval and recommendation;

•
the absence of conflicts with our organizational documents, applicable law or certain contracts and permits, or the occurrence of defaults under or the creation of liens with respect to certain contracts or permits, as a result of the execution, delivery and performance by us of the Asset Purchase Agreement and other agreements relating to the Asset Sale Transaction;

•
the absence of a requirement to obtain consents or approvals with respect to our execution, delivery and performance under the Asset Purchase Agreement, except as agreed to and acknowledged by the parties;

•
the completeness of our filings with the SEC and the preparation of our financial statements in accordance with GAAP;

•
the absence of certain changes with respect to the Business;

•
litigation and liabilities;

•
employee benefits;

•
compliance with laws and permits;

•
our material contracts;

•
our leased real property;

•
the absence of takeover statutes applicable to us or the Asset Sale Transaction;

•
environmental matters;

•
our Employee Plans;

•
our intellectual property;

•
certain tax matters, including our tax filings and compliance with laws relating to the payment and withholding of taxes with respect to employees, as well as the absence of any outstanding tax audits;

•
certain labor matters;

•
the validity and enforceability of our insurance policies;

•
brokers, finders or investment bankers entitled to any fees in connection with the Asset Sale Transaction;

•
our largest customers with respect to the Business;

•
our largest suppliers with respect to the Business;

•
product return and warranty and product liability matters;

•
the compliance of our business with applicable regulatory laws;

•
the sufficiency of the Purchased Assets to conduct the Business following the closing of the Asset Sale Transaction in substantially the same manner as it was conducted by us prior to closing and no other person holds any right, title or interest in any of the Purchased Assets;

•
compliance with various anti-bribery laws; and

•
our title to the tangible personal property included in the Purchased Assets.

Buyer Representations and Warranties
Buyer’s representations and warranties relate to, among other things:
•
its organization and qualification;

•
its authority to enter into the Asset Purchase Agreement and other agreements related to the Asset Sale Transaction and the validity and enforceability of such agreements;

•
the absence of conflicts with Buyer’s organizational documents and applicable law as a result of Buyer’s execution, delivery and performance under the Asset Purchase Agreement;

•
the absence of litigation that would enjoin or reasonably be expected to prevent or make illegal the Asset Purchase Agreement, the other agreements related to the Asset Sale Transaction or the closing of the Asset Sale Transaction;

•
the Buyer having sufficient funds to pay the purchase price for the Purchased Assets and all required fees and expenses;

•
brokers, finders or investment bankers entitled to any fees in connection with the Asset Sale Transaction; and

•
the Buyer’s ownership of shares of the Company’s common stock as of January 5, 2018.

Covenants
Conduct of Business Pending Closing
Until closing, we are required to, unless otherwise consented to by Buyer:
•
conduct the Business in the ordinary course of business consistent with past practice and in material compliance with all material applicable laws and permits; and

•
use our commercially reasonable efforts to preserve intact our present Business organization, maintain in effect all of our permits, keep available the services of our directors, officers and employees and maintain existing relations and goodwill with governmental entities, customers, distributors, lenders, partners, suppliers and others having material business associations with us.

In addition, from January 5, 2018 until the closing date (or the earlier termination of the Asset Purchase Agreement), except (i) with Buyer’s prior written consent, (ii) as expressly contemplated by the Asset Purchase Agreement, (iii) as required by law or (iv) as set forth in the Company Disclosure Letter, the Company has agreed that it will not, and will not permit any of its subsidiaries to:
•
adopt or propose any change in our certificate of incorporation or bylaws or other applicable governing instruments;

•
merge or consolidate with any other person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any contracts imposing material changes or restrictions on our assets, operations or businesses;

•
create or incur any lien or other encumbrance on any of the Purchased Assets, other than permitted liens and operating liens incurred in the ordinary course of business consistent with past practice;

•
make any changes with respect to accounting policies or procedures used by us in the preparation of our financial statements or revalue or reclassify in any material respect any of the Purchased Assets or the Assumed Liabilities, except as required by changes in applicable GAAP;

•
(A) waive, release, settle or compromise any pending or threatened action against us relating to the Business other than settlements or compromises of any action (1) in which the amount paid by or on behalf of us in settlement or compromise does not exceed $500,000 individually or $1,000,000 in the aggregate and (2) that would entail the incurrence of  (I) any obligation or liability of us in excess of such amount, including costs or revenue reductions or (II) any obligation that would impose any material restrictions on the business or operations of us or (B) commence, join or appeal in any action, other than in the ordinary course of business;

•
other than in the ordinary course of business and consistent with past practices, (A) make or change any material tax election, (B) change our method of accounting for tax purposes, (C) file any material amended tax return, (D) settle, concede, compromise or abandon any material tax claim or assessment, (E) surrender any right to a refund of material taxes or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material taxes;

•
fail to maintain in full force and effect material insurance policies or comparable replacement policies covering us and our respective properties, assets and businesses in a form and amount consistent with past practice;

•
transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of the Purchased Assets, except in the ordinary course of business consistent with past practice and sales of obsolete assets;

•
except as required pursuant to any Employee Plan, consistent with past practice, or as otherwise required by applicable law, (A) pay, grant or provide any severance or termination payments or benefits to any continuing employee; (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus, incentive or retention payments to, or make any new equity awards to any continuing employee, except for increases in base salary in the ordinary course of business consistent with past practice for employees who are not officers; (C) establish, adopt, amend or terminate any Employee Plan or amend the terms of any outstanding equity-based awards; (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Plan; (E) change in any material respect any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (F) forgive any loans to any continuing employee;
•
enter into any new line of business; or

•
agree, authorize or commit to do any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar contract with respect to any of the foregoing actions.

Buyer has agreed to allow the Company to incur up to an additional $3 million of debt from Perceptive.
Stockholders Meeting
We are required, as promptly as practicable after January 5, 2018, to establish a record date for, duly call, give notice of convene and hold a meeting of our stockholders to obtain the Stockholder Approval. We must use commercially reasonable efforts to solicit proxies from our stockholders for the purposes of obtaining the Stockholder Approval and to secure such Stockholder Approval in accordance with Delaware law and our certificate of incorporation and bylaws.
No Solicitation
From January 5, 2018 until the closing of the Asset Sale Transaction or, if earlier, the termination of the Asset Purchase Agreement, the Company, and its representatives are not permitted to, directly or indirectly:
•
initiate, solicit, knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any Acquisition Proposal, except to notify such person of the existence of the non-solicitation clause;

•
enter into any contract with respect to any Acquisition Proposal; or

•
grant any waiver, amendment or release under any standstill or confidentiality agreement or takeover statutes, or fail to enforce any standstill or confidentiality agreement.

Notwithstanding the above, if we receive a written Acquisition Proposal that did not result from a breach of our obligations under the Asset Purchase Agreement prior to the Stockholder Approval, we may, (i) provide information in response to a request therefor by the person who has made such Acquisition Proposal, but only if we receive from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in a confidentiality agreement customary for transactions of this type and prior to disclosing any information to such person or any of its affiliates or representatives in response to such Acquisition Proposal, we make such information available to Buyer (to the extent such information has not been previously made available to Buyer); (ii) engage or participate in any discussions or negotiations with such person; or (iii) after having complied with the applicable section of the Asset Purchase Agreement, approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (A) prior to taking any action described in clause (i), (ii) or (iii) above, the Board determines in good faith after consultation with outside legal counsel that the failure to take such action, in light of the Acquisition Proposal and the terms of the Asset Purchase Agreement, would constitute a breach of the directors’ fiduciary duties under applicable law, (B) in each such case referred to in clause (i) or (ii) above, the Board has determined in good faith based on the information then available and after consultation with its outside legal counsel and financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (C) in the case referred to in clause (iii) above, the Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal is a Superior Proposal and failure to take such action would constitute a breach of the directors’ fiduciary duties under applicable law.
For the purposes of the Asset Purchase Agreement, “Acquisition Proposal” means (i) any inquiry, offer or proposal, or any indication of interest in making an offer or proposal made by a person or group, in a single transaction or series of related transactions, which is structured to permit such person or group to acquire beneficial ownership of the assets of the Company relating to (A) the advanced biologic wound care business, including its Biovance and Interfyl product lines or (B) the Company’s business related to the MIST Therapy and other therapeutic ultrasound platform products, (ii) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries, or (iii) any acquisition by any person resulting in, or proposal or offer, which if consummated would result in, any person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of the Company or those of any of its subsidiaries, or 20% or more of the consolidated total assets, measured either by book value or fair market value (including equity securities of its subsidiaries) of Seller, in each case other than the Asset Sale Transaction, provided, however, that in no event shall an Acquisition Proposal include any inquiry, offer or proposal, or any indication of interest solely with respect to the sale or other disposition or acquisition of the Excluded Assets.
For the purposes of the Asset Purchase Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal (i) that would result in any person becoming the beneficial owner, directly or indirectly, of  (A) 50% of the consolidated assets of the Company or (B) 50% of the voting power of the equity securities of the Company and (ii) that the Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal (including any break-up fee, expense reimbursement provisions, conditions to closing and financing terms) and the person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Asset Sale Transaction and the other transactions (after taking into account any revisions to the terms of the transaction contemplated by the Asset Purchase Agreement and the time likely to be required to consummate such Acquisition Proposal).
No Change of Recommendation or Alternative Acquisition Agreement
The Board is not permitted to, directly or indirectly:
•
(1) except as expressly permitted by the Asset Purchase Agreement, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Buyer, the Board’s recommendation to approve the Asset Purchase Agreement and the Asset Sale Transaction (the “Board Recommendation”), (2) approve, propose to approve, resolve to approve, recommend or otherwise declare advisable (publicly or otherwise), any Acquisition Proposal, or (3) fail to publicly reaffirm the Board Recommendation, including by not publicly supporting the transaction in a director’s individual capacity, within five business days after Buyer so requests in writing; or

•
except as expressly permitted by, and after compliance with, the Asset Purchase Agreement, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other contract (other than a confidentiality agreement) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding the above, the Board may, prior to the Stockholder Approval, withhold, withdraw, qualify or modify the Board Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal that was not solicited, initiated, knowingly facilitated or knowingly encouraged in breach of the Asset Purchase Agreement (a “Change of Recommendation”) or may terminate the Asset Purchase Agreement, if the Board determines in good faith based on information then available, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal is a Superior Proposal and the failure to take such action would constitute a breach of directors’ fiduciary duties under applicable law.
Before taking any of the actions noted in the paragraph above, the Board will (A) notify Buyer in writing, five business days in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal, or to terminate the Asset Purchase Agreement with respect to a Superior Proposal, which notice will specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach the most current version of the agreement reflecting such terms and conditions; (B) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal, or terminating the Asset Purchase Agreement with respect to a Superior Proposal, negotiate in good faith with Buyer during such five business day period (to the extent that Buyer desires to negotiate) to make such revisions to the terms of the Asset Purchase Agreement or consider a possible alternative transaction with Buyer so that the Acquisition Proposal that is the subject of the notice ceases to be a Superior Proposal; and (C) have considered in good faith any changes to the Asset Purchase Agreement offered in writing by Buyer and will have determined in good faith (after consultation with its outside legal counsel and financial advisor) that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Buyer were to be given effect.
Further Action; Efforts to Complete the Asset Sale Transaction
Subject to the terms and conditions set forth in the Asset Purchase Agreement, the parties have each agreed to use its reasonable best efforts to, and will assist and cooperate with the other party to:
•
consummate and make effective the Asset Sale Transaction as promptly as reasonably practicable;

•
obtain all necessary authorization, clearances, consents, orders and approvals from governmental entities and make such registrations and filings as may be necessary to obtain an approval or waiver from, or to avoid an action by, any governmental entity;

•
obtain all necessary consents, approvals or waivers from third parties;

•
defend any actions challenging the Asset Purchase Agreement or the Asset Sale Transaction; and

•
execute and deliver any additional instruments reasonably necessary to consummate and carry out fully the Asset Sale Transaction.

In addition, the parties will, subject to applicable law, promptly cooperate and coordinate with the other in the taking of the actions contemplated by the foregoing, supply the other with any information that may be reasonably required in order to effectuate the taking of such actions and use reasonable best efforts to cooperate with each other in determining whether any filings are required to be made with, or executing any consents, permits, authorizations, waivers or approvals that are required to be obtained from, any third parties or other governmental entities in connection with the execution and delivery of the Asset Purchase Agreement and the closing of the Asset Sale Transaction. The parties will also inform and keep apprised the other party in connection with communications and developments with governmental entities.
Bridge Loans
In the event that the closing of the Asset Sale Transaction does not take place before April 1, 2018 and May 1, 2018 and the Asset Purchase Agreement has not been earlier terminated, Buyer has agreed to provide the Company, at the Company’s request, with the Bridge Loans. Any Bridge Loan would be secured by the Purchased Assets, would be subordinate to the Company’s outstanding debt with Perceptive. Any Bridge Loans would be required to be repaid in full by the Company (i) prior to or concurrent with the termination of the Asset Purchase Agreement either (A) by mutual consent of the Parties, or (B) by the Company, (ii) within two business days of termination of the Asset Purchase Agreement by Buyer, or (iii) upon the closing of the Asset Sale Transaction.

Access to Information
We are required to afford Buyer and its representatives, upon reasonable notice, reasonable access during normal business hours to our officers, employees, agents, properties, offices and other facilities and our books and records. Any information provided to Buyer is to be kept confidential in accordance with terms found in confidentiality agreements customary for this type of transaction. Buyer has also agreed to allow us to consult with our former employees in connection with matters associated with our continuing business, including with respect to SEC reporting, tax, employment and litigation matters.
Employees and Employee Benefits
Buyer may make offers of employment on an at-will basis to certain of our employees. Buyer will identify such employees on a schedule to be delivered to us as promptly as reasonably practicable (but in any event no later than five business days prior to the closing date) after January 5, 2018. For a period of 12 months after the closing, Buyer or a subsidiary of Buyer shall provide each employee that accepts Buyer’s offer of employment and commences working for Buyer (each, a “Continuing Employee”) during employment with salary, wages, bonus and/or incentive compensation, and other employee benefit plans, programs, and arrangements of Buyer or its subsidiaries that are substantially comparable in the aggregate to, (i) with respect to compensation, the compensation provided by the Company to each such Continuing Employee immediately prior to the closing and (ii) with respect to benefits, the benefits offered by Buyer to similarly-situated employees (excluding for this purpose, in any case, any equity compensation, defined benefit or retiree medical plans, programs or arrangements provided by the Company prior to the closing). The Company and the Buyer have agreed that the Continuing Employees will not be treated as incurring a separation from service under Treasury Regulation Section 1.409A-1(h) for purposes of any Employee Plan, severance or other deferred compensation plans of the Company.
The Continuing Employees will be given credit for all service with the Company for purposes of determining eligibility to participate and vesting (excluding with respect to any equity compensation awards) to the same extent as if such services had been rendered to Buyer or any of its affiliates. As to the plan years then in place at the closing, Buyer has agreed to use all reasonable best efforts to: (i) waive all limitations as to pre-existing conditions, exclusions, evidence of insurability requirements, actively-at-work requirements, and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their dependents under any welfare or fringe benefit plan in which the Continuing Employees and their dependents may be eligible to participate after the Closing; and (ii) provide each Continuing Employee with credit under any welfare plan or fringe benefit plan in which the Continuing Employee becomes eligible to participate after the closing for any co-payments and deductibles paid by and out-of-pocket requirements satisfied by such Continuing Employee for the then current plan year under the corresponding welfare or fringe benefit plan maintained by the Company prior to the closing of the Asset Sale Transaction.
We are required to use commercially reasonable efforts to induce all of the employees identified by Buyer to remain employed by us from January 5, 2018 through the closing date. We are obligated to promptly notify Buyer of any changes to the employment status of any such employee. Additionally, we are required to provide Buyer and its affiliates and representatives with reasonable access to, and reasonable opportunities to communicate with such employees, and to cooperate with and assist Buyer in the negotiation of any employment agreements with certain employees, if any, that Buyer may determine in its sole and absolute discretion, are necessary and key for Buyer to retain after the closing for the ongoing operation of the Business. Notwithstanding the foregoing, Buyer does not have any, and is under no, obligation to retain, hire, or assume any liabilities relating to, any of our employees.
Non-Competition; Non-Solicitation
For a period of three years commencing on the closing date (the “Restricted Period”), we will not, and will not permit any of our affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the manufacture, assembly, development, sale, or distribution of any placental-based wound care product or therapeutic ultrasonic device (the “Restricted Business”) anywhere in the world; (ii) have an interest in any person that engages directly or indirectly in the Restricted Business anywhere in the world in any capacity, including as a partner, stockholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after January 5, 2018) between Buyer and customers or suppliers of any Restricted Business (including the Business).
In addition, during the Restricted Period, we will not, and will not permit any of our affiliates to, directly or indirectly, hire or solicit any employee of the Business, Buyer or any of its affiliates or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees. During the Restricted Period, we will not, and will not permit any of its affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients, customers, suppliers or licensors of any Restricted Business (including the Business) or potential clients, customers, suppliers or licensors of any Restricted Business (including the Business) or any other person who has a material business relationship with the Business, to terminate or modify any such relationship or to otherwise divert their business or services from the Buyer.
Closing Conditions
Conditions to Each Party’s Obligation
The obligation of each party to consummate the Asset Sale Transaction is subject to the satisfaction or waiver of the following conditions at closing:
•
we have obtained the Stockholder Approval;

•
the expiration, termination or obtention of any applicable waiting period, authorization, clearance, consent, order or approval required or deemed advisable pursuant to any applicable antitrust laws or by any governmental entity to consummate the Asset Purchase Transaction; and

•
the absence of any Blocking Prohibition.

For the purposes of the Asset Purchase Agreement, “Blocking Prohibition” means any judgment, order, decree, stipulation or injunction by any governmental entity in effect which prevents the closing of the Asset Sale Transaction or any other transaction, and no action, suit or proceeding shall be pending by or before any governmental entity which would reasonably be expected to result in a judgment, order, decree, stipulation or injunction that would cause any of the transactions to be rescinded following the closing.
Conditions to the Obligation of Buyer
The obligation of Buyer to consummate the Asset Sale Transaction is subject to the satisfaction or waiver of the following conditions at closing:
•
each of our representations relating to corporate authority, takeover statutes and brokers and finders being true and correct in all material respects as of January 5, 2018 and as of closing as though made at closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date);

•
each of our other representations and warranties being true and correct as of January 5, 2018 and as of the closing as though made at closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and except where any failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on us (without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained in such representations and warranties);

•
the Company having performed or complied with, in all material respects, all agreements or covenants required to be performed by it under the Asset Purchase Agreement;

•
the absence of a Material Adverse Effect with respect to the Company since the signing of the Asset Purchase Agreement;

•
the Company having obtained the consent of Perceptive under the Credit Agreement; and

•
the Company having delivered duly executed copies of various certificates, agreements and other documents relating to the Asset Sale Transaction.

Conditions to the Obligation of the Company
Our obligation to consummate the Asset Sale Transaction is subject to the satisfaction or waiver of the following conditions at closing:
•
the representations and warranties of Buyer being true and correct in all material respects as of January 5, 2018 and as of and as though made on the closing date (except for any representations and warranties that are expressly stated to have been made as of a specified date prior to January 5, 2018, which shall have been true and correct as of such specified date), except where the failures of such representations and warranties to be so true and correct, individually or in the aggregate, do not materially and adversely affect the ability of Buyer to consummate the Asset Sale Transaction and the other transactions;

•
Buyer having performed or complied with, in all material respects, all agreements or covenants required to be performed by it under the Asset Purchase Agreement; and

•
Buyer having delivered to us duly executed copies of various certificates, agreements and other documents relating to the Asset Sale Transaction.

Termination
The Asset Purchase Agreement may be terminated prior to the closing of the Asset Sale Transaction as follows:
•
by mutual written consent of the Company and Buyer;

•
by either the Board or Buyer’s board of directors if:

◦
any Blocking Prohibition permanently restraining, enjoining or otherwise prohibiting the closing of the Asset Sale Transaction has become final and non-appealable; provided that the right to terminate the Asset Purchase Agreement pursuant to this condition will not be available to any party if the Blocking Prohibition was primarily due to the failure of such party to perform any of its obligations under the Asset Purchase Agreement;

◦
the Asset Sale Transaction has not closed by the Termination Date, provided that the failure of the closing to occur by such date is not the result of a willful breach by the party seeking to terminate the Asset Purchase Agreement; or

◦
we fail to obtain the Stockholder Approval;

•
by Buyer if:

◦
our Board (i) has made a Change of Recommendation; (ii) has failed to reaffirm its approval or recommendation of the Asset Purchase Agreement and the Asset Sale Transaction as promptly as reasonably practicable (but in any event within five business days after receipt of any written request to do so from Buyer) at any time following the public disclosure of an Acquisition Proposal; or (iii) prior to 11 business days after the commencement of a tender or exchange offer for outstanding equity securities of the Company that has been publicly disclosed (other than by Buyer or an affiliate of Buyer), fails to recommend against a tender offer or exchange offer;

◦
we have breached any covenant related to the non-solicitation of Acquisition Proposals; or

◦
we have breached any representation, warranty, covenant or agreement made by us in the Asset Purchase Agreement, or any such representation and warranty will have become untrue after January 5, 2018, in each case such that the applicable condition to closing would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of  (i) 10 calendar days after written notice thereof is given by Buyer to us and (ii) the date that is three business days prior to the Termination Date;
•
by us if:

◦
at any time prior to the closing, (i) we have not breached any of the covenants related to the non-solicitation of Acquisition Proposals, (ii) we complied with the terms of the Asset Purchase Agreement providing Buyer the opportunity to negotiate revised terms of the Asset Purchase Agreement in connection with our receipt of a Superior Proposal, and, following the five business day period contemplated thereby and after consideration of any change to the Asset Purchase Agreement proposed in negotiations with Buyer and during such period, the Board authorizes us, subject to complying with the terms of the Asset Purchase Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, and (iii) we, simultaneous with such termination, pay to Buyer in immediately available funds the Termination Fee;

◦
Buyer has breached any representation, warranty, covenant or agreement made by Buyer in the Asset Purchase Agreement, or any such representation and warranty will have become untrue after January 5, 2018, such that the applicable conditions to closing would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of  (i) 10 calendar days after written notice thereof is given by us to Buyer and (ii) the date that is three business days prior to the Termination Date; or

◦
(i) all of the conditions to the Buyer’s obligation to close have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing), (ii) Buyer fails to complete the closing within two business days following the date the closing would have occurred pursuant to the Asset Purchase Agreement, and (iii) we have irrevocably confirmed in writing that (A) all of the conditions to our obligation to close have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) or will be waived by us and (B) we are prepared to consummate the closing, provided, however, that neither party may terminate the Asset Purchase Agreement during the two business day period referred to in clause (ii) above).

Termination Fee
The Company is obligated to pay Buyer the Termination Fee if:
•
we terminate the Asset Purchase Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal;

•
the Buyer terminates the Asset Purchase Agreement because our Board (i) has made a Change of Recommendation; (ii) has failed to reaffirm its approval or recommendation of the Asset Purchase Agreement and the sale of the Business as promptly as reasonably practicable (but in any event within five business days after receipt of any written request to do so from Buyer) at any time following the public disclosure of an Acquisition Proposal; or (iii) prior to 11 business days after the commencement of a tender or exchange offer for outstanding equity securities of the Company that has been publicly disclosed (other than by Buyer or an affiliate of Buyer), fails to recommend against a tender offer or exchange offer;

•
the Buyer terminates the Asset Purchase Agreement because we have breached any of our covenants related to the non-solicitation of Acquisition Proposals; or

•
the Asset Purchase Agreement is terminated in connection with (i) an uncured breach of representation, warranty covenant or agreement as described in the section titled “Termination — by us” above, (ii) any Blocking Prohibition permanently restraining, enjoining or otherwise prohibiting the closing of the Asset Sale Transaction has become final and non-appealable, (iii) the Asset Sale Transaction not closing by the Termination Date, or (iv) failure to obtain the Stockholder Approval and (A) after January 5, 2018 and prior to the date of the termination of the Asset Purchase Agreement, any person will have made or publicly disclosed or announced a bona fide Acquisition Proposal and such Acquisition Proposal has not been publicly and unconditionally withdrawn prior to such termination, and (B) within 12 months after termination of the Asset Purchase Agreement, the Board shall have approved or recommended any Acquisition Proposal, and we will have entered into a definitive agreement with respect to an Acquisition Proposal (provided that, solely for purposes of this clause and (B) above, the references to “20%” in the definition of  “Acquisition Proposal” will be deemed to be references to “50%”).
Reverse Termination Fee
If the Asset Purchase Agreement is terminated by us because (i) all of the conditions to the Buyer’s obligation to close have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing), (ii) Buyer fails to complete the closing within two business days following the date the closing would have occurred pursuant to the Asset Purchase Agreement, and (iii) we have irrevocably confirmed in writing that (A) all of the conditions to our obligation to close have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) or will be waived by us and (B) we are prepared to consummate the closing, then Buyer is obligated to pay us the Reverse Termination Fee (less the amount of any Bridge Loans) within two business days of such termination.
Indemnification
We have agreed to indemnify, hold harmless and Buyer, Buyer’s affiliates and their respective directors, officers, employees, stockholders, members, partners, agents, attorneys, representatives, successors and assigns for all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and reasonable attorneys’ and other professionals’ fees), or any diminution in value, whether or not involving a third party claim, based upon, attributable to, arising out of or resulting from any Excluded Asset or Excluded Liability.
Specific Performance
The Asset Purchase Agreement provides that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to specific performance of the terms of the Asset Purchase Agreement, including an injunction or injunctions to prevent breaches of the Asset Purchase Agreement or to enforce specifically the performance of the terms and provisions of the Asset Purchase Agreement.
Fees and Expenses
Except as otherwise provided in the Asset Purchase Agreement, all fees and expenses incurred in connection with the Asset Purchase Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Asset Sale Transaction is consummated.
Governing Law
The Asset Purchase Agreement is governed by Delaware law.

PROPOSAL 2: ADVISORY PROPOSAL
In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that has, will or may be paid or become payable to our named executive officers in connection with the Asset Sale Transaction, the value of which is set forth in the table entitled “Golden Parachute Compensation” on page 45.
As required by Section 14A of the Exchange Act, we are asking our stockholders to vote on the adoption of the following resolution:
“RESOLVED, that the compensation that has, will or may be paid or become payable to the Company’s named executive officers in connection with the Asset Sale Transaction, as disclosed pursuant to Item 402 of Regulation S-K under “Proposal 1: Asset Sale Proposal — Interests of Our Directors and Executive Officers in the Asset Sale Transaction — Golden Parachute Compensation,” including the tables, associated footnotes and narrative discussion, is hereby APPROVED.”
Stockholders should note that this proposal is advisory in nature and will not be binding on us or our Board. Further, because we are contractually obligated to make the potential payments detailed in the sections described above, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this proposal.
The approval of this proposal requires the affirmative vote of a majority of the votes cast on the Advisory Proposal. Failure to attend the Special Meeting, in person or by proxy, and abstentions will have no effect on the outcome of the vote on this proposal.
Our Board unanimously recommends that stockholders vote “FOR” the Advisory Proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL
If approved, this proposal would permit us to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies in favor of the Asset Sale Proposal in the event that there are not sufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal.
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the Adjournment Proposal.
Failure to attend the Special Meeting in person or by proxy and abstentions will have no effect on the outcome of the vote on this proposal.
Our Board unanimously recommends that stockholders vote “FOR” the Adjournment Proposal.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 26, 2018, by each stockholder we know to be the beneficial owner of more than 5% of our outstanding common stock, by each director, by each of our “named executive officers” and by all directors and executive officers as a group:
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage Beneficially Owned(1)
5% Owners
Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	902,519(2)	17.8%
Perceptive Advisors, LLC 51 Astor Place, 10th Floor New York, NY 10003	638,017(3)	12.3%
Officers and Directors
David I. Johnson	234,225(4)	4.6%
Brian M. Posner	64,656(5)	1.3%
Bradford C. Barton	82,798(6)	1.6%
Pellegrino Pionati	34,327(7)	*
Joseph M. Leone	19,648(8)	*
Jeffrey Sklar	17,494(9)	*
Gary Restani	13,246(10)	*
Mark Wagner	51,976(11)	1.0%
Directors and executive officers as a group (8 persons)	518,370	9.8%

*
Represents ownership of less than 1%

(1)
Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of January 26, 2018. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)
Based on information contained in Amendment No. 8 to Schedule 13D filed with the SEC on June 27, 2017. Comprised of  (i) 804,610 shares of our common stock owned directly by Celgene Corporation, and (ii) 97,909 shares of our common stock issuable to Celgene Corporation upon the exercise of warrants that are currently exercisable. Celgene Corporation is a publicly traded corporation listed on NASDAQ.

(3)
Based on information contained in Schedule 13F filed on November 14, 2017. Comprised of (i) 423,395 shares of our common stock owned directly by Perceptive Advisors, LLC, and (ii) 214,622 shares of our common stock issuable to Perceptive Advisors, LLC upon the exercise of warrants that are currently exercisable.

(4)
Comprised of  (i) 79,454 shares of our common stock owned directly by Mr. Johnson, (ii) 10,000 shares of restricted stock that vest within 60 days of January 26, 2018, (iii) 141,949 shares of our common stock issuable to Mr. Johnson upon the exercise of stock options that are vested or will vest within 60 days of January 26, 2018, and (iv) 2,822 shares of common stock issuable upon the exercise of warrants held by Mr. Johnson.

(5)
Comprised of  (i) 24,309 shares of our common stock owned directly by Mr. Posner, (ii) 3,333 shares of restricted stock that vest within 60 days of January 26, 2018, and (iii) 37,014 shares of our common stock issuable to Mr. Posner upon the exercise of stock options that are vested or will vest within 60 days of January 26, 2018.

(6)
Comprised of  (i) 32,549 shares of our common stock owned directly by Mr. Barton, (ii) 3,333 shares of restricted stock that vest within 60 days of January 26, 2018, (iii) 45,928 shares of our common stock issuable to Mr. Barton upon the exercise of stock options that are vested or will vest within 60 days of January 26, 2018, and (iv) 988 shares of common stock issuable upon the exercise of warrants held by Mr. Barton.

(7)
Comprised of  (i) 27,660 shares of our common stock owned directly by Mr. Pionati, and (ii) 6,667 shares of our common stock issuable to Mr. Pionati upon the exercise of vested stock options

(8)
Comprised of  (i) 4,383 shares of our common stock owned directly by Mr. Leone, (ii) 14,075 shares of our common stock issuable to Mr. Leone upon the exercise of stock options that are vested or will vest within 60 days of January 26, 2018, and (iii) 1,190 shares of common stock issuable upon the exercise of warrants held by Mr. Leone.

(9)
Comprised of  (i) 2,436 shares of our common stock owned directly by Mr. Sklar, (ii) 69 shares of our common stock held in a custodial account for a child, of which Mr. Sklar disclaims beneficial ownership, (iii) 13,846 shares of our common stock issuable to Mr. Sklar upon the exercise of stock options that are vested or will vest within 60 days of January 26, 2018, and (iv) 1,143 shares of common stock issuable upon the exercise of warrants held by Mr. Sklar.

(10)
Comprised of shares of our common stock issuable to Mr. Restani upon the exercise of stock options that are vested or will vest within 60 days of January 26, 2018.

(11)
Comprised of  (i) 7,050 shares of our common stock owned directly by Mr. Wagner, (ii) 32,380 shares owned directly by 2003 Revocable Trust of Mark Wagner dated April 23, 2003 (the “Wagner Trust”) and (iii) 12,546 shares of our common stock issuable to Mr. Wagner upon the exercise of stock options that are vested or will vest within 60 days of January 26, 2018. Mr. Wagner is the trustee and deemed to have a pecuniary interest in, and therefore to be the beneficial owner of, shares held by the Wagner Trust. The Wagner Trust acquired 17,403 shares as part of the merger consideration for the acquisition of Celleration on May 29, 2015.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Any stockholder that desired to present a proposal to our stockholders at our 2018 annual meeting of stockholders and who desired that such proposal be included in our proxy statement and proxy card relating to that meeting, was required to transmit such proposal to our secretary so that it was received at our principal executive offices on or before January 9, 2018. All such proposals should have been in compliance with applicable SEC regulations. Stockholders wishing to submit proposals to be presented directly at the annual meeting instead of for inclusion in next year’s proxy statement must follow the submission criteria and deadlines set forth in our bylaws. To be timely in connection with our next annual meeting, such a stockholder proposal must be received by our Secretary at our principal executive offices between February 23, 2018, and March 25, 2018.
HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of this proxy statement may have been sent to multiple stockholders in a household. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed in writing to a stockholder’s broker, bank or other nominee holding shares of our common stock for such stockholder or you may contact our principal executive offices at Alliqua BioMedical, Inc., 1010 Stony Hill Road, Suite 200, Yardley, Pennsylvania 19067, Attn: Investor Relations or call (215) 702-8550 and ask for Investor Relations. Stockholders wishing to receive separate copies of our proxy statements in the future, and stockholders sharing an address that wish to receive a single copy of our proxy statements if they are receiving multiple copies of our proxy statements, should contact his or her bank, broker or other nominee record holder, or may contact our principal executive offices as described above.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information we file with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information that we file with the SEC are also available in the Investor Relations section of our corporate website at www.alliqua.com. The information located on, or hyperlinked or otherwise connected to, our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other files that we make with the SEC.
You may request a copy of our reports and other documents filed with the SEC at no cost by writing our Secretary at Alliqua BioMedical, Inc., 1010 Stony Hill Road, Suite 200, Yardley, Pennsylvania 19067.
Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in this proxy statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this proxy statement. This proxy statement is dated [•], 2018. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.
We have not authorized anyone to give you any information or to make any representation about the proposed Asset Sale Transaction or the Company that is different from or adds to the information contained in this proxy statement. Therefore, if anyone does give you any different or additional information, you should not rely on it.

ANNEX A
EXECUTION VERSION
ASSET PURCHASE AGREEMENT

between

Alliqua Biomedical, Inc.

and

CELULARITY INC.

Dated as of January 5, 2018

A-i

A-ii

A-iii

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated January 5, 2018, among Alliqua Biomedical, Inc., a Delaware corporation ( “Seller”), and Celularity Inc., a Delaware corporation (“Buyer”). Each of Buyer and Seller are sometimes referred to herein as a “Party” and together as the “Parties”.
RECITALS
1. Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, the Acquired Assets (as defined below) and the Business (as defined below), as more particularly set forth in this Agreement (the “Asset Transaction”).
2. In consideration of such sale and certain related non-competition agreements set forth herein, Buyer will deliver to Seller the Purchase Price (as defined below) and assume the Assumed Liabilities (as defined below), as more particularly set forth in this Agreement.
3. The Board of Directors of Seller (the “Seller Board”) has unanimously (a) determined that this Agreement, and the Asset Transaction and the other transactions and agreements contemplated by this Agreement (collectively, the “Transactions”) are fair to and in the best interests of Seller and its stockholders, (b) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement, (c) approved and declared advisable the Transactions, and (d) resolved to recommend approval by Seller’s stockholders of this Agreement and the Transactions.
4. The Board of Directors of Buyer has unanimously approved the Transactions on the terms and subject to the conditions set forth in this Agreement and declared it advisable for Buyer to enter into this Agreement.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:
ARTICLE I

Definitions
1.1. Defined Terms.   Capitalized terms in the Agreement have the meanings specified or referred to in Annex A hereto.
ARTICLE II

Purchase and Sale of Assets and Assumption of Liabilities
2.1. Acquired Assets.   Subject to the terms and conditions of this Agreement, at the Closing (defined below), Seller shall (and shall cause its Subsidiaries, as applicable, to) sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and take, or cause to be purchased, acquired and taken, assignment and delivery of all of the assets, properties, contractual rights, goodwill, going concern value, rights and claims owned, leased or licensed by or to Seller (wherever located) that are primarily used in, primarily held for use in, or primarily related to, the Business (except for the Excluded Assets) (collectively, the “Acquired Assets”), free and clear of all Liens, including:
(a) Assumed Contracts.   All rights of Seller and its Subsidiaries under the Contracts set forth on Section 2.1(a) of the Seller Disclosure Letter (collectively, the “Assumed Contracts”), including all claims or causes of action of Seller or its Subsidiaries with respect to the Assumed Contracts;
(b) Inventories.   All products, parts, supplies, materials and other inventories (wherever located), used, held for use or intended to be used in the Business, as of the Closing Date, including all raw materials, work in process and finished goods inventories and all Biovance, Interfyl and MIST devices and consumables (collectively, the “Inventories”). Section 2.1(b) of the Seller Disclosure Letter sets forth the Inventories of the Business as of January 3, 2018;

(c) Books and Records.   Those books and records primarily related to the Business and Acquired Assets, including employment records relating to the applicable Continuing Employees and files and other information and/or data used by Seller or its Subsidiaries in, or that arise out of, the operation of the Business or as set forth on Section 2.1(c) of the Seller Disclosure Letter (the “Acquired Records”);
(d) Intellectual Property Assets.   All Intellectual Property that is owned by Seller or any of its Subsidiaries and used, held for use, or intended to be used primarily or exclusively in connection with the Business;
(e) Permits.   All Permits which are held by Seller or any of its Subsidiaries and used, held for use, or intended to be used primarily in the conduct of the Business as currently conducted, or for the ownership and use of the Acquired Assets, and all pending applications therefor and renewals thereof that are used, held for use or intended to be used primarily or exclusively in the operation of the Business;
(f) Causes of Action.   All rights, claims or causes of action of Seller against third parties that relate to any of the Acquired Assets or the Business; provided, however, that such claims or rights shall not include any claims, causes of action, defenses and rights of offset or counterclaim related to the Excluded Assets;
(g) Assigned Leases.   All of Seller’s right, title and interest in and to those real property leases related to the Business set forth on Section 2.1(g) of the Seller Disclosure Letter (the “Assigned Leases”);
(h) Personal Property.   All tangible personal property, including all plant, machinery, equipment, supplies, spare parts, tools, leasehold improvements, furniture, furnishings, software, hardware and vehicles, used, held for use or intended to be used in the operation of the Business;
(i) Deposits and Prepaid Items.   All deposits and advances, prepaid expenses, credits, deferred charges and other prepaid items, or portions thereof, arising out of or related to the Business or the Acquired Assets;
(j) Insurance Proceeds.   All third party property and casualty insurance proceeds and all rights to third party property and casualty insurance proceeds relating to claims arising following the Closing Date, in each case, to the extent received or receivable in respect of the Business or the Acquired Assets;
(k) Goodwill and Intangible Assets.   All goodwill and other intangible assets appurtenant to the Acquired Assets or the Business and the right to represent to third parties that Buyer is the successor to the Business; and
(l) Other Assets.   All other assets not specifically enumerated in this Section 2.1, but otherwise used, held for use or intended to be used primarily in the operation of the Business.
2.2. Excluded Assets.   Notwithstanding the foregoing, the Acquired Assets will not include the following assets (collectively, the “Excluded Assets”):
(a) Excluded Contracts.   All Contracts to which Seller is a party or by which Seller is bound, other than the Assumed Contracts;
(b) Cash.   All cash, cash equivalents and investment securities held by Seller, including any depository accounts and lockboxes in which such assets are held;
(c) Accounts Receivable.   All accounts receivable, trade receivable, notes receivable and other receivables of Seller;
(d) Records.   Other than the Acquired Records, all records and other protected business information of Seller;
(e) Corporate Records.   Seller’s Certificate of Incorporation, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, all of Seller’s Tax Returns and books and records relating to Seller’s Tax Returns or otherwise relating to Tax matters of Seller, for all periods and other documents relating to the organization, maintenance, and existence of Seller as a corporation;
(f) Rights Under this Agreement.   Any of the rights of Seller under this Agreement (or under any other agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement);
(g) Manufacturing Business.   Any assets primarily used in Seller’s hydrogel contract manufacturing business, including, without limitation, Seller’s SilverSeal and Hydress product lines.
(h) Real Property.   All of Seller’s right, title and interest in and to any leased real property, other than the Assigned Leases;
(i) Tax Refunds.   All rights and interest in any refund of Taxes to the extent such refund of Taxes is for the benefit of Seller;
(j) Deposits and Prepaid Items.   All deposits and advances, prepaid expenses, credits, deferred charges and other prepaid items, or portions thereof, of Seller that are unrelated to the Business; and
(k) Employee Plans.   All Employee Plans (including any Contracts related thereto) and all assets held with respect to the Employee Plans.
(l) Other Excluded Assets.   All of Seller’s right, title and interest in and to all of its other assets (except for the Acquired Assets).
2.3. Assumed Liabilities.   Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following liabilities of Seller (collectively, the “Assumed Liabilities”):
(a) Assumed Contracts.   All liabilities and obligations arising from and after the Closing under the Assumed Contracts;
(b) Continuing Employees.   All liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Continuing Employee arising after the Closing;
(c) Taxes.   All liabilities and obligations for (i) Taxes arising from or relating to Buyer’s operation of the Business, ownership of the Acquired Assets or assumption of the Assumed Liabilities after the Closing Date and (ii) Taxes for which Buyer is liable pursuant to Section 6.4; provided that, for the avoidance of doubt, Buyer shall not assume any Tax liabilities or obligations of Seller; and
(d) Other Liabilities.   All other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Acquired Assets from and after the Closing.
2.4. Excluded Liabilities.   Buyer shall not assume and shall not be responsible to pay, perform or discharge any of, and Seller shall and shall cause its Subsidiaries to, timely perform, satisfy, and discharge in accordance with their respective terms, the liabilities or obligations of Seller and its Subsidiaries arising out of, relating to or otherwise in respect of the Business or the Acquired Assets prior to the Closing, including the following (collectively, the ““Excluded Liabilities”):
(a) Trade Accounts.   All trade accounts payable of Seller to third parties in connection with the Business that remain unpaid as of the Closing Date;
(b) Pre-Closing Liabilities.   Any liabilities or obligations in respect of any products sold and/or services performed by Seller or its Subsidiaries or in respect of the operation of its business (including the Business) on or prior to the Closing;
(c) Excluded Assets.   Any liabilities or obligations relating to or arising out of the Excluded Assets;
(d) Seller Taxes.   Any Tax liabilities or obligations of Seller;

(e) Contracts.   Any liabilities or obligations arising out of, under or in connection with Contracts that are not Assumed Contracts and, with respect to Assumed Contracts, any liabilities or obligations in respect of a breach by or default of Seller or its Subsidiaries accruing under such Assumed Contracts with respect to any period on or before the Closing;
(f) Indebtedness.   Any liabilities or obligations arising out of, under or in connection with any Indebtedness of Seller or any of its Subsidiaries;
(g) Actions.   Any liabilities or obligations in respect of any pending or threatened Action (i) against Seller or its Subsidiaries, or (ii) any claim arising out of, relating to or otherwise in respect of (A) the operation of the Business to the extent such Action relates to such operation on or prior to the Closing, or (B) any Excluded Asset;
(h) Other Business.   Any liabilities or obligations of Seller relating to the conduct or operation of any other business of Seller or its Subsidiaries, other than the Business;
(i) Agreement.   Any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Related Agreements and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others; and
(j) Employees and Employee Plans.   All liabilities and obligations with respect to any (i) employees or former employees of Seller (including, for the avoidance of doubt, any change of control bonus or severance obligations of Seller with respect to employees or former employees of Seller) and (ii) all obligations and liabilities with respect to the Employee Plans.
2.5. Purchase Price.   The aggregate purchase price for the Acquired Assets shall be an amount equal to $29,000,000 (the “Purchase Price”). The Purchase Price (less the amount any Bridge Loans provided by Buyer pursuant to Section 6.14 of this Agreement (which shall be deemed to have been repaid in full by Seller), if applicable) shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller and delivered to Buyer no later than two Business Days prior to the Closing Date.
2.6. Non-Assignable Assets.
(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.6, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Acquired Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assumed Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Acquired Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 6.4.
(b) To the extent that any Acquired Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.6, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting)

to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Acquired Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Acquired Asset and all income, proceeds and other monies received by Seller to the extent related to such Acquired Asset in connection with the arrangements under this Section 2.6. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Acquired Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.6 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.5.
2.7. Purchase Price Allocation.
(a) The Purchase Price (and such other amounts as shall be treated as purchase price for U.S. federal income tax purposes) shall be allocated among the assets and other rights acquired or obtained by Buyer in connection with the transactions described in this Agreement for all Tax purposes in accordance with their respective fair market values pursuant to an allocation schedule prepared by the Buyer and delivered to the Seller as soon as reasonably practicable after the Closing, but not more than 60 days following the Closing, in accordance with Section 1060 of Code (the “Allocation”). The Seller shall, within 10 Business Days after receipt of the Buyer’s determination of the Allocation, provide written notice to the Buyer as to the portions of the Allocation (if any) with which the Seller has a disagreement, as well as Seller’s proposed revisions to such portions (the “Seller Objection Notice”). If the Seller does not provide a Seller Objection Notice to the Buyer within such 10 Business Day period, the Allocation shall be final and binding on the Parties.
(b) If the Seller does provide a Seller Objection Notice to the Buyer within such 10 Business Day period, then the portions of the Allocation that were not objected to by the Seller shall be considered final and binding on all Parties and the Parties shall make a good faith effort to resolve any disagreements regarding the portions of such Allocation that were objected to in the Seller Objection Notice, and if the Parties are unable to resolve their disagreements regarding such items within 30 days of delivery of such Seller Objection Notice, they shall jointly retain and refer their disagreements to a nationally recognized third party accounting firm reasonably selected by the Buyer (the “Independent Expert”). The Parties shall instruct the Independent Expert to promptly review the portions of the Allocation which are in dispute among the Parties pursuant to this Section 2.7 and to resolve such dispute as promptly as is practicable. The Parties shall reasonably cooperate and respond to any inquiries from the Independent Expert in connection with the Independent Expert’s review and analysis of the portions of the Allocation which are in dispute among the Parties. As promptly as practicable, but in no event later than 45 days after its retention, the Independent Expert shall deliver to the Buyer and the Seller a report that sets forth its resolution of the disputed items with respect to the Allocation, and such report of such items of the Allocation shall thereupon be final, binding and conclusive on the Parties; provided, however, that the Independent Expert may not assign a value to any item greater than the greatest value for such item claimed by the Buyer, on the one hand, and the Seller, on the other hand, nor less than the smallest value for such item claimed by the Buyer, on the one hand, and the Seller, on the other hand. The costs and expenses of the Independent Expert shall be allocated between the Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage that the portion of the aggregate contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party, as determined by the Independent Expert. The Parties agree to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.
(c) Except as may be required by otherwise by applicable law, each of the Parties will (i) file or cause to be filed all Tax Returns (including IRS Form 8594) in a manner consistent with the Allocation (as finalized pursuant to the provisions of this Section 2.7) and (ii) not take any action inconsistent therewith. Any adjustments to the Purchase Price subsequent to the initial delivery of the Allocation by the Buyer to the Seller shall be reflected in amendments to the Allocation in a manner consistent with Treasury Regulation Section 1.1060-1.

2.8. Withholding.   Buyer shall be entitled to deduct and withhold from any payments required to be made by Buyer in connection with this Agreement such amounts (if any) as it is required to deduct and withhold pursuant to the Code or any applicable provision of any state, local or non U.S. Tax laws, and any amount so deducted and withheld shall be remitted to the appropriate Governmental Entity as required by applicable laws, rules or regulations, and upon the same, such amounts shall be treated for all purposes as having been paid by the Buyer to the party to whom such payments were required to be made in connection with this Agreement.
ARTICLE III

Closing
3.1. Closing.   Unless otherwise mutually agreed in writing between the Buyer and Seller, the closing of the Transactions, (the “Closing”) will take place at the offices of Jones Day, 250 Vesey Street, New York, New York 10281, at 10:00 a.m. Eastern Time on the fifth Business Day (the “Closing Date”) following the day on which the last of the conditions set forth in Article VII to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) will be satisfied or waived in accordance with this Agreement.
3.2. Closing Deliverables.
(a) Seller’s Deliverables.   At the Closing, Seller shall deliver to Buyer the following, each in customary form, mutually acceptable to Buyer and Seller:
(i) a bill of sale (the “Bill of Sale”) in customary form and mutually acceptable to the Parties and duly executed by Seller, transferring the tangible personal property included in the Acquired Assets to Buyer;
(ii) a pay-off letter (the “Pay-off Letter”), duly executed by Perceptive Credit Opportunities Fund, LP, evidencing the release of all Liens of Perceptive Credit Opportunities Fund, against the Acquired Assets;
(iii) an assignment and assumption agreement (the “Assignment and Assumption Agreement”) in customary form and mutually acceptable to the Parties and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Acquired Assets and the Assumed Liabilities;
(iv) with respect to each Lease, an Assignment and Assumption of Lease (each, an “Assignment and Assumption of Lease”), in customary form and mutually acceptable to the Parties and duly executed by Seller and, if necessary, Seller’s signature shall be witnessed and/or notarized;
(v) to the extent requested by the Buyer, a transition services agreement (the “Transition Services Agreement”) covering such reasonable transition services for a period of up to 90 days following the Closing Date (or such other period as the Parties may mutually agree), as the Parties may, acting in good faith, mutually determine;
(vi) assignment agreements for the transfer of the Intellectual Property that is owned and used or held for use by Seller primarily or exclusively in connection with the Business (the “IP Assignment Agreements”);
(vii) the Seller Closing Certificate;
(viii) the FIRPTA Certificate;
(ix) the Seller Secretary’s Certificate; and
(x) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) Buyer’s Deliverables.   At the Closing, Buyer shall deliver to Seller the following:
(i) the Purchase Price, less the amount any Bridge Loans provided by Buyer pursuant to Section 6.14 of this Agreement, if applicable;
(ii) the Bill of Sale and Assignment and Assumption Agreement each duly executed by Buyer;
(iii) the Transition Services Agreement, if any, duly executed by Buyer;
(iv) with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer and, if necessary, Buyer’s signature shall be witnessed and/or notarized;
(v) the Buyer Closing Certificate; and
(vi) the Buyer Secretary’s Certificate.
ARTICLE IV

Representations and Warranties of Seller
Except as set forth in the Seller Reports filed with the SEC since January 1, 2017 and publicly available prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factors section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter in agreed form delivered to Buyer by Seller contemporaneously with this Agreement (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter will be deemed disclosure with respect to any other section or subsection of the Seller Disclosure Letter only to the extent that the relevance of such item to such section or subsection is readily apparent on its face), Seller hereby represents and warrants to Buyer as follows:
4.1. Organization, Good Standing and Qualification.   Seller and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on the Business as presently conducted. Seller and each of its Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of the Business requires such qualification, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Prior to the date of this Agreement, Seller has delivered to Buyer complete and correct copies of Seller’s and its Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Section 4.1 of the Seller Disclosure Letter contains a correct and complete list of each jurisdiction in which Seller and its Subsidiaries are organized and qualified to conduct the Business.
4.2. [Reserved].
4.3. Corporate Authority; Approval and Fairness.
(a) Seller has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and any Related Agreements to which it is a party, and to consummate the Transactions. Assuming the accuracy of the representations set forth in Section 5.8, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the Transactions have been duly authorized by all necessary corporate action on the part of Seller, and, assuming the conditions of Section 271 of the DGCL have been satisfied with respect to the Transactions, no other corporate proceeding or action on the part of Seller is necessary to adopt or authorize this Agreement or to consummate the Transactions. This Agreement, and each Related Agreement to which Seller is a party when so executed by Seller, has been duly executed and delivered by Seller and constitutes a valid and binding Contract of Seller enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights generally or by general principles of equity, whether considered in a proceeding at law or in equity (the “Enforceability Exception”).

(b) The Seller Board has (i) unanimously determined that the Asset Transaction is fair to, and in the best interests of, Seller, approved and declared advisable this Agreement and the Transactions contemplated hereby and resolved to recommend (subject to its right to change its recommendation pursuant to this Agreement if required by its fiduciary duties) that the Seller’s stockholders authorize this Agreement and the Transactions and (ii) received the opinion of Cowen and Company, LLC, as financial advisor to Seller, that, as of the date of such opinion, and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth therein, the Purchase Price received by Seller in the Asset Transaction, was fair, from a financial point of view, to Seller (the “Fairness Opinion”). A copy of the Fairness Opinion, has been made available to Buyer by Seller solely for informational purposes.
4.4. Governmental Filings; No Violations; Certain Contracts.
(a) No notifications, consents, registrations, approvals, permits or authorizations are required to be obtained by Seller from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by Seller or the consummation of the Transactions, or in connection with the continuing operation of the Business by Buyer following the Closing, except for (i) the filing with the SEC of the Proxy Statement, (ii) as set forth in Section 4.9(a) of this Agreement, or (iii) as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, (collectively, the items in clauses (i), (ii) and (iii), the “Seller Approvals”).
(b) The execution, delivery and performance of this Agreement by Seller do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Seller or the comparable governing documents of any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a charge, pledge, security interest, claim or other encumbrance on any of the assets of Seller or any of its Subsidiaries pursuant to any agreement, lease, sublease, license, contract, note, mortgage, indenture, deed of trust, franchise, concession, arrangement, obligation or other understanding (whether written or oral) (each, a “Contract”) binding upon Seller or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.4(a), under any Law to which Seller or any of its Subsidiaries is subject, or (iii) any change in the rights or obligations of any party under any Contract binding upon Seller or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, any such breach, violation, termination, acceleration, pledge, security interest, claim or other encumbrance, or change, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Section (b)4.4(b) of the Seller Disclosure Letter sets forth a correct and complete list of Material Contracts pursuant to which a notice, consent, waiver or other similar action is required for the consummation of the Transactions.
(c) Except for (i) relationships with Seller or any of its Subsidiaries as an officer, director or employee thereof  (and compensation by Seller or any of its Subsidiaries in consideration of such services) in accordance with the terms of their employment and (ii) relationships with Seller as stockholders or option holders therein, none of the directors or officers of Seller or, to the Knowledge of Seller, Persons holding more than 5% of the Shares (“5% Holders”), or any member of any of their families or Affiliates, is presently a party to, or was a party to, during the two years preceding the date of this Agreement, any transaction or Contract with Seller or any of its Subsidiaries. None of the officers or directors of Seller or, to the Knowledge of Seller, 5% Holders has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights or Trademarks, used in the business, or any supplier, distributor, or customer of Seller, except for normal rights of a stockholder.
(d) None of Seller or any of its Subsidiaries is a party to or bound by any non-competition Contract or other Contract, in each case, that purports to limit, in any material respect, Seller’s ability (or after the Closing, Buyer’s ability) to conduct or operate the Business, including (i) the development, commercialization, manufacture, marketing, sale or distribution of any product that is being developed, manufactured, marketed, sold or distributed by Seller or any of its Subsidiaries with respect to the Business (each such product, a “Seller Product”) that is material or would reasonably be expected to become material to the Business or (ii) the manner or locations in which any of them may so engage in any business with respect to the Seller Products. For the avoidance of doubt, the Wound Care Products shall be deemed Seller Products that are material to the Business.
(e) Neither Seller nor any of its Subsidiaries are creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 20% of the gross assets of Seller and its Subsidiaries (excluding cash and cash equivalents).
4.5. Seller Reports; Financial Statements.
(a) Seller has delivered to Buyer the following financial statements: (i) the gross profit and net revenue of the Business for the nine-month period ended September 30, 2017 attached hereto as Section 4.5(a)(i) of the Seller Disclosure Letter (the “Interim Financial Statements”) and (ii) the gross profit and net revenue of the Business for the fiscal years ended December 31, 2016 and December 31, 2015, each of the foregoing attached hereto as Section 4.5(a)(ii) of the Seller Disclosure Letter (the “Annual Financial Statements” and, together with the Interim Financial Statements, the “Financial Statements”). The Financial Statements fairly present the net revenue and gross profit of the Business for the periods covered thereby, are consistent with the books and records of Seller and have been prepared in accordance with GAAP. The Financial Statements do not reflect any transactions which are not bona fide transactions and do not contain any untrue statements of a fact or omit to state any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.
(b) Seller has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2015 (the “Applicable Date”) (collectively, the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date, and those filed with or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Seller Reports”). Each of the Seller Reports was prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and complied in all material respects with then applicable accounting standards. Each of the Seller Reports, at the time of its filing or being furnished complied in all material respects or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Seller Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Seller Reports did not, and any Seller Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. None of the Seller Reports is the subject of an ongoing or outstanding Action by the SEC. There are no outstanding or unresolved comments in comment letters received by Seller from the SEC or its staff. There has been no correspondence between the SEC and Seller between the Applicable Date and the date of this Agreement that is not available on the SEC’s Electronic Data Gathering Analysis and Retrieval database.
(c) Since the Applicable Date, Seller has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of NASDAQ.
(d) Seller maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure, that information required to be disclosed by Seller is recorded and reported on a timely basis to the individuals responsible for the preparation of Seller’s filings with the SEC and other public disclosure documents.

Seller maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Seller has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Seller’s auditors and the audit committee of the Seller Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information and has identified for Seller’s auditors and audit committee of the Seller Board any material weaknesses in internal control over financial reporting and (B) any fraud known to Seller, whether or not material, that involves management or other employees who have a significant role in Seller’s internal control over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Seller employees regarding questionable accounting or auditing matters, have been received by Seller. Seller has made available to Parent a summary of all complaints or concerns relating to other matters made since the Applicable Date through Seller’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law.
(e) Each of the Annual Financial Statements and Interim Financial Statements fairly presents, in all material respects, the gross profit and net revenue of the Business, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.
4.6. Absence of Certain Changes.   Except as expressly contemplated by this Agreement, since the date of the Interim Financial Statements, (i) Seller and its Subsidiaries have conducted the Business in the ordinary course of such businesses, (ii) there has not been with respect to the Business any event, change in circumstances or effect involving, or other change in, the financial condition, properties, assets, liabilities, business or results of their operations or any circumstance, occurrence or development, except as would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect, and (iii) neither Seller nor any of its Subsidiaries has taken any of the actions with respect to the Business described in Section 6.1(a) (iv), (vi), (vii), (viii) or (ix), except as set forth on Section 4.16 of the Seller Disclosure Letter.
4.7. Litigation and Liabilities.
(a) With respect to the Business, there is no Action pending or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries or the Business or in respect of the Acquired Assets except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
(b) With respect to the Business, none of Seller or any of its Subsidiaries or any of their respective businesses or assets (including the Acquired Assets) is party to or subject to the provisions of any order, writ, judgment, award injunction or decree of any Governmental Entity or any arbitrator, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
(c) Except as set forth in Section 4.7(c) of the Seller Disclosure Letter, Seller does not have any Liability related to the Business other than (i) Liabilities set forth in the Financial Statements and (ii) Liabilities which have arisen after the date of the Interim Financial Statements in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit).
4.8. Employee Benefits.
(a) Section 4.8(a) of the Seller Disclosure Letter sets forth a complete list of  (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other employment, severance pay, salary continuation, bonus, incentive, stock option, equity-based, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, equity holders, consultants, or independent contractors of Seller, any of its Subsidiaries or any member of the Controlled Group that are sponsored or maintained by Seller, any of its Subsidiaries or any member of the Controlled Group or with respect to which Seller, any of its Subsidiaries or any member of the Controlled Group has made within the six-year period prior to the date hereof or is required to make payments, transfers, or contributions or with respect to which Seller or any of its Subsidiaries have or may have any liability or obligation (all of the above being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively). Neither Seller nor any of its Subsidiaries has any liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans. No Employee Plan is maintained outside of the United States.
(b) Copies of the following materials have been delivered or made available to Buyer: (i) all current and prior plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all determination, advisory or opinion letters from the IRS with respect to any of the Employee Plans, (iii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to any of the Employee Plans, (iv) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Plan, and (v) all correspondence relating to any Employee Plan between Seller or any of its Subsidiaries or their respective representatives and any Governmental Entity within three years prior to the date hereof.
(c) Each Employee Plan has been maintained, operated, and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance with all applicable Laws.
(d) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.
(e) Neither Seller nor any member of the Controlled Group currently has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(f) With respect to each group health plan benefiting any current or former employee of Seller or any member of the Controlled Group that is subject to Section 4980B of the Code, Seller and each member of the Controlled Group have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(g) There is no pending or, to the Knowledge of Seller, threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Employee Plan (other than routine claims for benefits), nor is there any basis for one, which individually, or in the aggregate, could result in material liability to Buyer, or could result in a Lien attaching to the Acquired Assets.
(h) No Employee Plan provides payments or benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.
(i) The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Seller or any of its Subsidiaries to any current or former director, manager, officer, employee or consultant (or dependents of such Persons) or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former director, manager, officer, employee or consultant (or dependents of such Persons) of Seller or any of its Subsidiaries.

(j) No amount that could be received (whether in cash or property or the vesting of property) as a result of the Asset Transaction or any of the other Transactions by any employee, officer or director of Seller or any of its Subsidiaries or any of their respective affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
4.9. Compliance with Laws; Permits.
(a) Since January 1, 2015, the Business has been and is being conducted in compliance in all material respects with all applicable federal, state, local or foreign law, statutes or ordinances, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, license or permit of any Governmental Entity (collectively, “Laws”). No Action by any Governmental Entity with respect to the Business is pending or, to the Knowledge of Seller, threatened, nor has any Governmental Entity threatened to conduct the same. No material change is required in Seller’s or any of its Subsidiaries’ processes, properties or procedures to comply with any such Laws; and none of Seller or any of its Subsidiaries has received any written notice of any material noncompliance with any such Laws that has not, to the Knowledge of Seller, been cured as of the date of this Agreement. Seller and each of its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations (including marketing authorizations, pre-market approvals, clearances, CE Marking, investigational new drug application (as set forth in 21 C.F.R. Part 312), investigational device exemption (as set forth in 21 C.F.R. Part 812)), franchises, variances, exemptions and orders issued or granted by a Governmental Entity or any Notified Bodies, as applicable in the jurisdiction concerned (collectively “Permits”), necessary to conduct the Business as currently conducted. A list of each material Permit with respect to the Business is set forth on Section 4.9(a) of the Seller Disclosure Letter. All Permits are valid and in full force and effect except for suspensions, cancellations, delays in filing reports or violations which would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect. No notification to, or consent from any Governmental Entity is required in order for the Permits to remain in full force and effect immediately following the Closing.
(b) None of Seller or any of its Subsidiaries or, to the Knowledge of Seller, any of each of their respective directors, officers, employees, consultants, sales representatives, distributors or agents, in such capacity and on behalf of Seller, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (ii) violated, directly or indirectly, any applicable money laundering or anti-terrorism Law or directly or indirectly lent, contributed or otherwise made available any funds to any Person for the purpose of financing the activities of any Person currently targeted by any U.S. sanctions administered by OFAC. Seller, its Subsidiaries, and to the Knowledge of Seller, its Affiliates and each of their respective directors, officers, employees, consultants, sales representatives, distributors, agents and business partners have complied at all times, and are in compliance in all material respects, with all applicable U.S. and non-U.S. anti-corruption and anti-bribery Laws with respect to Seller, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.). In this regard, Seller, its Subsidiaries and, to the Knowledge of Seller, its Affiliates and each of their respective directors, officers, employees, consultants, sales representatives, distributors, agents and business partners, in such capacity and on behalf of Seller, have not given, offered, agreed or promised to give, or authorized the giving, directly or indirectly, of any money or other thing of value to any Person as an inducement or reward for favorable action or forbearance from action or the exercise of influence. Seller, its Subsidiaries and, to the Knowledge of Seller, its Affiliates have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to be effective to ensure, continued compliance with any such U.S. and non-U.S. anti-bribery, anti-corruption money laundering and anti-terrorism Laws.
4.10. Material Contracts.
(a) Section 4.10(a) of the Seller Disclosure Letter lists each of the following Contracts (x) by which any of the Acquired Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Acquired Assets:

(i) any Contract that is reasonably expected to require either (x) annual payments to or from Seller or any of its Subsidiaries of more than $250,000 or (y) aggregate payments to or from Seller or any of its Subsidiaries for more than $500,000;
(ii) any Contract for the purchase, sale or lease of real or personal property or any option to purchase, sell or release real or personal property, in either case, that provides for aggregate annual payments by Seller or any of its Subsidiaries in an amount exceeding $250,000;
(iii) any Contract that relates to the acquisition or disposition of any business or assets or the sale or supply of any Seller Product or technology services pursuant to which Seller or any of its Subsidiaries has any liability in excess of  $500,000 individually or $1,000,000 in the aggregate;
(iv) any Contract evidencing indebtedness of Seller or any Subsidiary for borrowed money or the deferred purchase price of property, including (x) obligations under capital leases and (y) guarantees or similar obligations with respect to indebtedness for borrowed money of any other Person, whether incurred, assumed, guaranteed or secured by any asset, in excess of $500,000 individually or $1,000,000 in the aggregate;
(v) any Contract (x) with any customer that is one of the Top Customers or (y) with any supplier that is one of the Top Suppliers;
(vi) any Contract required to be, but that has not yet been filed as an exhibit to any Seller Report;
(vii) any Contract that contains any provision expressly requiring Seller or any of its Subsidiaries to purchase or sell goods or services exclusively to or from another Person or that otherwise purports to limit either the type of business in which Seller or its Subsidiaries (or after the Closing, Buyer or any of its Affiliates) may engage or the manner or locations in which any of them may so engage in any business;
(viii) any Contract that would reasonably be likely to require the disposition of any assets, line of business or product line of Seller or any of its Subsidiaries or restrict the disposition of the same by Seller or any of its Subsidiaries (or after the Closing, Buyer or any of its Affiliates);
(ix) any Contract that grants “most favored nation” status (including any that, after the Closing, would bind Buyer or any of its Affiliates);
(x) any Contract that prohibits or limits the rights of Seller or any of its Subsidiaries to make, sell or distribute any products or services (or after the Closing Date, Buyer or any of its Affiliates);
(xi) any Contract to which Seller or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract);
(xii) any Contract pursuant to which, other than a Contract entered into in the ordinary course of Seller’s business, (A) Seller or any of its Subsidiaries grants to any third party any license, release, covenant not to sue or similar right with respect to Owned Intellectual Property, or (B) Seller or any of its Subsidiaries receives a license, release, covenant not to sue or similar right with respect to any Intellectual Property owned by a third party (other than generally commercially available software); and
(xiii) any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect (the Contracts described in clauses (i) - (xiii), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).
(b) A true and correct copy of each Material Contract has previously been delivered to Buyer and each Material Contract is valid and binding on Seller or its Subsidiaries, as the case may be, except for the Enforceability Exception and, to the Knowledge of Seller, each other party thereto, and is, in all material respects, in full force and effect (except for those Contracts that have expired in accordance with their terms). There is no default under any Material Contracts by Seller or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Seller or its Subsidiaries, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
4.11. Property.
(a) Neither Seller nor any of its Subsidiaries owns any real property parcels. Section 4.11(a) of the Seller Disclosure Letter sets forth a true, complete and accurate list of all leases, subleases or other occupancy arrangement with respect to the Business pursuant to which Seller or any of its Subsidiaries is a party or has a right to use the real property owned by another Person (the “Leases”), including the address or location and use of the subject Leased Real Property.
(b) Each of Seller and its Subsidiaries that leases Leased Real Property pursuant to a Lease has a valid leasehold interest therein, free and clear of all Liens, except as would not reasonably be expected to materially and adversely affect the continued use of the property for the purposes for which the property is being used by Seller and its Subsidiaries.
(c) There are no Contracts giving any Person other than Seller or any of its Subsidiaries any right to access, use or occupy any portion of the Leased Real Property, and there is no Person, other than Seller or any of its Subsidiaries, in possession or having any right to occupy any of the Leased Real Property. Neither Seller nor any of its Subsidiaries has, and, to the Knowledge of Seller, no landlord of any Leased Real Property has, exercised any option or right to terminate, renew or extend or otherwise materially affect the rights or obligations of the tenant under any Lease. True, complete and accurate copies of all Leases have been made available to Buyer.
(d) The ownership, occupancy, use and operation of the Leased Real Property does not violate in any material respect any instrument of record or Contract affecting such property.
(e) There are no pending or, to the Knowledge of Seller, threatened (i) appropriation, condemnation, eminent domain or like Actions relating to the Leased Real Property or (ii) Actions to change the zoning classification, variance, special use, or other applicable land use Law of any portion or all of the Leased Real Property.
4.12. Takeover Statutes.   No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in Seller’s certificate of incorporation or bylaws is applicable to Seller, the Asset Transaction or the other Transactions.
4.13. Environmental Matters.   Except for such matters as would not be reasonably likely to have a Material Adverse Effect: (a) Seller and its Subsidiaries are and since January 1, 2015, have been in compliance with Environmental Law; (b) there has been no release or threatened release of any Hazardous Substances on any property currently owned or operated by Seller or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures); (c) there has been no release or threatened release of Hazardous Substances on property formerly owned or operated by Seller or any of its Subsidiaries during the time of Seller’s or Subsidiaries’ period of ownership or operation; (d) neither Seller nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information, in each case in writing, alleging that Seller or any of its Subsidiaries may be in violation of any Environmental Law or alleging that Seller or any of its Subsidiaries is responsible for the investigation or remediation of a release of Hazardous Substance at a property not owned or operated by Seller or any Subsidiary; and (e) neither Seller nor any of its Subsidiaries is subject to any order, decree, or injunction with any Governmental Entity relating to liability under any Environmental Law or relating to Hazardous Substances. Seller has delivered to Buyer true and complete copies of all material environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to Seller or its Subsidiaries or their respective current and former properties or operations.
4.14. Taxes.
(a) Seller and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns were and are complete and accurate in all respects; (ii) have paid all Taxes that are required to be paid (whether or not shown on the Tax Returns or Tax assessment made in writing or deficiency asserted in writing by the relevant Governmental Entity); (iii) have properly withheld and paid to the appropriate Governmental Entity all Taxes that Seller or any of its Subsidiaries are or were obligated to withhold and pay from amounts owing to any employee, creditor or third party, and (iv) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(b) There are no Actions either pending or threatened in writing in respect of Taxes or Tax matters of the Seller or any of its Subsidiaries.
(c) There are no unresolved questions or Actions concerning the Tax liability of Seller or any of its Subsidiaries that are not disclosed and adequately reserved for in the Seller Reports.
(d) There is no Lien, other than Permitted Liens, on any of the Business and the Acquired Assets that arose in connection with any failure (or alleged failure) to pay, or delay (or alleged delay) in paying, any Tax.
(e) No written claim has ever been made by a Governmental Entity in a jurisdiction where Seller or any of its Subsidiaries do not file Tax Returns that Seller or its Subsidiary is or may be subject to taxation by that jurisdiction.
(f) There are no Tax rulings, requests for rulings or closing Contracts in effect with any Governmental Entity relating to the Business and Acquired Assets that will affect the Business and Acquired Assets for any taxable period ending after the Closing Date.
(g) Seller has made available to the Buyer true and correct copies of the United States federal income Tax Returns filed by Seller and its Subsidiaries for each of the fiscal years ended in 2016, 2015, 2014 and 2013.
4.15. Labor Matters.
(a) (i) Neither Seller nor any of its Subsidiaries is a party to, bound by or subject to any collective bargaining agreement or other similar type of contract with any labor union, (ii) neither Seller nor any of its Subsidiaries has agreed to recognize any union or other collective bargaining representative, (iii) no union or group of employees has made a pending demand for recognition and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board and (iv) no union or collective bargaining representative has been certified as representing any employees of any of Seller or any of its Subsidiaries and no organizational attempt has been made or, to the Knowledge of Seller, threatened by or on behalf of any labor union or collective bargaining representative with respect to any employees of Seller or any of its Subsidiaries. Within the last three (3) years, neither Seller nor any of its Subsidiaries nor any of their respective predecessors has experienced any labor strike, slowdown or stoppage or any other material labor difficulty, and, to the Knowledge of Seller, there are no facts or circumstances that might lead to any such labor dispute.
(b) Section 4.15(b)-1 of the Seller Disclosure Letter lists, to the extent applicable, as of the date hereof, for each employee, consultant, independent contractor, director and manager of Seller or any of its Subsidiaries, his or her: (i) name; (ii) title; (iii) location; (iv) date of hire; (v) exempt/non-exempt status; (vi) employment status (i.e., whether full-time, temporary, leased, etc.); (vii) active or inactive status (including type of leave, if any); (viii) accrued but unused vacation; and (ix) current annual base salary or hourly wage rate (or other compensation) and target bonus/commission for the current year. Except as set forth on Section 4.15(b)-2 of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries employs or engages any employee, consultant or independent contractor who cannot be dismissed immediately, whether currently or immediately after the Transactions, without notice or cause and without further liability to Seller or any of its Subsidiaries.
(c) With respect to the employees of Seller and its Subsidiaries, during the last twelve (12) months, there has been no mass layoff, plant closing or shutdown that could implicate the Worker Adjustment Retraining & Notification Act of 1988, as amended, or any similar Law. All current employees of Seller and its Subsidiaries who work in the United States are, and all former employees of Seller and its

Subsidiaries who worked in the United States whose employment terminated (voluntarily or involuntarily) prior to the Closing Date were, legally authorized to work in the United States. Seller and its Subsidiaries, as applicable, have completed and retained, in all material respects, the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 for all employees hired prior to the Closing Date, and at all times prior to the Closing Date, Seller and its Subsidiaries were in compliance, in all material respects, with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of the Immigration Reform and Control Act of 1986. All individuals who perform services for Seller or any of its Subsidiaries have been classified correctly in accordance with the terms of each Employee Plan and ERISA, the Code, the Fair Labor Standards Act and all other applicable Laws, as employees, independent contractors or leased employees, and neither Seller nor any of its Subsidiaries received notice to the contrary from any Person or Governmental Entity.
(d) Neither Seller nor any of its Subsidiaries are a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Neither Seller nor any of its Subsidiaries, nor any of their respective executive officers, has ever received any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to Seller or any of its Subsidiaries and, to the Knowledge of Seller, no such investigation is in progress. Seller and its Subsidiaries are in compliance with all applicable Laws respecting labor and employment, including termination of employment or failure to employ, employment practices, terms and conditions of employment, immigration, wages and hours, working time, employment standards, civil rights, discrimination and retaliation, occupational safety and health, family or medical leave, exempt/non-exempt and contingent worker classifications and workers’ compensation. There are no labor or employment actions pending, or to the Knowledge of Seller threatened, between Seller and its Subsidiaries and any employees, current or former, of Seller or its Subsidiaries.
(e) Neither Seller nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments, contributions or deductions to be made in the ordinary course of business). There are no pending claims against Seller or any of its Subsidiaries under any workers compensation plan or policy or for long term disability.
4.16. Intellectual Property.
(a) Section 4.16(a) of the Seller Disclosure Letter sets forth a true and complete list of all Owned Intellectual Property that is registered or subject of a pending application and included in the Acquired Assets (the “Registered Owned Intellectual Property”), indicating for each item the registration or application number, the date of filing or issuance, the applicable filing jurisdiction, names of all current applicant(s) and registered owner(s), as applicable. Seller and its Subsidiaries have complied with all necessary requirements to preserve and maintain each item of Registered Owned Intellectual Property in full force and effect.
(b) Seller and its Subsidiaries own or have the right to use all Intellectual Property and IT Assets included in the Acquired Assets that are used in or held for use in (i) the Wound Care Products and (ii) their respective business as presently conducted (collectively, the “Seller Intellectual Property”), and none of the Transactions will impair or otherwise adversely affect any such rights. All Registered Owned Intellectual Property that is subject of a registration is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or Contract adversely affecting or that could adversely affect Seller’s or its Subsidiaries’ use of, or its rights to, Registered Owned Intellectual Property.
(c) Seller and its Subsidiaries solely and exclusively own all Intellectual Property owned or purported to be owned by Seller or any of its Subsidiaries and included in the Acquired Assets (“Owned Intellectual Property”), free and clear of Liens, other than Permitted Liens.
(d) The products and services of, and conduct of the businesses of, Seller and its Subsidiaries as currently sold or conducted, and the research, development, labeling, manufacture, use, sale, offer for sale, importation, and other distribution or commercial exploitation of the Seller Products, as applicable do not infringe upon, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third party. Neither Seller nor any of its Subsidiaries has received any written notice from a third party within the past three years, and there are no pending or, to the Knowledge of Seller, threatened claims (including in the form of offers or invitations to license) that (A) assert the infringement, dilution, misappropriation or other violation of any Intellectual Property rights of a third party or (B) except to the extent part of the prosecution history of any Registered Owned Intellectual Property, challenge the validity, enforceability, priority or registrability of, or any right, title or interest of Seller or any of its Subsidiaries with respect to, any Owned Intellectual Property.
(e) To the Knowledge of Seller, no third party is infringing, misappropriating, misusing, diluting or violating any Owned Intellectual Property. None of Seller or any of its Subsidiaries has made any written or, to the Knowledge of Seller, oral claim against any third party alleging the infringement, misappropriation, misuse, dilution or violation of any Owned Intellectual Property.
(f) Seller and its Subsidiaries have taken all reasonable measures to protect and maintain the confidentiality of all Trade Secrets that are owned or held by Seller and its Subsidiaries, as applicable, and included in the Acquired Assets and to the Knowledge of Seller, there has been no unauthorized disclosure by Seller or any of its Subsidiaries of any such Trade Secrets.
(g) The IT Assets owned, used or held for use by Seller or any of its Subsidiaries and included in the Acquired Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Seller and its Subsidiaries in connection with their business. To the Knowledge of Seller, such IT Assets are free from any material software defects and do not contain any material “back door,” “time bomb,” “Trojan horse,” “worm,” “virus” or other software routine or hardware component that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person. Seller and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology.
(h) Seller and its Subsidiaries have executed written proprietary information and inventions Contracts with all of their past and present employees who are or who were involved in the creation or development of the Seller Products pursuant to which such employees have assigned to Seller and its Subsidiaries all right, title and interest in and to all Intellectual Property for the Seller Products created within the scope of their employment and have agreed to hold all Trade Secrets of Seller and its Subsidiaries in confidence both during and after the term of their employment.
4.17. Insurance.   All insurance policies and surety bonds related to the Business carried by or covering Seller and its Subsidiaries, together with adequately capitalized self-insured arrangements (collectively, the “Insurance Policies”) provide coverage in such amounts and with respect to such risks and losses as is adequate for the Business. The Insurance Policies are in full force and effect, and, as of the date of this Agreement, no notice of cancellation has been received by Seller or any of its Subsidiaries with respect to any Insurance Policy which has not been cured by the payment of premiums that are due. All premiums, audits, adjustments or collateralization requirements on the Insurance Policies have been paid and Seller and its Subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies.
4.18. Brokers and Finders.   Except (i) as set forth in Section 4.18 of the Seller Disclosure Letter and (ii) that Seller has employed Cowen and Company, LLC, as its financial advisor, Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions. Seller has made available to Buyer a complete and accurate copy of all Contracts pursuant to which any such broker or finder is entitled to any fees and expenses, and has disclosed to Buyer the amount of such fees and expenses, in connection with the Transactions.
4.19. Customers/Suppliers.
(a) Section 4.19(a) of the Seller Disclosure Letter sets forth the Top Customers of the Business. As of the date of this Agreement, none of the Top Customers has canceled or otherwise terminated, or, to the Knowledge of Seller, threatened to cancel or otherwise terminate its relationship with Seller or any of its Subsidiaries. As of the date of this Agreement, neither Seller nor any of its Subsidiaries has received notice that any such customer intends to cancel or otherwise materially adversely modify its relationship (including by seeking to renegotiate contractual terms) with Seller or any of its Subsidiaries.
(b) Section 4.19(b) of the Seller Disclosure Letter sets forth the Top Suppliers of the Business. As of the date of this Agreement, none of the Top Suppliers has canceled or otherwise terminated, or, to the Knowledge of Seller, threatened to cancel or otherwise terminate its relationship with Seller or any of its Subsidiaries. As of the date of this Agreement, neither Seller nor any of its Subsidiaries has received notice that any such supplier intends to cancel or otherwise materially adversely modify its relationship (including by seeking to renegotiate contractual terms) with Seller or any of its Subsidiaries.
4.20. Warranties/Product Liability.   Except as specifically reflected, reserved against in accordance with GAAP or otherwise disclosed on the consolidated balance sheet of Seller included in Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, or incurred since December 31, 2016 in the ordinary course of business, (a) neither Seller nor any of its Subsidiaries has received any written notice of any material Action or violation by or before any Governmental Entity relating to any Seller Product, including the packaging and advertising related thereto, or any services provided by Seller or any of its Subsidiaries, nor is there any Action involving a Seller Product pending or, to the Knowledge of Seller, threatened by any Person, (b) there has not been, nor is there under consideration by Seller or any of its Subsidiaries, any recall of a Seller Product or post-sale warning of a material nature concerning any Seller Product, (c) there are no pending or, to the Knowledge of Seller, threatened claims with respect to any such warranty which would reasonably be expected to be material to Seller or any Subsidiary or the Business, and (d) there are no material pending or, to the Knowledge of Seller, threatened product liability claims with respect to any Seller Product and no such claims have been settled or adjudicated. The Business and all Seller Products comply in all material respects with applicable governmental authorizations and Laws, and to the Knowledge of Seller, there have not been and there are no material defects or deficiencies in such Seller Products.
4.21. Entire Interest; All Assets.   The Acquired Assets comprise all of the all property, assets and rights used or held for use primarily in the Business or necessary to the operation of the Business and are sufficient for Buyer to conduct the Business from and after the Closing Date without interruption and in the ordinary course of business in substantially the same manner as currently conducted by Seller and its Subsidiaries. No Affiliate of Seller or any other Person holds any right, title or interest in any of the Acquired Assets.
4.22. Regulatory Matters.
(a) Without limitation of Section 4.9(a), Seller and its Subsidiaries and to the Knowledge of Seller its respective directors, officers, employees, and agents (while acting in such capacity) are, and have been since January 1, 2015, in compliance, and the Business of Seller and its Subsidiaries (including the research, development, labeling, manufacture, testing, storage, use, sale, offer for sale, importation, and other distribution or commercial exploitation of the Seller Products) has been operated by them in accordance, in all material respects with all Laws relating to health care regulatory matters, including to the extent applicable, each of the following: (i) all applicable Laws of any Governmental Entity, including the United States Drug Enforcement Administration, the United States Department of Health and Human Services and its constituent agencies, the Centers for Medicare & Medicaid Services, the Office of Inspector General and the United States Food and Drug Administration (the “FDA” and, collectively with other applicable U.S., state or foreign regulatory authorities and any Notified Bodies, “Regulatory Authorities”), including, to the extent applicable, the federal Food, Drug, and Cosmetic Act (21 U.S.C. § 321 et seq.) (the “FDCA”), the Controlled Substances Act (21 U.S.C. § 801 et seq.), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the Safe Medical Devices Act of 1990, the

implementing rules and regulations promulgated pursuant to the foregoing laws, and the Federal Acquisition Regulations (48 C.F.R. Parts 1-53)), (ii) the drug price reporting requirements of titles XVIII and XIX of the Social Security Act, (iii) the applicable laws precluding off-label marketing of drugs, devices and other health care products, (iv) all other United States laws and regulations with respect to the marketing, sale, pricing, price reporting, and reimbursement of drugs, devices and other health care products, including the provisions of the Federal False Claims Act, 31 U.S.C. §3729 et seq., the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), the regulations promulgated pursuant to such Laws, requirements of the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, requirements of Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) state pharmaceutical assistance programs and regulations under such Laws, and (v) any state, local or foreign equivalents to any of the foregoing. To the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that will (without notice or lapse of time) constitute or result in a violation by Seller or its Subsidiaries or the Business of, or a failure on the part of Seller or its Subsidiaries or the Business to comply with, any such Laws. Seller and its Subsidiaries and the Business have complied with any and all obligations pertaining to listing any relevant Patents included in (or required to be included in) the Registered Owned Intellectual Property in the FDA Orange Book and have also complied with any and all obligations under the Bayh-Dole Act.
(b) Neither the Business nor any of Seller, its Subsidiaries or any of their respective officers, directors, employees, or to the Knowledge of Seller, any consultants, subcontractors or agents of Seller or any of its Subsidiaries (i) is excluded or debarred under the Generic Drug Enforcement Act of 1992 or any government health care program, including Medicare and Medicaid; (ii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code; (iii) is currently listed on the General Services Administration/System for Award Management published list of parties excluded from federal procurement programs and non-procurement programs; (iv) to the Knowledge of Seller, is the target or subject of any current or threatened investigation by a Governmental Entity relating to the violation of, or failure to comply with, any of the Laws referenced in Section 4.22(a) applicable to any Seller Product or any government health care program-related offense or violation; or (v) is currently charged with or has been convicted of any criminal offense relating to the delivery of an item or service under any government health care program. No claims, actions, proceedings or investigations that would reasonably be expected to result in any of the foregoing are pending, and Seller has not received written notice that any such claims, actions, proceedings or investigations are threatened against Seller, Seller’s Subsidiaries, or any of their respective officers or key employees. To the Knowledge of Seller, there are no facts or circumstances that could give rises to any such claims, actions, proceedings or investigations for non-compliance with any applicable Laws referenced in Section 4.22(a).
(c) (i) To the Knowledge of Seller, there is no pending action, investigation or inquiry of any type by any Regulatory Authority (other than non-material routine or periodic inspections or reviews) against Seller or its Subsidiaries relating to the Business or the Seller Products; (ii) since January 1, 2015, no Seller Product has been recalled, suspended or discontinued; and (iii) since January 1, 2015, none of Seller or any of its Subsidiaries has received any written notification, correspondence or any other written communication from any Governmental Entity, including any Regulatory Authority, of potential or actual material non-compliance by, or liability of, Seller or any of its Subsidiaries, under any of the Laws referenced in Section 4.22(a).
(d) None of Seller nor any of its Subsidiaries, nor to the Knowledge of Seller, any contract manufacturer, contract research organization or distributor has received, since January 1, 2015, any FDA form 483s, “warning letters,” or other written notice from the FDA or any other Governmental Entity alleging or asserting noncompliance with any applicable Laws or Permits in connection with the Business or any Seller Product.

(e) To the Knowledge of Seller, there are no facts or circumstances indicating that any Permit, including an applicable marketing authorization for a Seller Product, will be withdrawn or that there has been any failure to receive or obtain any required Permit, including any marketing authorization. Neither Seller nor its Subsidiaries has received any written notification from the FDA or other Governmental Entity requesting that Seller or its Subsidiaries make any material change in the labeling of any Seller Products.
(f) The manufacture of the Seller Products by Seller and, to the Knowledge of Seller, by third parties is and has been since January 1, 2015 conducted in compliance in all material respects with current Good Manufacturing Practice. To the Knowledge of Seller, no Seller Product has been adulterated within the meaning of 21 U.S.C. § 351 (or similar applicable Law) or misbranded within the meaning of 21 U.S.C. § 352 (or similar applicable Law).
(g) All studies, tests, and preclinical and clinical research being conducted by or, to the Knowledge of Seller, on behalf of Seller by any of its licensors, collaborative partners or other third parties, with respect to any Seller Product, are being, and at all times have been conducted in material compliance with all applicable Laws, including as applicable, Good Laboratory Practice and Good Clinical Practice.
(h) None of Seller or any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or other similar written agreements, in each case, entered into with or imposed by any Regulatory Authority, and, to the Knowledge of Seller, no such agreement has been threatened in writing. Seller and its Subsidiaries have not engaged in any voluntary disclosure or self-disclosure to any Regulatory Authority concerning any alleged, potential or actual non-compliance with any Laws related to the Business or any Seller Product, and, to the Knowledge of Seller, no such self-disclosure to any Regulatory Authority is warranted.
4.23. Title to Tangible Assets.   Seller has good and marketable title to or a valid leasehold interest in all of the Acquired Assets, free and clear of all Liens, except for the Liens of Perceptive Credit Opportunities, LP, which shall be released at Closing upon receipt by Perceptive Credit Opportunities, LP of the amounts set forth in the Pay-off Letter. All of the tangible personal property included among the Acquired Assets are, in all material respects, in good operating condition, maintenance and repair and are suitable and adequate for the uses to which they are being put (with due consideration for reasonable wear and tear and the age of each specific tangible asset). Upon the Closing, Buyer will have good and transferable title to the Acquired Assets, free and clear of any Liens, and will own, or have a valid legal right to use, sufficient property, assets and other rights (whether tangible or intangible) to be able to operate and conduct the Business in substantially the same manner as conducted as of the date of this Agreement.
ARTICLE V

Representations and Warranties of Buyer
Except as set forth in the corresponding sections or subsections of the disclosure letter in agreed form delivered to Seller by Buyer contemporaneously with this Agreement (the “Buyer Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Buyer Disclosure Letter will be deemed disclosure with respect to any other section or subsection of the Buyer Disclosure Letter only to the extent that the relevance of such item to such section or subsection is readily apparent on its face), Buyer each hereby represent and warrant to Seller that:
5.1. Organization, Good Standing and Qualification.   Each of Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Buyer is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions. Prior to the date of this Agreement, Buyer has made available to Seller a complete and correct copy of the certificate of incorporation and bylaws or comparable governing documents of Buyer, each as amended to the date of this Agreement and each as so delivered is in full force and effect.
5.2. Corporate Authority.   Each of Buyer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by each of Buyer and is a valid and binding Contract of, Buyer, enforceable against each of Buyer in accordance with its terms, subject to the Enforceability Exception.
5.3. Governmental Filings; No Violations; Etc.
(a) No notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Buyer and the consummation of the Transactions, except for (i) applicable requirements, if any, of  (A) the Exchange Act, (B) state securities or “blue sky” Laws, (C) the DGCL to file appropriate documentation and (D) NASDAQ, and (ii) the filing of customary applications and notices, as applicable with any Governmental Entity.
(b) The execution, delivery and performance of this Agreement by Buyer do not, and the consummation by Buyer of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Buyer, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Buyer pursuant to, any Contracts binding upon Buyer or, assuming (solely with respect to performance of this Agreement and the consummation of the Transactions) compliance with the matters referred to in Section 5.3(a), under any Law to which Buyer is subject; or (iii) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (iii) above, as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.
5.4. Litigation.   As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Buyer, threatened against Buyer that seek to enjoin, or would reasonably be expected to have the effect of preventing or making illegal, any of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.
5.5. Sufficiency of Funds.   On the Closing Date, Buyer will have sufficient funds to pay (i) the Purchase Price in accordance with Article 2 and to consummate the Transactions and (ii) all fees and expenses required to be paid by Buyer in connection therewith.
5.6. [Reserved].
5.7. Brokers.   No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Buyer.
5.8. Ownership of Shares.   Buyer and its Subsidiaries do not beneficially own any shares of Seller’s common stock as of the date hereof. Buyer does not, alone or together with any other Person, was at any time, or became, an “interested stockholder” of Seller as defined in Section 203 of the DGCL, or has taken any action that would cause the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL to be applicable to this Agreement or the Transactions.

ARTICLE VI

Covenants
6.1. Interim Operations.
(a) From the date of this Agreement and until the Closing or the earlier termination of this Agreement, except that Seller may incur up to an additional $3,000,000 of debt from Perceptive Credit Opportunities Fund, L.P. and as (w) required by Law, (x) otherwise expressly contemplated by this Agreement, (y) set forth in Section 6.1 of the Seller Disclosure Letter or (z) consented to in writing by Buyer (which consent will not be unreasonably withheld, conditional or delayed), Seller will, and will cause each of its Subsidiaries to, conduct the Business in the ordinary course of business consistent with past practice and in material compliance with all material applicable Laws and Permits, and will, and will cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve intact its present Business organization, maintain in effect all of its Permits, keep available the services of its directors, officers and employees and maintain existing relations and goodwill with Governmental Entities, customers, distributors, lenders, partners, suppliers and others having material business associations with it or its Subsidiaries. Without limiting the generality of the foregoing and subject to the exceptions set forth in the foregoing clauses (w), (x), (y) and (z), from the date of this Agreement until the Closing, Seller will not and will not permit its Subsidiaries to:
(i) adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;
(ii) merge or consolidate Seller or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any Contracts imposing material changes or restrictions on its assets, operations or businesses;
(iii) create or incur any Lien or other encumbrance on any of the Acquired Assets, other than Permitted Liens and operating Liens incurred in the ordinary course of business consistent with past practice;
(iv) make any changes with respect to accounting policies or procedures used by it in the preparation of the Financial Statements or revalue or reclassify in any material respect any of the Acquired Assets or the Assumed Liabilities, except as required by changes in applicable GAAP;
(v) (A) waive, release, settle or compromise any pending or threatened Action against Seller or any of its Subsidiaries relating to the Business other than settlements or compromises of any Action (1) in which the amount paid by or on behalf of Seller or any of its Subsidiaries in settlement or compromise does not exceed $500,000 individually or $1,000,000 in the aggregate and (2) that would entail the incurrence of  (I) any obligation or liability of Seller or any of its Subsidiaries in excess of such amount, including costs or revenue reductions or (II) any obligation that would impose any material restrictions on the business or operations of Seller or its Subsidiaries or (B) commence, join or appeal in any Action, other than in the ordinary course of business;
(vi) other than in the ordinary course of business and consistent with past practices, (A) make or change any material Tax election, (B) change Seller’s or any of its Subsidiaries’ method of accounting for Tax purposes, (C) file any material amended Tax Return, (D) settle, concede, compromise or abandon any material Tax claim or assessment, (E) surrender any right to a refund of material Taxes or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material Taxes;
(vii) fail to maintain in full force and effect material Insurance Policies or comparable replacement policies covering Seller and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;
(viii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of the Acquired Assets, except in the ordinary course of business consistent with past practice and sales of obsolete assets;

(ix) except as required pursuant to any Employee Plan, consistent with past practice, or as otherwise required by applicable Law, (A) pay, grant or provide any severance or termination payments or benefits to any Continuing Employee; (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus, incentive or retention payments to, or make any new equity awards to any Continuing Employee, except for increases in base salary in the ordinary course of business consistent with past practice for employees who are not officers; (C) establish, adopt, amend or terminate any Employee Plan or amend the terms of any outstanding equity-based awards; (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Plan; (E) change in any material respect any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (F) forgive any loans to any Continuing Employee;
(x) enter into any new line of business; or
(xi) agree, authorize or commit to do any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar Contract with respect to any of the foregoing actions.
(b) Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the Business prior to the Closing, and nothing contained in this Agreement is intended to give Seller, directly or indirectly, the right to control or direct Buyer’s operations. Prior to the Closing, each of Buyer and Seller will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective business and operations.
6.2. Acquisition Proposals.
(a) No Solicitation or Negotiation.   Seller agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries will, and that it will direct and use its commercially reasonable efforts to cause its and its Subsidiaries’ employees, investment bankers, lenders, attorneys, accountants, agents and other advisors or representatives (such directors, officers, employees, investment bankers, lenders, attorneys, accountants, agents and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:
(i) initiate, solicit, knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;
(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal, except to notify such Person of the existence of this Section 6.2;
(iii) enter into any Contract with respect to any Acquisition Proposal; or
(iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or fail to enforce any standstill or confidentiality agreement.
(b) Response to Acquisitions Proposals.   Notwithstanding anything in the foregoing to the contrary, prior to, but not after, the date of the Stockholder Meeting at which the Stockholder Approval is obtained (“End Date”), if Seller receives a written Acquisition Proposal that did not result from a breach of this Section 6.2 and which the Seller Board determines in good faith to be bona fide, Seller and its Representatives may (i) provide information in response to a request therefor by the Person who has made such Acquisition Proposal, but only if Seller receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in a confidentiality agreement customary for transactions of this type and prior to disclosing any information to such Person or any of its Affiliates or Representatives in response to such Acquisition Proposal, Seller makes such information available to Buyer (to the extent such information has not been previously made available to Buyer); (ii) engage or participate in any discussions or negotiations with such Person; or (iii) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (A) prior to taking any action described in clause (i), (ii) or (iii) above, the Seller Board determines in good faith after consultation with outside legal counsel that the failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would constitute a breach of the directors’ fiduciary duties under applicable Law, (B) in each such case referred to in clause (i) or (ii) above, the Seller Board has determined in good faith based on the information then available and after consultation with its outside legal counsel and financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (C) in the case referred to in clause (iii) above, the Seller Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal is a Superior Proposal and failure to take such action would constitute a breach of the directors’ fiduciary duties under applicable Law.
(c) No Change of Recommendation or Alternative Acquisition Agreement.
(i) The Seller Board and each committee of the Seller Board will not, directly or indirectly:
(A) (1) except as expressly permitted by this Section 6.2, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Buyer, the Seller Board Recommendation with respect to the Transactions, (2) approve, propose to approve, resolve to approve, recommend or otherwise declare advisable (publicly or otherwise), any Acquisition Proposal, or (3) fail to publicly reaffirm the Seller Board Recommendation, including by not publicly supporting the Transactions in a director’s individual capacity, within five Business Days after Buyer so requests in writing; or
(B) except as expressly permitted by, and after compliance with, Section 8.3(a) hereof, cause or permit Seller to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract (other than a confidentiality agreement referred to in Section 6.2(b) entered into in compliance with Section 6.2(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.
(ii) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the End Date, the Seller Board may withhold, withdraw, qualify or modify the Seller Board Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal that was not solicited, initiated, knowingly facilitated or knowingly encouraged in breach of this Agreement (a “Change of Recommendation”) or may also take action pursuant to Section 8.3(a), if the Seller Board determines in good faith based on information then available, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal is a Superior Proposal and the failure to take such action would constitute a breach of directors’ fiduciary duties under applicable Law; provided, however, that Seller will not effect a Change of Recommendation in connection with a Superior Proposal, or take any action pursuant to Section 8.3(a) with respect to a Superior Proposal unless: (A) Seller notifies Buyer in writing, five Business Days in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal, or to take action pursuant to Section 8.3(a) with respect to a Superior Proposal, which notice will specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach the most current version of the agreement reflecting such terms and conditions; (B) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal, or taking any action pursuant to Section 8.3(a) with respect to a Superior Proposal, Seller will negotiate in good faith with Buyer during such five Business Day period (to the extent that Buyer desires to negotiate) to make such revisions to the terms of this Agreement or consider a possible alternative transaction with Buyer so that the Acquisition Proposal that is the subject of the notice ceases to be a Superior Proposal; and (C) the Seller Board will have considered in good faith any changes to this Agreement offered in writing by Buyer and will have determined in good faith (after consultation with its outside legal counsel and financial advisor) that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Buyer were to be given effect; provided that Seller will not effect a Change of Recommendation in connection with a Superior Proposal, or take any action pursuant to Section 8.3(a) with respect to a Superior Proposal, prior to the time that is five Business Days after it has provided the written notice required by clause (A) above; provided, further, that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, Seller will provide written notice of such modified Acquisition Proposal and will again comply with this Section 6.2(c), except that the deadline for such new written notice will be reduced to two Business Days (rather than the five Business Days otherwise contemplated by this Section 6.2(c)) and the time Seller will be permitted to effect a Change of Recommendation in connection with a Superior Proposal, or to take action pursuant to Section 8.3(a) with respect to a Superior Proposal, will be reduced to the time that is two Business Days after it has provided such written notice (rather than the time that is five Business Days otherwise contemplated by this Section 6.2(c)). A Change of Recommendation may not be effected after the End Date.
(iii) A Change of Recommendation may also be made at any time prior to the End Date if:
(A) there shall occur or arise after the date of this Agreement a material and fundamental development or material and fundamental change in circumstances that relates to Seller that does not relate to any Acquisition Proposal (any such material development or material change in circumstances unrelated to an Acquisition Proposal being referred to in this Agreement as an “Intervening Event”) provided, however, that in no event shall any of the following constitute or be deemed to contribute to or otherwise be taken into account in determining whether there has been, an Intervening Event: (1) the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal, or the consequences of any of the foregoing, (2) any change in the economy or financial markets generally in the United States or any other country or any change that is the result of acts of war, sabotage or terrorism or of natural disasters, (3) any change that is the result of factors generally affecting the health care industries, (4) any change in Law or in United States generally accepted accounting principles after the date of this Agreement, (5) any change in the price and/or trading volume of the equity securities of Seller (or of the equity securities of any Subsidiary of the Buyer or of Seller) on the NASDAQ or any other market in which such securities are quoted for purchase and sale (provided that, the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such change has resulted in, or contributed to, an Intervening Event, to the extent not otherwise excluded from the definition of  “Intervening Event”), (6) Seller or its Subsidiaries failing to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period, including as a result of any failure by Seller or any of its Subsidiaries to realize the anticipated benefits of any product launch, initiative or roll-out or other marketing initiative, and (7) the opportunity for Seller to acquire (by merger, joint venture, partnership, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, or businesses or enter into any licensing, collaboration or similar arrangements, with any third party;
(B) neither Seller nor any Representative of Seller had any Knowledge of such Intervening Event or, as of the date of this Agreement, could reasonably foresee that such Intervening Event would occur;
(C) at least five Business Days prior to the date of any meeting of the Seller Board (or any committee thereof) at which the Seller Board (or committee) will consider whether such Intervening Event may require a Change of Recommendation, Seller provides Buyer with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such Intervening Event;

(D) the Seller Board determines in good faith, after consultation with Seller’s outside legal counsel and its financial advisor(s), that, in light of such Intervening Event, the failure to make a Change of Recommendation, if this Agreement were not amended or an alternative transaction with Buyer were not entered into, would constitute a breach of the directors’ fiduciary duties under applicable Law;
(E) a Change of Recommendation is not made at any time within the period of five Business Days after Buyer receives written notice from Seller confirming that the Seller Board has determined that the failure to make a Change of Recommendation in light of such Intervening Event would constitute a breach of the directors’ fiduciary duties under applicable Law;
(F) during such five Business Day period, if requested by Buyer, Seller engages in good faith negotiations with Buyer to amend this Agreement or enter into an alternative transaction with Buyer so that the failure to make a Change of Recommendation in light of such Intervening Event would not constitute a breach of the directors’ fiduciary duties under applicable Law; and
(G) at the end of such five Business Day period, the Seller Board determines in good faith, after consultation with Seller’s outside legal counsel and its financial advisor(s), that the failure to make a Change of Recommendation would constitute a breach of the directors’ fiduciary duties under applicable Law in light of such Intervening Event (taking into account any definitive written proposal submitted to Seller by Buyer to amend this Agreement or enter into an alternative transaction with Buyer as a result of the negotiations contemplated by clause “(F)” above).
(d) Certain Permitted Disclosure.   Nothing contained in this Section 6.2 will be deemed to prohibit Seller from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal; provided, however, that if such disclosure does not reaffirm the Seller Board Recommendation or has the substantive effect of withdrawing or adversely modifying the Seller Board Recommendation, such disclosure will be deemed to be a Change of Recommendation and Buyer will have the right to terminate this Agreement as set forth in Section 8.4(a). Nothing in this Agreement shall prohibit Seller or the Seller Board from disclosing to Seller’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that unless such disclosure consists solely of a “stop, look and listen” communication containing only statements contemplated by Rule 14d-9(f) under the Exchange Act, Seller shall first comply with Section 6.2(c) to the extent applicable to such disclosure.
(e) Existing Discussions.   Seller agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and will take the necessary steps to promptly inform such individuals or entities of the obligations undertaken in this Section 6.2. Seller also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of an acquisition of Seller or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of Seller or any of its Subsidiaries or any of their respective Representatives.
(f) Notice.   Seller agrees that it will promptly (and, in any event, within 24 hours) notify Buyer if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the identity of the Person making the proposal or offer and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed Contracts) and thereafter will keep Buyer informed on a current (and no less than daily basis) of the status of any such discussions or negotiations. In the event that any party modifies its Acquisition Proposal in any respect, Seller will notify Buyer orally and in writing within 24 hours of receipt of such modification of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation reflecting such modification). Seller agrees that it and its Subsidiaries will not enter any confidentiality (or similar) agreement subsequent to the date of this Agreement that prohibits Seller from providing to Buyer such material terms and conditions and other information. Seller will promptly (and in any event within 24 hours thereafter) notify Buyer of the identity of any Person with which Seller enters into such a confidentiality (or similar) agreement.
(g) Breach.   Without limiting the foregoing, Seller agrees that any violation of the restrictions set forth in this Section 6.2 by any Representative of Seller or its Subsidiaries shall constitute a breach by Seller of this Section 6.2.
6.3. Monthly Financial Statements.   As soon as reasonably practicable, but in no event later than 30 days after the end of each calendar month during the period from the date hereof to the Closing Date, Seller shall provide Buyer with the monthly gross profit and net revenue of the Business.
6.4. Transfer Taxes.   Any transfer, sales, use, recording, value-added or similar Taxes (including any registration and/or stamp Taxes, levies and duties) that may be imposed by reason of the sale, assignment, transfer and delivery of the Acquired Assets to Buyer or its permitted assignees, the assumption by Buyer or its permitted assignees of the Assumed Liabilities or in connection with this Agreement (the “Transfer Taxes”) shall be the responsibility of and timely paid by Seller, and Seller, at its own expense, shall timely file all Tax Returns required to be filed in connection with the payment of such Taxes. The Parties hereto and their Affiliates shall cooperate in connection with the filing of any Tax Return for Transfer Taxes including joining in the execution of such Tax Return for Transfer Taxes and in obtaining all available exemptions from such Transfer Taxes. If Buyer is required by Law to remit payment for Transfer Taxes, Seller shall promptly reimburse Buyer for such Transfer Taxes actually paid by Buyer. To the extent permitted pursuant to applicable Law, Buyer and Seller shall use commercially reasonable efforts to minimize or avoid any Transfer Taxes, if any, arising out of the transactions contemplated by this Agreement.
6.5. Reasonable Best Efforts.
(a) Subject to the terms and conditions set forth in this Agreement, including this Section 6.5, Seller and Buyer will each use its reasonable best efforts to, and will assist and cooperate with the other Parties to (i) consummate and make effective the Transactions as promptly as reasonably practicable; (ii) obtain all necessary authorization, clearances, consents, orders and approvals, including the Seller Approvals, from Governmental Entities and make such registrations and filings as may be necessary to obtain an approval or waiver from, or to avoid an Action by, any Governmental Entity; (iii) obtain all necessary consents, approvals or waivers from third parties; (iv) defend any Actions challenging this Agreement or the Transactions; and (v) execute and deliver any additional instruments reasonably necessary to consummate and carry out fully the Transactions. Seller and Buyer will, subject to applicable Law, promptly cooperate and coordinate with the other in the taking of the actions contemplated by the foregoing, supply the other with any information that may be reasonably required in order to effectuate the taking of such actions and use reasonable best efforts to cooperate with each other in determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions. Each Party will promptly inform the other Party or Parties, as the case may be, of any communication from any Governmental Entity regarding the Transactions, and, subject to the requirements of applicable Law and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Seller or Buyer, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect thereto. If Seller or Buyer receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then it will use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and, to the extent permitted by applicable Law, after permitting counsel for the other party reasonable opportunity to review in advance, and considering in good faith the views of the other party, an appropriate response in compliance with such request. Seller agrees that it will not participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with Buyer in advance and, to the extent not prohibited by such Governmental Entity, gives Buyer the opportunity to attend and participate. Neither Buyer nor Seller will commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period imposed under applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).
(b) [Reserved].
(c) In the event that any administrative or judicial Action is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the any of the Transactions, or any other agreement contemplated hereby, Seller will cooperate in all respects with Buyer and will use its reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of any of the Transactions.
(d) Notwithstanding anything to the contrary set forth in this Agreement, none of Buyer, or any of its Affiliates will be required to, and Seller may not, without the prior written consent of Buyer, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, Contract or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any Acquired Asset, the Business or any portion thereof, (ii) conduct, restrict, operate, invest or otherwise change the Acquired Assets, the Business or any portion thereof in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the Business or portion of the Business; provided that, if requested by Buyer, Seller will use its commercially reasonably efforts to become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on Seller in the event of the Closing.
6.6. Information; Status.
(a) Seller and Buyer each will, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Stockholder Approval and the Transactions.
(b) Subject to applicable Laws and as required by any Governmental Entity, Seller and Buyer each will keep the other apprised of the status of matters relating to completion of the Stockholder Approval, and the Transactions, including promptly furnishing the other with copies of notices or other communications received by Buyer or Seller, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Stockholder Approval and the Transactions. Seller will give prompt notice to Buyer of any change, fact or condition that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or result in any failure of any condition set forth in Section 7.2.
6.7. Access and Reports.   Subject to applicable Law, upon reasonable notice, Seller will (and will cause its Subsidiaries to) afford Buyer’s officers and other authorized Representatives reasonable access in a manner that does not interfere with the Business, during normal business hours throughout the period prior to the Closing, to its employees, properties, books, Contracts and records related to the Business (such access shall not include any sampling or analysis of any environmental media or other materials) and, during such period, Seller will (and will cause its Subsidiaries to) furnish promptly to Buyer all information concerning the Business as may reasonably be requested; provided that no investigation pursuant to this Section 6.7 will affect or be deemed to modify any representation or warranty made by Seller herein; provided, further, that the foregoing will not require Seller (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller, after consultation with outside legal counsel, would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality if Seller will have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (b) to disclose any privileged information of Seller or any of its Subsidiaries. All such information will be governed by terms found in a confidentiality agreement customary for transactions of this type.
6.8. Further Assurances; Post-Closing Access.
(a) Prior to, on and after the Closing Date, each Party will, and will cause its Subsidiaries to, cooperate with the other Party and its Subsidiaries, and without any further consideration, but at the expense of the requesting Party, to (i) execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such Party may be reasonably requested to execute and deliver to the other Party, (ii) make, or cause to be made, all filings with, and obtain, or cause to be obtained, all Consents, approvals or authorizations of, any Governmental Authority or any other Person under any Permit, Contract or other instrument, and (iii) take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement, in each case, in order to effectuate the provisions and purposes of this Agreement, the transfer of the Business and the Acquired Assets, the assignment and assumption of the Assumed Liabilities and the other Transactions contemplated hereby.
(b) From and after the Closing, Buyer shall, at Seller’s expense, (i) give Seller and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the offices, properties and records that are Acquired Assets relating to the conduct of the Business on or before the Closing Date, (ii) furnish to Seller and its Representatives such financial and operating data and other information relating to the conduct of the Business on or before the Closing Date, and (iii) cause the employees, counsel, auditors and other Representatives of Buyer, to cooperate with Seller and its Representatives, in each case, to the extent reasonably requested by Seller in connection with accounting, Tax, legal defense and other similar needs. From and after the Closing, Seller shall, and shall cause its Subsidiaries to, at Buyer’s expense, (A) give Buyer and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the offices, properties and business records of Seller and its Subsidiaries relating to the conduct of the Business on or before the Closing Date, (B) furnish to Buyer and its Representatives such financial and operating data and other information relating to the conduct of the Business on or before the Closing Date, and (C) cause the employees, counsel, auditors and other Representatives of Seller and its Subsidiaries to cooperate with Buyer and its Representatives, in each case, to the extent reasonably requested by Buyer in connection with accounting, Tax, legal defense and other similar needs. Any such access shall be granted in a manner as not to unreasonably interfere with the conduct of the business of the Party granting such access. Notwithstanding the foregoing, either Party may withhold such access, as and to the extent necessary to avoid contravention or waiver, as to any document or information the disclosure of which could reasonably be expected to violate any Contract or any Law or result in the waiver of any legal privilege or work-product privilege; provided that to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result of the waiver of any such privilege, such Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply; provided further, that nothing in this Section 6.8(b) shall limit in any respect any rights any Party may have with respect to discovery or the production of documents or other information in connection with any litigation.
6.9. Consents.
(a) Buyer and Seller will each use their commercially reasonable efforts from and after the date of this Agreement, if requested by Buyer, to satisfy and obtain prior to the Closing, such requirements, consents, waivers and approvals as may be required in connection with the Asset Transaction and the other Transactions pursuant to the terms of the Contracts set forth on Section 6.9(a) of the Seller Disclosure Letter (the “Required Consents”). Buyer and Seller will reasonably cooperate in such efforts, and will prepare and deliver any Contracts, opinions, assurances or documents, and subject to applicable Law, such information as may reasonably be requested in connection therewith, in each case, in consultation with each other and accepting the reasonable comments and views of the other party.

(b) Notwithstanding the foregoing, neither Buyer nor Seller will amend, modify, supplement or waive the terms and conditions of the Contracts set forth on Section 6.9(a) of the Seller Disclosure Letter without the prior consent of the other (which consent will not be unreasonably withheld, conditioned or delayed), nor will either of them be obligated to pay or to commit to pay to any Person whose consent, waiver or approval is being sought any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person in connection with such consent, waiver or approval.
6.10. Proxy Statement; Special Meeting.
(a) Seller shall, in accordance with the DGCL and Seller’s certificate of incorporation and bylaws, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as practicable after the date hereof, for the purpose of obtaining the Stockholder Approval. Seller shall use commercially reasonable efforts to solicit from its stockholders proxies for the purposes of obtaining the Stockholder Approval and to secure such Stockholder Approval in accordance with the DGCL and Seller’s certificate of incorporation and bylaws.
(b) As promptly as practicable after the date hereof  (and in any event within 15 Business Days), Seller shall prepare and file with the SEC a preliminary Proxy Statement with the SEC to be used in connection with the solicitation of proxies at the Stockholder Meeting. Seller and Buyer shall use commercially reasonable efforts to respond to any comments of the SEC and its staff, and Seller shall file a definitive Proxy Statement as soon as reasonably practicable following resolution of any SEC comments and mail to its stockholders the Proxy Statement and all other proxy materials for such Stockholder Meeting. If necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Subject to Section 6.2, to the extent permitted by applicable law, Seller Board shall recommend that the stockholders of Seller vote in favor of approval of the sale of the Acquired Assets pursuant to this Agreement and the transaction contemplated hereby (“Seller Board Recommendation”) and shall include such recommendation in the Proxy Statement; provided, however, that the Seller Board may fail to make, or withdraw, modify or change such recommendation, and shall not be required to include such recommendation in the Proxy Statement, if it shall have made a Change in Recommendation. Without limiting the generality of the foregoing, unless this Agreement is otherwise terminated in accordance with its terms, the approval of the sale of the Acquired Assets pursuant to this Agreement and the Transactions contemplated hereby shall be submitted to Seller’s stockholders at the Stockholder Meeting whether or not any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Seller.
(c) Buyer shall furnish all information concerning Buyer, as may be reasonably requested in connection with the preparation and filing with the SEC of the Proxy Statement so as to comply with applicable law. Buyer and its counsel shall be given a reasonable opportunity to review and comment on the preliminary and definitive Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and Seller shall consider in such document any comments reasonably and timely proposed by Buyer and its counsel. Seller shall (i) as promptly as practicable after receipt thereof, provide Buyer and its counsel with copies of any written comments, and advise Buyer and its counsel of any comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Buyer and its counsel a reasonable opportunity to review Seller’s proposed response to such comments, and (iii) consider for inclusion in Seller’s written response to such comments any input reasonably and timely proposed by Buyer and its counsel.
6.11. Publicity.   The initial press release regarding the Asset Transaction pursuant to this Agreement will be a joint press release and thereafter Seller and Buyer each will consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Asset Transaction and the other Transactions and prior to making any filings with any third party and/or any Governmental Entity (including NASDAQ) with respect thereto, except as may be required by Law or by obligations pursuant to any listing Contract with or rules of NASDAQ or by the request of any Governmental Entity.

6.12. Employees; Employee Benefits.
(a) Prior to the Closing, Buyer may make offers of employment on an at-will basis to the employees of Seller identified by Buyer on a schedule to be delivered to Seller as promptly as reasonably practicable (but in any event no later than five Business Days prior to the Closing Date) after the date hereof  (the “Business Employees Schedule” and such employees, the “Business Employees”); provided that Buyer shall undertake to make any such offers in writing. Such employees who accept Buyer’s offer of employment and commence working for Buyer or a Subsidiary of Buyer as of the Closing Date are hereinafter referred to as the “Continuing Employees”. The Parties agree that the Continuing Employees will not be treated as incurring a separation from service under Treasury Regulation Section 1.409A-1(h) for purposes of any Employee Plan, severance or other deferred compensation plans of Seller. For a period of 12 months after the Closing, Buyer or a Subsidiary of Buyer shall provide each Continuing Employee during employment with salary, wages, bonus and/or incentive compensation, and other employee benefit plans, programs, and arrangements of Buyer or its Subsidiaries that are substantially comparable in the aggregate to, (i) with respect to compensation, the compensation provided by Seller to each such Continuing Employee immediately prior to the Closing and (ii) with respect to benefits, the benefits offered by Buyer to similarly-situated employees (excluding for this purpose, in any case, any equity compensation, defined benefit or retiree medical plans, programs or arrangements provided by Seller prior to the Closing).
(b) With respect to each employee benefit plan maintained by the Buyer or any of Subsidiary of Buyer in which Continuing Employees become eligible to participate on or after the Closing, the Continuing Employees shall be given credit for all service with Seller or a Subsidiary of Seller, as applicable, for purposes of determining eligibility to participate and vesting (excluding with respect to any equity compensation awards) to the same extent as if such services had been rendered to Buyer or any of its Affiliates.
(c) As to the plan years then in place at the Closing, Buyer shall use all reasonable best efforts to: (i) waive all limitations as to pre-existing conditions, exclusions, evidence of insurability requirements, actively-at-work requirements, and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their dependents under any welfare or fringe benefit plan in which the Continuing Employees and their dependents may be eligible to participate after the Closing; and (ii) provide each Continuing Employee with credit under any welfare plan or fringe benefit plan in which the Continuing Employee becomes eligible to participate after the Closing for any co-payments and deductibles paid by and out-of-pocket requirements satisfied by such Continuing Employee for the then current plan year under the corresponding welfare or fringe benefit plan maintained by Seller or any Subsidiary of Seller prior to the Closing.
(d) Seller shall use commercially reasonable efforts to induce all of the Business Employees to remain employed by Seller from the date of this Agreement through the Closing Date, and Seller shall promptly notify Buyer of any changes to the employment status of any Business Employee. Seller shall provide Buyer and its Affiliates and representatives with reasonable access to, and reasonable opportunities to communicate with the Business Employees, and shall cooperate with and assist Buyer in the negotiation of any employment agreements with certain Business Employees, if any, that Buyer may determine in its sole and absolute discretion, are necessary and key for Buyer to retain after the Closing for the ongoing operation of the Business. Notwithstanding the foregoing, Buyer shall have, and is under, no obligation to retain, hire, or assume any liabilities relating to, Seller’s employees.
(e) Notwithstanding the foregoing, this Section 6.12 is not intended to and shall not (i) create any third party rights, (ii) amend any Employee Plan, (iii) require Buyer or its Subsidiaries to continue any employee benefit plan, program, policy agreement or arrangement beyond the time when it otherwise lawfully could be terminated or modified, or (iv) provide any Business Employee or Continuing Employee with any rights to continued employment, severance pay or similar benefits following any termination of employment.

6.13. Expenses.   Except as otherwise provided in Section 8.5, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such expense.
6.14. Interim Funding.   If the Closing shall not have occurred and this Agreement shall not have been earlier terminated in accordance with Article VIII, on each of April 1, 2018 and May 1, 2018, at Seller’s written request, delivered in writing to Buyer at least five Business Days prior each of April 1, 2018 and May 1, 2018, as applicable, Buyer shall on each such date make a loan to Seller in the principal amount of $750,000 pursuant to one or more promissory notes in customary form and mutually acceptable to the Buyer and Seller (each, a “Bridge Loan” and collectively, the “Bridge Loans”) by wire transfer of immediately available funds to Seller. The Parties agree that any such Bridge Loan to be made by Buyer pursuant to this Section 6.14 shall be secured by a secured interest in favor of Buyer in all of the Acquired Assets, that is junior and subordinate in right of payment to Perceptive Credit Opportunities Fund, L.P. in respect of the outstanding debt under the Credit Agreement as of the date hereof. Each Bridge Loan shall be repaid in full by Seller (i) prior to or concurrent with the termination of this Agreement either (A) by mutual consent of the Parties pursuant to Section 8.1, or (B) by Seller pursuant to Section 8.2 or Section 8.3, (ii) within two Business Days of termination of this Agreement by Buyer pursuant to Section 8.2 or Section 8.4, or (iii) upon the Closing in accordance with Section 2.5.
6.15. Non-Competition; Non-Solicitation; Confidential Business Information.
(a) For a period of three years commencing on the Closing Date (the “Restricted Period”), Seller will not, and will not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business anywhere in the world; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business anywhere in the world in any capacity, including as a partner, stockholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Buyer and customers or suppliers of any Restricted Business (including the Business). Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.
(b) During the Restricted Period, Seller will not, and will not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Business, Buyer or any of its Affiliates or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees. During the Restricted Period, Seller will not, and will not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients, customers, suppliers or licensors of any Restricted Business (including the Business) or potential clients, customers, suppliers or licensors of any Restricted Business (including the Business) or any other Person who has a material business relationship with the Business, to terminate or modify any such relationship or to otherwise divert their business or services from the Buyer.
(c) From and after Closing, Seller shall not and shall cause its Subsidiaries, Affiliates and successors (including successors of Seller or any of its Subsidiaries of any businesses retained by Seller and its Subsidiaries after the Closing Date) and their respective officers and directors in each case to whom such information is disclosed not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer, any Confidential Business Information. Notwithstanding the foregoing, if Seller or any of its Subsidiaries receives a request or is required (by deposition, oral questions, interrogatory, request for documents, subpoena, governmental investigative demand or other legal or regulatory process) to disclose all or any part of the Confidential Business Information, Seller shall (i) promptly notify Buyer of the existence, terms and circumstances surrounding such a request and (ii) reasonably cooperate with such Buyer’s efforts to seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained or if Buyer waives compliance with the provisions hereof in writing, Seller may disclose only that portion of Confidential Business Information that it is advised by counsel is required, by Applicable Law, to be disclosed, and shall reasonably cooperate with Buyer’s efforts to obtain assurance that confidential treatment will be accorded such Confidential Business Information.

(d) The covenants and undertakings contained in this Section 6.15 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.15 will cause irreparable injury to Buyer, the amount of which may be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.15 will be inadequate, and Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.15 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 6.15 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.
(e) The Parties agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.15 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party.
ARTICLE VII

Conditions
7.1. Conditions to Each Party’s Obligation to Close.   The respective obligation of each party to effect the Closing is subject to the satisfaction or waiver (where permissible under applicable Law and in writing) at or prior to the Closing Date of each of the following conditions:
(a) Stockholder Approval.   Seller shall have obtained the Stockholder Approval.
(b) Regulatory Consents.   Any applicable waiting period, authorization, clearance, consent, order or approval required or deemed advisable pursuant to any applicable Antitrust Laws to consummate the Asset Transaction and the other Transactions, shall have expired, terminated or been obtained. All other waiting periods, authorizations, clearances, consents, orders or approvals required by any Governmental Entity in connection with the consummation of the Transactions, the absence of which would render the consummation of the Asset Transaction illegal or could be reasonably likely to have a Material Adverse Effect, shall have expired, terminated or been obtained.
(c) Litigation.   No judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of the Asset Transaction or any other Transaction, and no action, suit or proceeding shall be pending by or before any Governmental Entity which would reasonably be expected to result in a judgment, order, decree, stipulation or injunction that would cause any of the Transactions to be rescinded following consummation (collectively, a “Blocking Prohibition”); provided, however, that prior to asserting this condition each of the Parties shall have used its commercially reasonable efforts to remove such Blocking Prohibition.
7.2. Conditions to Obligations of Buyer.   The obligations of Buyer to consummate the Transactions to be consummated at the Closing are also subject to the satisfaction or waiver (in writing) by Buyer at or prior to the Closing Date of the following additional conditions:
(a) Representations and Warranties.   (i) Except for the representations and warranties in Section 4.3 (Corporate Authority; Approval and Fairness), Section 4.12 (Takeover Statutes) and Section 4.18 (Brokers and Finders), the representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that are expressly stated to have been made as of a specified date prior to the date of this Agreement, which shall have been true and correct as of such specified date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(ii) the representations and warranties in Section 4.3 (Corporate Authority; Approval and Fairness) shall be true and correct in all material respects as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that are expressly stated to have been made as of a specified date prior to the date of this Agreement, which shall have been true and correct as of such specified date); and (iii) the representations and warranties in Section 4.12 (Takeover Statutes) and Section 4.18 (Brokers and Finders) shall be true and correct in all respects as of the date of this Agreement and as of and as though made on the Closing Date.
(b) Performance of Obligations of Seller.   Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c) Required Consents.   All of the Required Consents shall have been obtained.
(d) No Material Adverse Effect.   Since the date of this Agreement, no event, state of facts or circumstances shall have occurred that has had or is reasonably likely to have a Material Adverse Effect.
(e) Seller Deliverables.   Seller shall have delivered to Buyer the deliverables set forth in Section 3.2(a)(i)–(x).
7.3. Conditions to Obligation of Seller.   The obligation of Seller to effect the Closing is also subject to the satisfaction or waiver (in writing) by Seller at or prior to the Closing of the following additional conditions:
(a) Representations and Warranties.   The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that are expressly stated to have been made as of a specified date prior to the date of this Agreement, which shall have been true and correct as of such specified date), except where the failures of such representations and warranties to be so true and correct, individually or in the aggregate, do not materially and adversely affect the ability of Buyer to consummate the Asset Transaction and the other Transactions.
(b) Performance of Obligations of Buyer.   Each of Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c) Buyer Deliverables.   Buyer shall have delivered to Seller the deliverables set forth in Section 3.2(b)(i)-(vi).
ARTICLE VIII

Termination
8.1. Termination by Mutual Consent.   This Agreement may be terminated at any time prior to the Closing by mutual written consent of Seller and Buyer.
8.2. Termination by Either Buyer or Seller.   This Agreement may be terminated at any time prior to the Closing by action of either the Seller Board or the Board of Directors of Buyer if  (a) the Closing shall not have occurred by May 31, 2018, (the “Termination Date”); provided, however, that the failure of the Closing to occur by the Termination Date is not the result of a Willful Breach by the Party seeking to terminate this Agreement, (b) any Blocking Prohibition permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions will become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.2 will not be available to any party if the Blocking Prohibition was primarily due to the failure of such party to perform any of its obligations under this Agreement or (c) the Stockholder Meeting shall have been held and completed and the Stockholder Approval shall not have been obtained at the Stockholder Meeting or at any adjournment or postponement thereof.

8.3. Termination by Seller.   This Agreement may be terminated by Seller by written notice of Seller to Buyer:
(a) at any time prior to the Closing, if  (i) Seller has not breached any of the terms of Section 6.2, (ii) Seller has complied with the terms of the second paragraph of Section 6.2(c) and, following the five Business Day period contemplated thereby and after consideration of any change to this Agreement proposed in negotiations with Buyer and during such period, the Seller Board authorizes Seller, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (iii) Seller, simultaneous with such termination, pays to Buyer in immediately available funds any fees required to be paid pursuant to Section 8.5; provided, that Seller agrees that it will not enter into the binding agreement referred to in clause (ii) above until at least the fourth Business Day after it has provided the notice to Buyer required by Section 6.2(c), if any, and in the event of any material change to the terms of such Superior Proposal, Seller will, in each case, have delivered to Buyer an additional notice as required by Section 6.2(c) and the notice period will have recommenced;
(b) if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty will have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of  (i) 10 calendar days after written notice thereof is given by Seller to Buyer and (ii) the date that is three Business Days prior to the Termination Date; or
(c) if  (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) Buyer fails to complete the Closing within two Business Days following the date the Closing would have occurred pursuant to this Agreement, and (iii) Seller has irrevocably confirmed in writing that (A) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or will be waived by Seller and (B) it is prepared to consummate the Closing (it being understood and agreed that neither Buyer nor Seller may terminate the Agreement during the two Business Day period referred to in clause (ii) above).
8.4. Termination by Buyer.   This Agreement may be terminated at any time prior to the Closing by written notice of Buyer to Seller if:
(a) the Seller Board (i) will have made a Change of Recommendation; (ii) will have failed to reaffirm its approval or recommendation of this Agreement and the sale of the Business as promptly as reasonably practicable (but in any event within five Business Days after receipt of any written request to do so from Buyer) at any time following the public disclosure of an Acquisition Proposal; or (iii) prior to eleven Business Days after the commencement of a tender or exchange offer for outstanding equity securities of Seller that has been publicly disclosed (other than by Buyer or an Affiliate of Buyer), fails to recommend against a tender offer or exchange offer;
(b) Seller or any of its Representatives breaches any covenant contained in Section 6.2; or
(c) there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or any such representation and warranty will have become untrue after the date of this Agreement, in each case such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of  (i) 10 calendar days after written notice thereof is given by Buyer to Seller and (ii) the date that is three Business Days prior to the Termination Date.
8.5. Effect of Termination and Abandonment.   Except as provided in paragraphs (a) and (b) below, in the event of termination of this Agreement pursuant to this Article VIII, this Agreement will become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its future, current or former Affiliates or Representatives); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination will relieve any party hereto of its obligation to pay the Termination Fee, the Reverse Termination Fee or the expense obligations pursuant to Section 8.5(b) or any damages to any other party hereto resulting from any Willful Breach of this Agreement and (ii) the provisions set forth in this Section 8.5, the last sentence of Section 6.14 and the second sentence of Section 9.1 will survive the termination of this Agreement.
(a) If this Agreement is terminated:
(i) pursuant to Section 8.3(a);
(ii) pursuant to Section 8.4(a) or Section 8.4(b); or
(iii) pursuant to Section 8.2 or Section 8.4(c), and (A) after the date of this Agreement and prior to the date of the termination of this Agreement, any Person will have made or publicly disclosed or announced a bona fide Acquisition Proposal and such Acquisition Proposal has not been publicly and unconditionally withdrawn prior to such termination, and (B) within 12 months after termination of this Agreement, the Seller Board shall have approved or recommended any Acquisition Proposal, and Seller will have entered into a definitive agreement with respect to an Acquisition Proposal (provided that, solely for purposes of this clause and (B), the references to “20%” in the definition of  “Acquisition Proposal” will be deemed to be references to “50%”), then Seller will pay Buyer, by wire transfer of immediately available funds, an amount equal to the Applicable Amount (the “Termination Fee”), (x) in the case of clause (a)(i) above, simultaneous with such termination, (y) in the case of clause (a)(ii) above, within two Business Day of such termination, and (z) in the case of clause (a)(iii) above, within two Business Days of the date the definitive agreement with respect to the Acquisition Proposal; provided, that in no event shall Seller be required to pay the Termination Fee on more than one occasion.
(b) If this Agreement is terminated pursuant to Section 8.3(c), then Buyer shall pay to Seller, by wire transfer of immediately available funds, the amount of  $3,000,000 less any Bridge Loans (which shall be deemed to have been repaid in full by Seller), if applicable, (the “Reverse Termination Fee”) in the case of termination pursuant to Section 8.3(c), within two Business Days following such termination; provided, that in no event shall Buyer be required to pay the Reverse Termination Fee on more than one occasion.
(c) Without limiting any rights of Seller under Section 9.5(c) prior to the termination of this Agreement pursuant to Article VIII, if this Agreement is terminated under circumstances in which Buyer is obligated to pay the Reverse Termination Fee pursuant to Section 8.5(b), upon payment of the Reverse Termination Fee, neither Buyer, nor any of its Affiliates shall have any further liability to Seller, its Subsidiaries, holders of Shares and any of their Affiliates with respect to this Agreement or the Transactions, and payment of the Reverse Termination Fee shall be the sole and exclusive remedy for any claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by Seller, its Subsidiaries, or any other Person in connection with this Agreement, the Transactions (and the termination thereof) or any matter forming the basis for such termination, and Seller shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided that, regardless of whether Buyer pays or is obligated to pay the Reverse Termination Fee as a result of a termination of this Agreement pursuant to Section 8.4(d), nothing in this Section 8.5(c) will release Buyer from liability for a termination of this Agreement pursuant to Section 8.4(d) that was the result of a Willful Breach of this Agreement by Buyer.
(d) The Parties each acknowledge that the agreements contained in this Section 8.5 are an integral part of the Transactions, and that, without these agreements, the Parties would not have entered into this Agreement, and that any amounts payable pursuant to Section 8.5(a) or Section 8.5(b) do not constitute a penalty but constitute payment of liquidated damages and that each of the respective liquidated damages amounts is reasonable in light of the substantial but indeterminate harm anticipated to be caused by the other party’s breach or default under this Agreement, the difficulty of proof of loss of damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated thereunder. If either party fails to pay when due any amount payable pursuant to Section 8.5(a) or Section 8.5(b), then (i) such party will reimburse the other party for all fees, costs and expenses (including legal fees) incurred in connection with any action taken to collect payment and in connection with the enforcement by the other party of its rights under Section 8.5(a) or Section 8.5(b), as applicable, and (ii) such party will pay to the other party interest on the overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to such other party in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.
ARTICLE IX
Miscellaneous and General
9.1. Survival.   This Article IX and the agreements of Seller, Buyer contained in Article III and Sections 6.13 (Expenses) will survive the sale of the Business. This Article IX and the agreements of Seller, Buyer contained in Section 6.13 (Expenses), Section 8.5 (Effect of Termination and Abandonment), in the last sentence of Section 6.14 (Interim Funding) will survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement will not survive the sale of the Business or the termination of this Agreement. Notwithstanding the forgoing, Seller shall indemnify, hold harmless and reimburse Buyer, Buyer’s Affiliates and their respective directors, officers, employees, stockholders, members, partners, agents, attorneys, representatives, successors and assigns for all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and reasonable attorneys’ and other professionals’ fees), or any diminution in value, whether or not involving a third party claim, based upon, attributable to, arising out of or resulting from any Excluded Asset or Excluded Liability.
9.2. Modification or Amendment.   Subject to the provisions of the applicable Laws, at any time prior to the Closing, the Parties may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties.
9.3. Waiver of Conditions.   The conditions to each of the Parties’ obligations to consummate the sale of the Business are for the sole benefit of such party and may be waived in writing by such party in whole or in part to the extent permitted by applicable Laws.
9.4. Counterparts.   This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.
9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.
(a) THIS AGREEMENT WILL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS WILL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The Parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Asset Transaction and the other Transactions, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by the Chosen Courts, and the Parties irrevocably agree that all claims relating to such Action or transactions will be heard and determined in the Chosen Courts.
(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND

DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSET TRANSACTION OR THE OTHER TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.
(c) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of the Chosen Courts, this being in addition to any other remedy to which such party is entitled at Law or in equity.
9.6. Notices.   Any notice, request, instruction or other document to be given hereunder by any party to the others will be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, electronic mail or overnight courier:
If to Buyer:
Celularity Inc. 33 Technology Drive, Warren, New Jersey 07059
Email:	Tim.smith@celularity.com
Attention:	Timothy L. Smith
Jones Day 4655 Executive Drive, Suite 1500 San Diego, California 92121
Email:	kpolin@jonesday.com
Attention:	Kenneth D. Polin
If to Seller:
Alliqua Biomedical, Inc. 1010 Stony Hill Road, Suite 200 Yardley, PA 19067
Email:	djohnson@alliqua.com
Attention:	David Johnson, Chief Executive Officer
with a copy (which will not constitute notice) to:
Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Fax: (212) 884-8234
Email:	rick.werner@haynesboone.com greg.kramer@haynesboone.com
Attention:	Rick A. Werner Greg Kramer
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above will be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or upon receipt of electronic mail (provided that if given by facsimile or electronic mail such notice, request, instruction or other document will be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.
9.7. Entire Agreement.   This Agreement (including any exhibits hereto) and the Seller Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.
9.8. No Third Party Beneficiaries.   Buyer and Seller hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.9. Obligations of Buyer and of Seller.   Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement will be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Seller to take any action, such requirement will be deemed to include an undertaking on the part of Seller to cause such Subsidiary to take such action.
9.10. Severability.   The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
9.11. Interpretation; Construction.   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof will be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. The defined terms contained in this Agreement are applicable to the singular, as well as to the plural, forms of such terms. Where a reference in this Agreement is made to any Contract (including this Agreement), statute or regulation, such references are to, except as context may otherwise require, the statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of a Contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day. Each party to this Agreement has or may have set forth information in its respective disclosure letter in a section of such disclosure letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure schedule to this Agreement will not be construed to mean that such information is required to be disclosed by this Agreement or to otherwise imply that any such item has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purpose of this Agreement. Headings inserted in the sections or subsections of a disclosure letter are for convenience of reference only and will to no extent have the effect of amending or changing the express terms of the sections or subsections set forth in this Agreement.
9.12. Assignment.   This Agreement will not be assignable by operation of Law or otherwise. Any purported assignment in violation of this Agreement is void.
9.13. [Reserved].
9.14. Release.   From and after the Closing, each Party, on behalf of itself and each of its Subsidiaries and Affiliates and each of their respective successors and assigns (each, a “Releasor”) with effect from and after the Closing, hereby irrevocably waives, remises, releases, acquits and forever discharges, to the fullest extent permitted by applicable Law, the other Party and such other Party’s Affiliates, and each of their respective past, present or future officers, managers, directors, shareholders, partners, members, employees, counsel and agents (collectively, the “Released Parties”) from any and all actions, legal proceedings, administrative proceedings, arbitration proceedings, causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, liabilities, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, losses, judgments, extents, executions, claims and demands, of any nature whatsoever, known or unknown, which such Releasor ever had, now has or may have on or by reason of the License Agreement or the Supply Agreements (each, a “Released Claim”) and agrees not to bring or threaten to bring or otherwise join in any Released Claim against the Released Parties or any of them; provided, however, for purposes of this Section 9.14 that “Released Claims” shall not include any such actions, legal proceedings, administrative proceedings, arbitration proceedings, causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, liabilities, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, Losses, judgments, extents, executions, claims or demands that any Releasor may have under this Agreement, or any Related Agreement or any transaction contemplated by the foregoing, or any other agreement entered into in connection with the foregoing, including a Releasor’s rights to enforce the rights, remedies and all other provisions of this Agreement and Related Agreements pursuant to the terms hereof or thereof.
9.15. Forbearance.   From the date of this Agreement until the earlier of  (i) the Closing or (ii) termination of this Agreement for any reason, Buyer hereby agrees to forbear from exercising its right to terminate the License Agreement or Supply Agreements or other remedies for any alleged breaches by Seller of the License Agreement or Supply Agreements that occurred prior to the date of this Agreement; provided that Seller continues to be obligated to perform its obligations under the License Agreement and Supply Agreements from the date of this Agreement until the Closing.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.
ALLIQUA BIOMEDICAL, INC.
By:
/s/ David I. Johnson

Name: David I. Johnson
Title:  Chief Executive Officer
CELULARITY INC.
By:
/s/ Robert J. Hariri

Name: Robert J. Hariri, MD, PhD
Title:  President and CEO
[Signature Page to Asset Purchase Agreement]

ANNEX A

DEFINED TERMS
“5% Holders” has the meaning set forth in Section 4.4(c).
“Acquired Assets” has the meaning set forth in Section 2.1.
“Acquired Records” has the meaning set forth in Section 2.1(c).
“Acquisition Proposal” means (i) any inquiry, offer or proposal, or any indication of interest in making an offer or proposal made by a Person or group, in a single transaction or series of related transactions, which is structured to permit such Person or group to acquire beneficial ownership of the assets of Seller relating to (A) the advanced biologic wound care business, including its Biovance and Interfyl product lines or (B) the Seller’s business related to the MIST Therapy and other therapeutic ultrasound platform products, (ii) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Seller or any of its Subsidiaries, or (iii) any acquisition by any Person resulting in, or proposal or offer, which if consummated would result in, any Person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of Seller or those of any of its Subsidiaries, or 20% or more of the consolidated total assets, measured either by book value or fair market value (including equity securities of its Subsidiaries) of Seller, in each case other than the Transactions, provided, however, that in no event shall an Acquisition Proposal include any inquiry, offer or proposal, or any indication of interest solely with respect to the sale or other disposition or acquisition of the Excluded Assets.
“Action” will mean any civil, criminal, administrative or other similar proceeding, litigation, audit, investigation, arbitration, action, suit, review, examination, inquiry, hearing, demand, claim or similar action (whether at Law or in equity).
“Affiliate” when used with respect to any party will mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.
“Agreement” has the meaning set forth in the Preamble.
“Allocation” has the meaning set forth in Section 2.7(a).
“Alternative Acquisition Agreement” has the meaning set forth in Section 6.2(c)(i)(B).
“Annual Financial Statements” has the meaning set forth in Section 4.5(a).
“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applicable Amount” means $1,450,000.
“Applicable Date” has the meaning set forth in Section 4.5(b).
“Asset Transaction” has the meaning set forth in the Recitals.
“Assigned Leases” has the meaning set forth in Section 2.1(g).
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(a)(iii).
“Assignment and Assumption of Lease” has the meaning set forth in Section 3.2(a)(iv)
“Assumed Contracts” has the meaning set forth in Section 2.1(a).
“Assumed Liabilities” has the meaning set forth in Section 2.3.
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“Bill of Sale” has the meaning set forth in Section 3.2(a)(i).
“Blocking Prohibition” has the meaning set forth in Section 7.1(c).
“Bridge Loans” has the meaning set forth in Section 6.14.
“Business” means Seller’s (a) advanced biologic wound care business, including its Biovance and Interfyl product lines and (b) MIST Therapy and other therapeutic ultrasound products.
“Business Day” will mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York.
“Business Employees” has the meaning set forth in Section 6.12(a).
“Business Employees Schedule” has the meaning set forth in Section 6.12(a).
“Buyer” has the meaning set forth in the Preamble.
“Buyer Closing Certificate” means a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
“Buyer Disclosure Letter” has the meaning set forth in Article V.
“Buyer Secretary’s Certificate” means a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
“CE Marking” means the marking of conformity affixed on a medical device in the EU in order to attest compliance of such medical device with applicable EU legislation, for the purpose of the placing of such medical device on the EU market.
“Change of Recommendation” has the meaning set forth in Section 6.2(c)(ii).
“Chosen Courts” has the meaning set forth in Section 9.5(a).
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Business Information” means any information with respect to the Sale Business, including methods of operation, customers, customer lists, products, prices, fees, costs, technology, inventions, Trade Secrets, know-how, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. Confidential Business Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.
“Continuing Employee” has the meaning set forth in Section 6.12(a).
“Contract” has the meaning set forth in Section 4.4(b).
“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with Seller or any of its Subsidiaries or (ii) which together with Seller or any of its Subsidiaries is treated as a single employer under Section 414(t) of the Code.
“Credit Agreement” means that certain Credit Agreement and Guaranty, dated as of May 29, 2015, by and among Seller, as borrower, each Subsidiary of Seller, as guarantors, and Perceptive Credit Opportunities Fund, LP, as the lender, as amended, restated, supplemented or otherwise modified.
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“DGCL” means the General Corporation Law of the State of Delaware, as amended.
“Employee Plan” has the meaning set forth in Section 4.8(a).
“End Date” has the meaning set forth in Section 6.2(b).
“Enforceability Exception” has the meaning set forth in Section 4.3(a).
“Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization or requirement of any Governmental Entity relating to (a) the protection, investigation or restoration of the environment, or natural resources or the protection of human health and safety from exposure to pollution in the environment; (b) the disposal, release or threatened release of any Hazardous Substance; or (c) indoor air, wetlands, or pollution, or contamination of the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“EU” means the European Union.
“Fairness Opinion” has the meaning set forth in Section 4.3(b).
“FDA” has the meaning set forth in Section 4.22(a).
“FDCA” has the meaning set forth in Section 4.22(a).
“FIRPTA Certificate” means a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.
“GAAP” means United States generally accepted accounting principles.
“Good Clinical Practice” means current good clinical practices as applicable to the conduct of clinical trials, as in effect at the relevant time, including those governing the protection of human subjects and the integrity of data, including as specified in 21 CFR Parts 50, 54, 56 and 812; ISO 14155 and any applicable international and foreign equivalent to the foregoing.
“Good Laboratory Practice” means current good laboratory practices as in effect at the relevant time, including as specified in 21 CFR Part 58 and any applicable international and foreign equivalent to the foregoing.
“Good Manufacturing Practice” means current good manufacturing practices, as applicable to the manufacture of medical devices, as in effect at the relevant time, including as specified in 21 CFR Part 820 and any applicable international and foreign equivalent to the foregoing.
“Governmental Entity” has the meaning set forth in Section 4.4(a).
“Hazardous Substance” means any substance that is (a) listed, classified or regulated pursuant to any Environmental Law because of its effect or potential effect on the environment; or (b) any petroleum product or by-product, asbestos-containing material in friable form, lead-containing paint or plumbing, polychlorinated biphenyls, mold in quantities requiring remediation, radioactive material or radon.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of  (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any
A-A-3

obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expense and other monetary obligations in respect of any and all redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Independent Expert” has the meaning set forth in Section 2.7(b).
“Insurance Policies” has the meaning set forth in Section 4.17.
“Intellectual Property” means all (a) Trademarks; (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (c) Trade Secrets; (d) published and unpublished works of authorship, including, databases and other compilations of information, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (e) Internet domain names; and (f) all other intellectual property or proprietary rights.
“Interim Financial Statements” has the meaning set forth in Section 4.5(a).
“Intervening Event” has the meaning set forth in Section 6.2(c)(iii)(A).
“Inventories” has the meaning set forth in Section 2.1(b).
“IP Assignment Agreements” has the meaning set forth in Section 3.2(a)(vi).
“IRS” means the Internal Revenue Service.
“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, as well as all associated documentation.
“Knowledge of Buyer” means with respect to any matter, the actual knowledge of any one of the Persons listed on Section A of the Buyer Disclosure Letter, assuming such Persons have made reasonable inquiries and investigations of the matter to which such knowledge relates.
“Knowledge of Seller” means, with respect to any matter, the actual knowledge of any one of the Persons listed on Section B of the Seller Disclosure Letter, assuming such Persons have made reasonable inquiries and investigations of the matter to which such knowledge relates.
“Laws” has the meaning set forth in Section 4.9(a).
“Leased Real Property” means the real property with respect to the Business that is the subject of any of the Leases, including any leasehold improvements related to such Lease.
“Leases” has the meaning set forth in Section 4.11(a).
“License Agreement” means that certain License, Marketing and Development Agreement between Seller and Buyer (or its Affiliates) dated as of November 14, 2013, as amended from time to time.
“Lien” means any mortgage, lien, pledge, charge, security interest, claim, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset.
“Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with all other events, changes, circumstances or effects, (a) is materially adverse to the Business or the Acquired Assets, taken as a whole, except that none of the following, and no event, change, circumstance or effect arising out of or resulting from the following, will constitute or be taken into account in determining whether a “Material Adverse Effect” has occurred, or may occur: (i) any change in general
A-A-4

political conditions or general conditions in the economy or the financial, debt, credit or securities markets in the United States or elsewhere in the world, including interest rates or exchange rates, or any changes therein; (ii) changes in general legal, Tax, regulatory, political or business conditions in the United States or any other countries or regions in which Seller does business; (iii) applicable law, GAAP or accounting standards or interpretations thereof; (iv) any decline in the market price of the Shares (provided that the exception in this clause (iv) will not prevent or otherwise affect a determination that any event, change, circumstance or effect underlying such decline has resulted in, or contributed to, a Material Adverse Effect); (v) any outbreak, continuation or escalation of war (whether or not declared) or any act of war, terrorism, sabotage, armed hostility or similar act of calamity or any material worsening of such conditions existing as of the date of this Agreement; (vi) general conditions in the industries in which Seller operates, or any changes therein, (vii) any hurricane, earthquake, flood, or other natural disasters, (viii) the execution, delivery or performance of the Agreement, or the announcement or consummation of the Transactions, including any litigation resulting therefrom, or the impact thereof on relationships, contractual or otherwise, of Seller or any of its Subsidiaries with customers, suppliers, vendors, lenders, joint venture partners or employees, (ix) any action taken by Buyer or any of its Affiliates, (x) any action taken by Seller at the request or with the consent of Buyer; provided, further, that, with respect to clauses (i) – (vii), such event, change, circumstance or effect will be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent such event, change, circumstance or effect disproportionately adversely affects Seller and its Subsidiaries, taken as a whole, relative to the other participants; or (b) prevents, materially delays, materially impairs or has a material adverse effect on the ability of Seller to perform its obligations under this Agreement or to consummate the Asset Transaction and other the Transactions.
“Material Contracts” has the meaning set forth in Section 4.10(a)(xiii).
“NASDAQ” means The NASDAQ Stock Market LLC.
“Owned Intellectual Property” has the meaning set forth in Section 4.16(c).
“Party” or “Parties” has the meaning set forth in the Preamble.
“Pay-off Letter” has the meaning set forth in Section 3.2(a)(ii).
“Permits” has the meaning set forth in Section 4.9(a).
“Permitted Liens” will mean (i) Liens for current Taxes, payments of which are not yet delinquent and for which adequate reserves have been established in accordance with GAAP on the books and records of Seller; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests arising in the ordinary course of business securing obligations that are not yet due and payable or are being contested in good faith; (iii) Liens imposed by applicable Law (other than Tax Law) arising in the ordinary course of business securing obligations for sums that are not yet due and payable or are being contested in good faith; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature; or (vi) such imperfections in title and easements and encumbrances as are not substantial in character, amount or extent and do not materially detract from the business subject thereto or affected thereby, or materially interfere with or materially adversely affect or impair the present and continued use of the property subject thereto or affected thereby, or otherwise materially impair the operations of Seller or any of its Subsidiaries (in the manner presently carried on by Seller and its Subsidiaries).
“Person” will mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability Seller, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
“Purchase Price” has the meaning set forth in Section 2.5.
“Registered Owned Intellectual Property” has the meaning set forth in Section 4.16(a).
“Regulatory Authorities” has the meaning set forth in Section 4.22(a).
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“Related Agreements” means the Bill of Sale, Assignment and Assumption Agreement, Transition Services Agreement (if any), and IP Assignment Agreements.
“Released Claim” has the meaning set forth in Section 9.14.
“Released Parties” has the meaning set forth in Section 9.14.
“Releasor” has the meaning set forth in Section 9.14.
“Representatives” has the meaning set forth in Section 6.2(a).
“Required Consents” has the meaning set forth in Section 6.9(a).
“Restricted Business” means the manufacture, assembly, development, sale, or distribution of any placental-based wound care product or therapeutic ultrasonic device.
“Restricted Period” has the meaning set forth in Section 6.15(a).
“Reverse Termination Fee” has the meaning set forth in Section 8.5(b).
“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(b).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the Preamble.
“Seller Approvals” has the meaning set forth in Section 4.4(a).
“Seller Board” has the meaning set forth in the Recitals.
“Seller Board Recommendation” has the meaning set forth in Section 6.10(b).
“Seller Disclosure Letter” has the meaning set forth in Article IV.
“Seller Intellectual Property” has the meaning set forth in Section 4.16(b).
“Seller Closing Certificate” means a certificate, dated as of the Closing Date, and signed by a duly authorized officer Seller, that each of the conditions in Section 7.2(a) and Section 7.2(b) have been satisfied.
“Seller Objection Notice” has the meaning set forth in Section 2.7(a).
“Seller Product” has the meaning set forth in Section 4.4(d).
“Seller Reports” has the meaning set forth in Section 4.5(b).
“Seller Secretary’s Certificate” means a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the Seller Board authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
“Stockholder Approval” means the affirmative vote of a majority of the voting power of the issued and outstanding shares of Seller’s common stock voting in accordance with the provisions of Seller’s certificate of incorporation and bylaws as in effect on the date of such vote.
“Stockholder Meeting” has the meaning set forth in Section 6.10(a).
“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of (i) the total combined voting power of all classes of voting securities, (ii) the total equity, capital or profit interests or (iii) the total economic interests of such entity, in each case, is beneficially owned, directly or indirectly, by such Person or (b) the power, by contract or otherwise, to appoint, vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar managing body of such entity is held, directly or indirectly, by such Person.
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“Superior Proposal” means a bona fide written Acquisition Proposal (i) that would result in any Person becoming the beneficial owner, directly or indirectly, of  (A) 50% of the consolidated assets of Seller or (B) 50% of the voting power of the equity securities of Seller and (ii) that the Seller Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing terms) and the Person making the proposal, and if consummated, would result in a transaction more favorable to Seller’s stockholders from a financial point of view than the Asset Transaction and the other Transactions (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2(c) of this Agreement pursuant to Section 6.2(c) and the time likely to be required to consummate such Acquisition Proposal).
“Supply Agreements” means, collectively, that certain (i) Supply Agreement between Seller and Buyer (or its Affiliates) dated as of April 15, 2016, as amended from time to time, and (ii) Supply Agreement between Seller and Buyer (or its affiliates) as of November 14, 2013, as amended from time to time.
“Takeover Statute” has the meaning set forth in Section 4.12.
“Tax” includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Entity relating to Taxes.
“Termination Date” has the meaning set forth in Section 8.2.
“Termination Fee” has the meaning set forth in Section 8.5(a)(iii).
“Top Customers” means those customers of the Business that are (i) the top 10 customers measured by dollar value of total sales for the twelve months ended December 31, 2016 or (ii) the top 10 customers measured by dollar value of total sales for the twelve months ended December, 2017.
“Top Suppliers” means suppliers of the Business that (i) supply components of the Wound Care Products to Seller, (ii) are the top 10 suppliers measured by dollar value of the total sales for the twelve months ended December 31, 2016, or (iii) are the top 10 suppliers measured by dollar value of the total sales for the twelve months ended December 31, 2017.
“Trade Secrets” means confidential information, and know-how, including processes, schematics, business methods, formulae, compositions, algorithms, procedures, methods, techniques, drawings, prototypes, models, designs, customer lists and supplier lists, that (i) is not publicly known, (ii) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (iii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
“Trademarks” means trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same.
“Transactions” has the meaning set forth in the Recitals.
“Transfer Taxes” has the meaning set forth in Section 6.4.
“Transition Services Agreement” has the meaning set forth in Section 3.2(a)(v).
“Willful Breach” means a material breach that is a consequence of an act or failure to act undertaken with the actual knowledge that the act or failure to act would cause a material breach.
“Wound Care Products” means the Wound Bed Preparation products MIST Therapy system and UltraMIST® System, and the Human Biologics products Biovance® and Interfyl™.
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Annex B
January 5, 2018

The Board of Directors of
Alliqua Biomedical, Inc.
1010 Stony Hill Road, Suite 200
Yardley, PA 19067
Members of the Board:
In your capacity as members of the Board of Directors (the “Board of Directors”) of Alliqua Biomedical, Inc. (the “Company”), you have requested our opinion (the “Opinion”), as investment bankers, as to the fairness, from a financial point of view, to the Company, of the Consideration (as defined below) to be received by the Company in the Transaction (as defined below) pursuant to the terms of that certain Asset Purchase Agreement, dated as of January 5, 2018 (the “Agreement”), by and among the Company and Celularity Inc. (“Buyer”).
As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, Buyer will acquire from the Company, and the Company will sell to Buyer, the Acquired Assets (as defined in the Agreement) and the Business (as defined in the Agreement) (the “Transaction”), for an aggregate purchase price equal to $29,000,000 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement, and capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.
Cowen and Company, LLC (“we” or “Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.
We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Transaction. Pursuant to the terms of our engagement letter with the Company (the “Engagement Letter”), dated as of February 26, 2016 and restated on April 26, 2017, we will receive from the Company (i) a fee (the “Transaction Fee”) contingent upon the consummation of the Transaction, (ii) a fee (the “Break-up Fee”) if the Company receives any break-up fee if the Transaction is not consummated, and (iii) a fee for providing this Opinion without regard to whether the Transaction is ultimately consummated, but which is creditable against any Transaction Fee or Break-up Fee. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us for certain liabilities that may arise out of our engagement. In the two years preceding the date of this Opinion, Cowen has served as a financial advisor to the Company in the Company’s proposed acquisition of Soluble Systems, LLC in 2017 and has received customary fees for the rendering of such services. Except as stated in the immediately preceding sentence, in the two years preceding the date of this Opinion, Cowen has not had a material relationship with the Company or any other party to the Transaction. Cowen and its affiliates may in the future provide commercial and investment banking services to the Company, Buyer or their respective affiliates and may receive fees for the rendering of such services.
Cowen and Company, LLC
599 Lexington Avenue, 20th Floor
New York, NY 10022
T 646 562 1010
www.cowen.com

In connection with our Opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:
•
a draft of the Agreement dated January 5, 2018, which is the most recent draft made available to us;

•
certain publicly available financial and other information for the Company and certain other relevant financial and operating data for the Company furnished to Cowen by the management of the Company;

•
certain internal financial analyses, financial forecasts, reports and other information concerning the Acquired Assets and the Business prepared by the management of the Company (the “Company Forecasts”);

•
discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial condition and prospects of the Acquired Assets and the Business and such other matters we deemed relevant;

•
certain operating results of the Business as compared to the operating results of certain publicly traded companies we deemed relevant;

•
the reported price and trading history of the shares of Company Common Stock;

•
certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant; and

•
such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this Opinion.

In conducting our review and arriving at our Opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available or was otherwise reviewed by us. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. We have relied upon, without independent verification, the assessment of the management of the Company as to the existing products and services of the Business and the viability of, and risks associated with, the future products and services of the Business. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company (including, without limitation, the Acquired Assets and the Business). We have further relied upon the Company’s representation that all information provided to us by the Company is accurate and complete in all material respects. We have, with your consent, assumed that the Company Forecasts were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Acquired Asserts and the Business, and such Company Forecasts provide a reasonable basis for our Opinion. We express no opinion as to the Company Forecasts or the assumptions on which they were made. We expressly disclaim any undertaking or obligation to advise any person or any change in any fact or matter affecting our Opinion of which we become aware of the date hereof.
We assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company (including, without limitation, the Acquired Assets and the Business) since the date of the last financial statements made available to us. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company (including, without limitation, the Acquired Assets and the Business), nor have we been furnished with such materials. In addition, we have not evaluated the solvency or fair value of the Acquired Assets, the Business, the Company, or Buyer under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our Opinion does not address any legal, regulatory, tax or accounting matters related to the Agreement or the Transaction, as to which we have assumed that the Company and the Board of Directors of the Company have received such advice from legal, regulatory, tax and accounting advisors as each has determined appropriate. Our Opinion addresses only the fairness of the Consideration to be received by the Company in the Transaction pursuant to the Agreement, from a financial point of view, to the Company. We express no view as to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the form or structure of the Transaction or any consequences of the Transaction on the

Acquired Assets, the Business, or the Company, Buyer or their respective stockholders, creditors or employees or any other constituencies. Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we expressly disclaim any responsibility to do so.
We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.
For purposes of rendering our Opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement and in all other related documents and instruments that are referred to therein are and will be true and correct as of the date or the dates made or deemed made, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and any other agreements contemplated thereby, that all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and that the transactions contemplated by the Agreement, will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on the Acquired Assets, the Business, the Company, Buyer or the contemplated benefits of the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable state or federal statutes, rules and regulations.
Our Opinion is intended for the benefit and use of the Board of Directors of the Company in its consideration of the financial terms of the Transaction. Our Opinion should not be disclosed, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. However, our Opinion may be reproduced in full in disclosure documents relating to the Transaction which the Company is required to file under the Securities Exchange Act of 1934, as amended. Our Opinion does not constitute a recommendation to any stockholder or any other person as to how to vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise, or whether or not any stockholder of the Company should enter into any voting, stockholders’ or affiliates’ agreement with respect to the Transaction, or exercise any dissenter’s or appraisal rights that may be available to any such stockholder. We have not been requested to opine as to, and our Opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company. In addition, we have not been requested to opine as to, and our Opinion does not in any manner address, (i) the fairness of the amount or nature of the compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration, or (ii) the fairness of the Transaction or the Consideration to the holders of any class of securities, creditors or other constituencies of any party to the Transaction. We express no opinion as to the prices or ranges of prices at which securities of any person, including shares of Company Common Stock, will trade at any time, including following the announcement or consummation of the Transaction.
This Opinion was reviewed and approved by Cowen’s Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion, as investment bankers, that, as of the date hereof, the Consideration to be received by the Company in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company.
Very truly yours,

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ALLIQUA BIOMEDICAL, INC.
ATTN: BRIAN POSNER
1010 STONY HILL RD., SUITE 200
YARDLEY, PA 19067

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The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

NOTE: Such other business as may properly come before the Special Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

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0000352293_1 R1.0.1.17

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Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice & Proxy Statement is available at www.proxyvote.com

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ALLIQUA BIOMEDICAL, INC.
Special Meeting of Stockholders
XXXXXXXX XX, 2018 X:XX AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints David Johnson, president and chief executive officer, and Brian Posner, chief financial officer, treasurer and secretary, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Alliqua BioMedical, Inc. that the stockholders are entitled to vote at the Special Meeting of Stockholders to be held at X:XX AM, EDT on [_________] at [___________], and any adjournment(s) or postponement(s) thereof. The undersigned hereby revokes any proxy or proxies previously given to represent or vote such common stock and hereby ratifies and confirms all actions that said proxy, his substitutes, or any of them, may lawfully take in accordance the terms hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1-3, AND AS THE PROXIES (OR ANY OF THEM) DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSALS 1-3.

Continued and to be signed on reverse side

0000352293_2 R1.0.1.17